  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 1994
                                                      REGISTRATION NO. 33-51883


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                               AMENDMENT NO. 1
                                      TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           UNION PLANTERS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



         TENNESSEE                        6712               62-0859007
(State or other jurisdiction of     (Primary Standard      (I.R.S. Employer
incorporation or organization)          Industrial         Identification No.)
                                 Classification Code Number)


                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 383-6000
             (Address, including zip code, and telephone number of
                   registrant's principal executive offices)

                            GARY A. SIMANSON, ESQ.,
               ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL
                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                           MEMPHIS, TENNESSEE  38018
                                 (901) 383-6590
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:


MARION S. BOYD, ESQ.                 CHARLES W. BONE, ESQ.            STEVEN  J. EISEN, ESQ.
  McDonnell Boyd                     Wyatt, Tarrant & Combs        Baker, Worthington, Crossley,
 The Crescent Center               1500 Nashville City Center            Stansberry & Woolf
6075 Poplar Avenue, Suite 623         Nashville, Tennessee 37219      1700 Nashville City Center
  Memphis, Tennessee  38119                                            Post Office Box 2866
                                                                    Nashville, Tennessee  37219


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /



                                  CALCULATION OF REGISTRATION FEE

                                                  PROPOSED            PROPOSED
TITLE OF EACH                                     MAXIMUM             MAXIMUM
  CLASS OF                                         OFFERING          AGGREGATE
SECURITIES TO BE                  AMOUNT TO BE      PRICE            OFFERING          AMOUNT OF
 REGISTERED                        REGISTERED     PER UNIT(1)         PRICE(2)        REGISTRATION FEE
- -----------------                  ----------     -----------         --------        ----------------

Common Stock (par value
$5.00 per share) including
rights to purchase shares
of Series A Preferred Stock         1,050,000        $22.00          $23,100,000       $7,965.60


(1)      Estimated based on an assumed conversion price range.

(2)      Determined pursuant to Rule 457(f).

                           UNION PLANTERS CORPORATION
               CROSS REFERENCE OF ITEMS IN FORM S-4 TO PROSPECTUS




ITEMS IN PART I OF FORM S-4 OR LOCATION                     PROSPECTUS CAPTION
- ---------------------------------------                     ------------------
A.  INFORMATION ABOUT THE TRANSACTION

1.       Forepart of Registration Statement
         and Outside Front Cover Page of
         Prospectus                                         Facing Page.  Cross  Reference Sheet and Outside Front
                                                            Cover Page

2.       Inside Front and Outside Back Cover
         Pages of Prospectus                                Inside Front Cover and TABLE OF CONTENTS

3.       Risk Factors, Ratio of Earnings
         to Fixed Charges and Other
         Information                                        SUMMARY

4.       Terms of the Transaction                           SUMMARY, and THE MERGER and THE EFFECT OF MERGER ON
                                                            RIGHTS OF SHAREHOLDERS

5.       Pro Forma Financial Information                    SUMMARY

6.       Material Contracts with the
         Company Being Acquired                             *

7.       Additional Information Required
         for Reoffering by Persons and
         Parties Deemed to be Underwriters                  THE MERGER

8.       Interests of Named Experts and
         Counsel                                            EXPERTS and VALIDITY OF UPC COMMON STOCK

9.       Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities                                    *

B.       INFORMATION ABOUT THE REGISTRANT

10.      Information with Respect to S-3
         Registrants                                        SUMMARY, THE MERGER, CERTAIN REGULATORY CONSIDERATIONS,
                                                            DESCRIPTION OF UPC COMMON AND PREFERRED STOCK and
                                                            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

11.      Incorporation of Certain
         Information by Reference                           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

12.      Information with Respect to S-2
         or S-3 Registrants                                 *




ITEMS IN PART I OF FORM S-4 OR LOCATION                     PROSPECTUS CAPTION
- ---------------------------------------                     ------------------

13.      Incorporation of Certain
         Information by Reference                           *

14.      Information with Respect to
         Registrants Other Than S-3 or
         S-2 Registrants                                    *

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.      Information with Respect to
         S-3 Companies                                      *

16.      Information with Respect to S-2
         or S-3 Companies                                   *

17.      Information with Respect to
         Companies Other Than S-3 or
         S-2 Companies                                      SUMMARY, THE MERGER, FIRST NATIONAL BANCORP OF
                                                            SHELBYVILLE, INC., FNB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                                            FINANCIAL CONDITION AND RESULTS OF OPERATIONS and FIRST
                                                            NATIONAL BANCORP OF SHELBYVILLE, INC. FINANCIAL
                                                            STATEMENTS (APPENDIX A)
D.  VOTING AND MANAGEMENT INFORMATION

18.      Information if Proxies, Consents or
         Authorizations are to be Solicited                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE, THE
                                                            SPECIAL MEETING, THE MERGER and EFFECT OF MERGER ON
                                                            RIGHTS OF SHAREHOLDERS

19.      Information if Proxies, Consents
         or Authorizations are not to be
         Solicited or in an Exchange Offer                  *

*        Omitted because the answer is negative or the item is inapplicable.



                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.
                      111 WEST SIDE SQUARE (P.O. BOX 500)
                          SHELBYVILLE, TENNESSEE 37160


                                                                January 19, 1994

TO THE SHAREHOLDERS OF FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.

         You are cordially invited to attend a Special Meeting of Shareholders of First National Bancorp of Shelbyville, Inc. ("FNB") to be held at the Community Room of the Elm Street Branch of First National Bank of Shelbyville, 101 Elm Street, Shelbyville, Tennessee 37160, at 10:00 a.m. CST, on Friday, February 18, 1994.

         At the Special Meeting, you will have the opportunity to consider and vote on a proposal to approve an Agreement and Plan of Reorganization dated as of September 21, 1993 (the "Reorganization Agreement"), along with the Plan of Merger annexed thereto as Exhibit A, pursuant to which FNB Acquisition Company, Inc., a newly-organized, wholly-owned subsidiary of Union Planters Corporation would be merged with and into FNB which would survive the Merger. The Boards of Directors of FNB and Union Planters Corporation have approved the Reorganization Agreement and the Plan of Merger and the merger contemplated thereby.

        In the merger, shareholders of FNB will receive shares of common stock, $5.00 par value per share (the "UPC Common Stock"), of Union Planters Corporation for each share of FNB's common stock, $10.00 par value per share. The number of shares received will depend upon the market price of the UPC Common Stock and will be determined in accordance with the conversion formula described in Section 3.1(e) of the Reorganization Agreement. At the time the Reorganization Agreement was negotiated, the value of the UPC Common Stock to be received by the shareholders of FNB was approximately $205.63 per share of FNB common stock (subject to adjustment as set forth in the Reorganization Agreement) based on an exchange ratio of seven (7) shares of UPC Common Stock for each share of FNB common stock and a then current market price per share of $29.375 for the UPC Common Stock. The enclosed Notice of Special Meeting of Shareholders and the Prospectus and Proxy Statement explain the merger and Reorganization Agreement and the Plan of Merger and provide specific information relative to the Special Meeting. Please read these materials carefully and thoughtfully consider the information contained in them. Your vote is of great importance, as the approval of FNB's shareholders is required to consummate the merger.

         Whether or not you plan to attend the Special Meeting, you are urged to complete, sign and promptly return the enclosed Proxy Appointment Card to assure that your shares will be voted at the Special Meeting. For your convenience, there is included with this material a postage-paid addressed envelope for returning your proxy card. No additional postage is required if mailed in the United States.

         The Board of Directors of FNB has considered a number of proposals to sell FNB and has determined that the proposal outlined in the Reorganization Agreement is the best plan for the continuation of First National Bank of Shelbyville as a locally managed bank, while at the same time maximizing the financial interests of the shareholders of FNB. Accordingly the Board of Directors of FNB recommends that you vote FOR the proposal being considered.

                 Sincerely,


                 FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.


                 [SIG]

                 D. B. Nelson, Jr.
                 Chairman of the Board

                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.
                      111 WEST SIDE SQUARE (P.O. BOX 500)
                          SHELBYVILLE, TENNESSEE 37160


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 18, 1994


         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of First National Bancorp of Shelbyville, Inc. ("FNB") has been called by the Board of Directors of FNB and will be held at the Community Room of the Elm Street Branch of First National Bank of Shelbyville, 101 Elm Street, Shelbyville, Tennessee 37160, on Friday, February 18, 1994, at 10:00 a.m. CST for the following purposes:

                 1. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization dated as of September 21, 1993 (the "Reorganization Agreement"), by and between Union Planters Corporation ("UPC"), a Tennessee-chartered bank holding company; FNB Acquisition Company, Inc. ("Interim"), a newly-organized, wholly-owned subsidiary of UPC; First National Bancorp of Shelbyville, Inc. ("FNB"), a Tennessee-chartered bank holding company; and First National Bank of Shelbyville ("FIRST NATIONAL"), a national banking association and a wholly-owned subsidiary of FNB, along with the Plan of Merger annexed thereto as Exhibit A. The Reorganization Agreement and the Plan of Merger provide for the merger (the "Merger") of Interim with and into FNB, whereupon the holders of FNB's common stock, $10.00 par value per share, of record immediately prior to the effective time of the Merger would receive shares of the common stock, $5.00 par value per share, of UPC, for each share of FNB common stock owned, pursuant to a conversion formula described in Section 3.1(e) of the Reorganization Agreement. The Reorganization Agreement, the Plan of Merger and the Merger are more fully described in the accompanying Prospectus and Proxy Statement; and

                 2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. Management is not aware of any other business to be transacted at the Special Meeting.

         Shareholders of FNB have the right to dissent from the Merger pursuant to, and in accordance with, Section 48-23-101 et seq of the Tennessee Code Annotated. Copies of said section of the Tennessee Code Annotated accompany this notice as Appendix C to the Prospectus and Proxy Statement.

         Whether or not you plan to attend the Special Meeting, please sign the enclosed proxy appointment card and return it at once in the stamped return envelope in order to ensure that your shares will be represented at the Special Meeting. PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. If you attend in person, the proxy appointment can be disregarded, if you wish, and you may vote your own shares.

         Only holders of FNB common stock of record at the close of business on January 19, 1994 will be entitled to receive notice of, and to vote at the Special Meeting and any adjournments or postponements thereof.


                                        By Order of the Board of Directors


                                        [SIG]


                                        D. B. Nelson, Jr.
                                        Chairman of the Board



Shelbyville, Tennessee
Dated: January 19, 1994

THE BOARD OF DIRECTORS OF FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. BY MAJORITY VOTE RECOMMENDS THAT THE HOLDERS OF FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. COMMON STOCK VOTE TO APPROVE THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER.

                                   PROSPECTUS
                           UNION PLANTERS CORPORATION
                                  COMMON STOCK

                                PROXY STATEMENT
                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.
                  SPECIAL MEETING TO BE HELD FEBRUARY 18, 1994

         This Prospectus and Proxy Statement (the "Prospectus") relates to up to 1,050,000 shares of Common Stock (par value $5.00 per share) (the "UPC Common Stock") of Union Planters Corporation ("UPC"), a Tennessee-chartered bank holding company and savings and loan holding company, to be issued to shareholders of First National Bancorp of Shelbyville, Inc. ("FNB"), a Tennessee-chartered bank holding company, in a merger (the "Merger") of FNB Acquisition Company, Inc., a newly-organized, wholly-owned subsidiary of UPC ("Interim"), with and into FNB, pursuant to an Agreement and Plan of Reorganization dated as of September 21, 1993, by and between UPC, Interim, FNB, and First National Bank of Shelbyville ("FIRST NATIONAL"), a wholly-owned national banking association subsidiary of FNB (the "Reorganization Agreement"), and in accordance with the Plan of Merger annexed thereto as Exhibit A (the "Plan of Merger"). The number of shares of UPC Common Stock to be issued by UPC in connection with the Merger in respect to each outstanding share of FNB common stock, $10.00 par value per share (the "FNB Common Stock"), is based on a conversion formula more particularly described in Section 3.1(e) of the Reorganization Agreement, a copy of which is attached as Appendix B to this Prospectus.

         Shares of the outstanding UPC Common Stock are now, and the UPC Common Stock to be issued in connection with the Merger will be, listed for trading on the New York Stock Exchange ("NYSE") under the symbol "UPC." The last reported sale price of UPC Common Stock on the NYSE on January 11, 1994, was $25.25 per share.

         This Prospectus also constitutes a proxy statement and is furnished to holders of record of FNB Common Stock in connection with the solicitation of proxies by the FNB Board of Directors (the "FNB Board") for use at a Special Meeting of FNB shareholders to be held at 10:00 a.m. CST, on Friday, February 18, 1994, at the Community Room of the Elm Street Branch of First National Bank of Shelbyville, 101 Elm Street (P.O. Box 500), Shelbyville, Bedford County, Tennessee, 37160 and at any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, holders of FNB Common Stock of record as of January 19, 1994, will consider and vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A, upon consummation of which (i) all shares of FNB Common Stock (except for those shares held by any FNB shareholders with respect to which dissenters' rights shall have been perfected in accordance with Tennessee law) would be converted exclusively into the right to receive shares of UPC Common Stock (and cash in lieu of any remaining fractional share) based on a conversion formula more particularly described in Section 3.1(e) of the Reorganization Agreement, and
(ii) Interim would be merged with and into FNB, with FNB surviving the Merger and continuing to operate under the name of First National Bancorp of Shelbyville, Inc., whereupon FNB would become a wholly-owned subsidiary of UPC.

         All information contained in this Prospectus and Proxy Statement pertaining to UPC and its subsidiaries has been supplied by UPC, and all information pertaining to FNB or FIRST NATIONAL has been supplied by FNB. This
Prospectus and Proxy Statement and the accompanying proxy appointment cards are first being mailed to shareholders of FNB on or about January 19, 1994.


THE SHARES OF UPC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE DATE OF THIS PROSPECTUS--PROXY STATEMENT IS JANUARY 19, 1994

                             AVAILABLE INFORMATION


         UPC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by UPC can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at Room 1228, 75 Park Place, New York, New York 10007 and 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning UPC can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. UPC has filed with the Commission a Registration Statement (No. 33-51883) on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of UPC Common Stock to be issued pursuant to the Reorganization Agreement. This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. Certain items were omitted in accordance with the rules and regulations of the Commission. For further information regarding UPC and the UPC Common Stock offered by this Prospectus, reference is made to the complete Registration Statement, including all amendments thereto and the schedules and exhibits filed as a part thereof. Statements contained herein concerning provisions of documents are necessarily summaries of the documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by UPC with the Commission (Commission File Number 0-6919) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

                 1. UPC's Annual Report on Form 10-K for the year ended December 31, 1992;

                 2. UPC's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1993;

                 3. UPC's Current Reports on Form 8-K dated January 19, 1989 and January 4, January 14, February 17, February 18, April 20, June 17, July 20, September 27, September 30, October 14 and October 21, 1993, and January 10 and January 11, 1994; and

                 4. The description of the UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         UPC's Annual Report on Form 10-K for the year ended December 31, 1992 incorporates by reference specific portions of UPC's Annual Report to Shareholders for that year ("Annual Report to Shareholders"), but does not incorporate other portions of the Annual Report to Shareholders. The portion of the Annual Report to Shareholders captioned "Letter to Shareholders" and other portions of the Annual Report to Shareholders not specifically incorporated into the Annual Report on Form 10-K are NOT incorporated herein and are not a part of the Registration Statement.

         All documents filed by UPC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of UPC Common Stock offered hereby shall likewise be incorporated herein by reference and shall become a part hereof from and after the time such documents are filed. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         ON THE WRITTEN OR ORAL REQUEST OF EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPC WILL PROVIDE, WITHOUT CHARGE, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN OR TELEPHONE REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO GARY A. SIMANSON, ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL, UNION PLANTERS CORPORATION, P.O. BOX 387, MEMPHIS, TENNESSEE 38147, (901) 383-6590.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR FNB SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                         TABLE OF CONTENTS
                                                                                                           PAGE
                                                                                                           ----

Available Information                                                                                      (ii)
Incorporation of Certain Documents by Reference                                                            (ii)
Summary                                                                                                      1
  Parties to the Merger                                                                                      1
  Special Meeting of FNB Shareholders                                                                        3
  Votes Required; Record Date                                                                                3
  Terms of the Merger                                                                                        3
  Effective Date                                                                                             3
  Reasons for the Merger; Recommendations of Boards of Directors                                             4
  Conditions; Regulatory Approvals                                                                           4
  Management After the Merger                                                                                4
  Shareholders' Dissenters' Rights                                                                           5
  Certain Federal Income Tax Consequences                                                                    5
  Accounting Treatment                                                                                       5
  Market Prices of Common Stock                                                                              6
  Selected Consolidated Financial Data                                                                       7
  Recent Developments Affecting UPC                                                                          11
  Equivalent and Pro Forma Per Share Data                                                                    14
  Pro Forma Condensed Financial Information                                                                  16
The Special Meeting                                                                                          20
  Time and Place of Special Meeting; Solicitation of Proxies                                                 20
  Votes Required                                                                                             21
  Shareholders' Dissenters' Rights                                                                           21
  Recommendation                                                                                             24
The Merger                                                                                                   24
  Background of and Reasons for the Merger                                                                   24
  Terms of the Merger                                                                                        25
  Effective Date and Effective Time of the Merger                                                            26
  Surrender of Certificates                                                                                  26
  Conditions to Consummation of the Merger                                                                   27
  Regulatory Approvals                                                                                       29
  Conduct of Business Pending the Merger                                                                     29
  Payment of Dividends                                                                                       30
  Waiver and Amendment; Termination                                                                          30
  Management after the Merger                                                                                31

                                                                                                            PAGE
  First National Executive Compensation                                                                      34
  FNB Options and Stock Appreciation Rights                                                                  35
  FNB Aggregated Option Exercises in 1992 and Year-End Values                                                36
  Interests of Certain Persons in the Merger                                                                 37
  Certain Federal Income Tax Consequences                                                                    37
  Accounting Treatment                                                                                       38
  Expenses                                                                                                   38
  Resales of UPC Common Stock                                                                                38
Certain Regulatory Considerations                                                                            39
  General                                                                                                    39
  Capital Adequacy                                                                                           40
  Prompt Corrective Action                                                                                   40
  Dividend Restrictions                                                                                      42
  Support of Subsidiary Banks                                                                                43
  Transactions with Affiliates                                                                               43
  FDIC Insurance Assessments                                                                                 44
  Recent Banking Legislation                                                                                 44
  Depositor Preference                                                                                       45
Description of UPC Common and Preferred Stock                                                                46
  UPC Common Stock                                                                                           46
  Preferred Stock of UPC                                                                                     47
  Certain Provisions That May Have an Anti-Takeover Effect                                                   48
Effect of Merger on Rights of Shareholders                                                                   50
  Removal of Directors                                                                                       50
  Required Shareholder Votes                                                                                 51
  Election of Directors                                                                                      51
  First National Bancorp of Shelbyville, Inc.                                                                52
  Property                                                                                                   52
  Competition                                                                                                52
  Deposits                                                                                                   52
  Legal Proceedings                                                                                          53
  Market Price of FNB Common Stock                                                                           53
  Regulatory Agreement                                                                                       53
  Certain Beneficial Holders of FNB Common Stock                                                             54
  Holdings of FNB Common Stock by FNB Management                                                             55
FNB Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                                                                  56
Validity of UPC Common Stock                                                                                 72
Experts                                                                                                      72
Index to Appendices
  Appendix A--First National Bancorp of Shelbyville, Inc. Financial Statements
  Appendix B--Agreement and Plan of Reorganization, along with the
              Plan of Merger annexed thereto as Exhibit A
  Appendix C--Tennessee Business Corporation Act--Dissenters' Rights


                                    SUMMARY


         The following summary is not intended to be a complete description of all material facts regarding UPC, FNB and the matters to be considered at the Special Meeting, and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Prospectus, the Appendices hereto and the documents referred to herein.

PARTIES TO THE MERGER

         UPC. Union Planters Corporation ("UPC") is a multi-state bank and savings and loan holding company headquartered in Memphis, Tennessee. At September 30, 1993, UPC had total consolidated assets of approximately $6.1 billion, deposits of approximately $5.2 billion and shareholders' equity of approximately $459 million. As of that date, UPC was the third largest independent bank holding company headquartered in Tennessee as measured by consolidated deposits. Management's emphasis in recent years has been to improve asset quality and maintain capital well in excess of regulatory minimums. At September 30, 1993, UPC's ratio of nonperforming loans to total loans was .84% and nonperforming assets to loans and foreclosed property was 1.03%. Its allowance for losses on loans to total loans at such date was 2.94% and its allowance for losses on loans to nonperforming loans was 352%. Also at such date, UPC's Tier 1 risk-based capital, Total risk-based capital and Leverage ratios were 14.51%, 16.86% and 6.91%, respectively.

         UPC conducts its business activities through its lead bank subsidiary, Union Planters National Bank ("UPNB"), and through 32 community banks and three savings and loan subsidiaries (collectively, the "Community Banks") located in Tennessee, Arkansas, Mississippi, Alabama and Kentucky (the "Community Bank Group"). UPNB was founded in 1869 and operates 91 branches throughout Tennessee with a presence in each of Memphis, Nashville, Knoxville and Chattanooga, the major metropolitan markets in Tennessee. At September 30, 1993, UPNB had total consolidated assets of approximately $3.4 billion. UPNB provides a diversified range of financial services in the communities in which it operates, including consumer, commercial and corporate lending, retail banking and mortgage banking. To enhance fee income, UPNB also is engaged in mortgage servicing, investment management and trust services, the issuance and servicing of credit and debit cards and the origination, packaging and securitization of the government-guaranteed portions of Small Business Administration (SBA) loans.

         The Community Bank Group operates 145 branches and had at September
30, 1993, total combined assets of approximately $2.9 billion ($1.9 billion in Tennessee, $473 million in Mississippi, $467 million in Arkansas, and $23 million in Alabama). All of the Community Banks have been acquired by UPC since 1986 and are generally located in nonmetropolitan towns and communities and provide banking services and loan products to such communities, with an emphasis on one-to-four family residential mortgages and consumer and small commercial lending. Of the 35 Community Banks, 22 have the largest deposit share and six have the second largest deposit share in their respective markets providing UPC with a strong competitive position in those markets.

         UPC believes that the Community Banks provide additional diversification of the funding and revenue sources for UPC and intends to continue expansion of the Community Bank Group. UPC believes that its strategy of permitting the Community Banks to retain their names and boards of directors as well as substantial autonomy in their day-to-day operations enables UPC to be an attractive acquirer of community banking organizations and permits such institutions to continue to grow within their markets without disruption. UPC controls risk through centralized loan review and audit functions as well as close monitoring of the financial performance of each Community Bank. UPC also establishes its asset and liability management strategy on a consolidated basis and effects all trades for the investment portfolios of the Community Banks. UPC seeks economies in the Community Bank Group through consolidation of administrative and operational processes and is currently in the process of converting all of the Community Banks to a common data processing system. This system conversion should be completed by year-end 1994 and should permit UPC to realize significant cost savings upon full implementation.

         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions by UPNB in the major markets of Tennessee and through the acquisition of Community Banks that have significant local market share in communities primarily located in Tennessee and contiguous states. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying assets being acquired, and may result in the issuance of additional shares of UPC capital stock or the incurrence of additional indebtedness by UPC, and could have a dilutive effect on the per share earnings or book value of UPC common stock. For information with respect to acquisitions that have been consummated during 1993 or that are currently pending, see "Recent Developments."

         UPC's corporate office is located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number is (901) 383-6000.

         Additional information about UPC is included in documents incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference."

         FNB. First National Bancorp of Shelbyville, Inc. ("FNB") is a bank holding company chartered under the laws of the State of Tennessee whose main office is located at 111 West Side Square (P.O. Box 500), Shelbyville, Tennessee 37160 (telephone (615) 684-7511). FNB's principal subsidiary is First National Bank of Shelbyville ("FIRST NATIONAL"), a national banking association chartered under the laws of the United States of America. At September 30, 1993, FIRST NATIONAL was rendering banking services, consisting primarily of traditional deposit and lending services, from six banking offices located in Bedford and Grundy Counties, Tennessee. As of September 30, 1993, FNB's total assets were approximately $169.2 million and its deposits were approximately $153.9 million.

         Interim. FNB Acquisition Company, Inc. ("Interim") was organized by UPC solely to effectuate the Merger. At the Effective Time of the Merger (as defined below), Interim will, pursuant to the terms of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A, merge with and into FNB, with FNB surviving the Merger as a wholly-owned subsidiary of UPC and continuing to operate under the name First National Bancorp of Shelbyville, Inc.

SPECIAL MEETING OF FNB SHAREHOLDERS

         A Special Meeting (the "Special Meeting") of the FNB shareholders will be held on Friday, February 18, 1994, at 10:00 a.m. CST, at the Community Room of the Elm Street Branch of First National Bank of Shelbyville, 101 Elm Street, Shelbyville, Tennessee 37160, to consider and vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit
A.  See "The Special Meeting."

VOTES REQUIRED; RECORD DATE

         Only holders of FNB Common Stock of record at the close of business on January 19, 1994 (the "Record Date") will be entitled to receive notice of and vote at the Special Meeting. The affirmative votes of the holders of a majority of the shares of FNB Common Stock outstanding on the Record Date are required to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. As of January 19, 1994, there were 130,000 shares of FNB Common Stock entitled to vote.

         The directors and executive officers of FNB (the "Management Group") held, as of the Record Date, 27,403 shares, or 21.08% of the outstanding shares of FNB Common Stock. FNB has been advised by all of the members of the Management Group that these individuals intend to vote their shares in favor of approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibits A. See "The Special Meeting."

TERMS OF THE MERGER

         Upon consummation of the Merger, each share of FNB Common Stock which is outstanding immediately prior to the Effective Time of the Merger (except for shares with respect to which dissenters' rights shall have been perfected in accordance with Tennessee law) will be converted exclusively into the right to receive the number of shares of UPC Common Stock determined pursuant to a conversion formula set forth in Section 3.1(e) of the Reorganization Agreement.

         The number of shares of UPC Common Stock to be delivered in the Merger will be determined based on the Current Market Price Per Share of the UPC Common Stock immediately prior to the Closing Date, which Current Market Price Per Share may move up or down between the date of this Prospectus, the Closing Date and the Effective Time of the Merger. The "Current Market Price Per Share" is defined in the Reorganization Agreement as the average price per share of the "last" trades of the UPC Common Stock as reported in The Wall Street Journal for each of the ten (10) trading days next preceding the Closing Date.

EFFECTIVE DATE

         The Merger will become effective at the time the Articles of Merger along with the executed Plan of Merger are filed with the Tennessee Secretary of State in accordance with the Tennessee Business Corporation Act, as amended (the "Act"), or on such later date and at such later time as the Plan of Merger may specify (the "Effective Time of the Merger"). Assuming the timely receipt of all regulatory approvals, the expiration of all statutory waiting periods and the satisfaction or waiver of all conditions in the Reorganization Agreement, it is intended by the parties to the Reorganization Agreement that the Articles of Merger along with the Plan of Merger will be filed so as to become effective on or about March 1, 1994. The effective date of the Merger will be the day on which the Effective Time of the Merger occurs (the "Effective Date of the Merger"). The parties to the Reorganization Agreement intend to close the transactions contemplated therein approximately one day prior to the effectiveness of the Merger (the "Closing Date"). Holders of record of FNB Common Stock immediately prior to the Effective Time of the Merger will be entitled to receive the consideration for the Merger pursuant to the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A.

REASONS FOR THE MERGER; RECOMMENDATIONS OF BOARDS OF DIRECTORS

         The Board of Directors of FNB (the "FNB Board") believes the Merger is fair to, and in the best interests of, FNB and its shareholders and recommends that FNB's shareholders vote FOR approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. The FNB Board believes that the Merger will provide significant value to all FNB shareholders and also enable them to participate in opportunities for investment growth that the FNB Board believes the Merger makes possible. The Merger will give FNB access to a substantially greater base of capital, affording FNB an opportunity to expand services beyond those presently provided. Moreover, affiliation with UPC will allow FNB to compete more strongly in the Middle Tennessee marketplace and will provide FNB with certain economies of scale in its banking operations. See "The Merger--Background of and Reasons for the Merger."

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is subject to various conditions, including receipt of the approval of the FNB shareholders, receipt of the necessary regulatory approvals and satisfaction of customary closing conditions.

         The regulatory approvals and consents necessary to consummate the transactions contemplated by the Reorganization Agreement include the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Tennessee Department of Financial Institutions (the "Tennessee Department"). Applications for such approvals have been submitted to each of the respective regulatory agencies and approval has been received from both the Tennessee Department and the Federal Reserve for the parties to consummate the Merger. See "The Merger--Conditions to Consummation of the Merger," "--Regulatory Approvals" and "-- Conduct of Business Pending the Merger" and "Certain Regulatory Considerations."

MANAGEMENT AFTER THE MERGER

         At the Effective Time of the Merger, the persons who are serving as directors and officers of FNB immediately prior thereto shall continue to be the directors and officers of FNB as the surviving corporation and will hold office as provided in the charter and bylaws of FNB unless and until their successors have been duly elected or appointed and qualified. See "The Merger--Management After the Merger."

SHAREHOLDERS' DISSENTERS' RIGHTS

         Under the Act, holders of FNB Common Stock outstanding and entitled to vote at the Special Meeting who do not vote for approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A and who comply with certain notice and other requirements set forth in Sections 48-23-201 through 209 of the Act will have the right to dissent from the Merger and to be paid cash for the value of their shares. (A vote in favor of the Merger will disqualify an FNB shareholder from exercising dissenters' rights). Tennessee law defines "fair value" to mean the value, determined by appraisal pursuant to the Act, of the shares immediately prior to the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. In order for a holder of FNB Common Stock to perfect dissenters' rights, such holder must not vote his or her shares of FNB Common Stock FOR approval of the Reorganization Agreement and the Plan of Merger and must deliver to FNB, before the vote on the Merger is taken a written notice of the dissenter's intent to demand payment for his shares. Neither a delivery of a proxy appointment directing a vote against the Reorganization Agreement and the Plan of Merger nor a failure to vote for the Reorganization Agreement and the Plan of Merger will constitute such written notice. Certain additional procedures must be followed in order for an FNB shareholder to exercise dissenters' rights. Shareholders wishing to dissent from the Reorganization Agreement and the Plan of Merger are urged to read carefully "The Special Meeting--Shareholders' Dissenters' Rights" and Appendix C (containing a copy of the Chapter of the Act pertaining to Dissenters' Rights) attached to this Prospectus and should consult with their own legal advisors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         It is intended for federal income tax purposes that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code") and accordingly, for federal income tax purposes, FNB shareholders will realize and recognize gain or loss (if any) only to the extent of any cash received as consideration for their FNB Common Stock. FNB shareholders may also recognize gain or loss by reason of receiving cash in lieu of a fractional share or by the exercise of Dissenters' Rights. See "The Merger--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         The Merger is expected to be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP") as described in Accounting Principles Board Opinion No. 16.

MARKET PRICES OF COMMON STOCK

         UPC Common Stock. The UPC Common Stock is listed and traded on the NYSE (symbol: UPC). The following table sets forth for the periods indicated the high and low closing sale prices of the UPC Common Stock on the NYSE and the cash dividends declared per share for the periods indicated:


                                                                   CASH
                                                                 DIVIDENDS
                                    PRICE RANGE                   DECLARED
                              ------------------------
                               HIGH              LOW              PER SHARE
                              ------            ------           ----------

1994
  First Quarter,
    through January 11, 1994  $25.50             $24.88            $ --
                                                                   ----
         Total                                                     $.00
                                                                   ====

1993
  First Quarter               $29.13             $22.50            $.18
  Second Quarter               29.25              22.63             .18
  Third Quarter                30.00              25.00             .18
  Fourth Quarter               28.75              23.63             .18
                                                                   ----
         Total                                                     $.72
                                                                   ====

1992
  First Quarter               $15.50             $13.75            $.15
  Second Quarter               20.13              14.63             .15
  Third Quarter                20.75              17.50             .15
  Fourth Quarter               24.75              17.75             .15
                                                                   ----
         Total                                                     $.60
                                                                   ====

         The last reported sale price of UPC Common Stock on the NYSE as of January 11, 1994, which was the last practicable date prior to the mailing of this Prospectus, was $25.25 per share.

         FNB Common Stock. The FNB Common Stock is not listed for trading on a national securities exchange or otherwise publicly traded in any established securities market.

SELECTED CONSOLIDATED FINANCIAL DATA

         The following tables present for UPC and FNB, on an historical basis, selected unaudited consolidated financial data. The information for FNB has been derived from financial statements, including the financial statements of FNB appearing in Appendix A to this Prospectus. The information for UPC has been derived from the financial statements of UPC, including the financial statements of UPC incorporated by reference in this Prospectus, and should be read in conjunction therewith and with the notes thereto. See "Incorporation of Certain Documents by Reference." Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the managements of the respective companies, all adjustments necessary to arrive at a fair statement of results of operations of UPC and FNB, have been included.

                    UPC SELECTED CONSOLIDATED FINANCIAL DATA


                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30, (1)                        FOR THE YEARS ENDED DECEMBER 31,
                                           ----------------------------------------------------------------------------------------
                                               1993        1992          1992         1991         1990         1989        1988
                                           ----------------------------------------------------------------------------------------
                                                                    (Dollars in thousands, except per share data)

Income Statement Data
  Net interest income                     $  174,002   $  139,093     $ 191,137   $  153,555   $  134,324   $  123,155   $  117,017
  Provision for losses on loans                8,944       11,744        18,557       24,835       19,166       49,229       15,486
  Profits and commissions from
    trading activities                         6,728        8,424        10,168       14,707       24,268       36,700       41,250
  Investment securities gains (losses)         3,874       12,065        13,246        3,344         (341)      (1,294)      (3,586)
  Other noninterest income                    53,141       41,768        59,859       51,559       46,069       42,121       41,456
  Noninterest expense                        167,437      149,400       199,218      164,771      160,805      177,833      148,850
  Earnings (loss) before income taxes and
    accounting changes                        61,364       40,206        56,635       33,559       24,349      (26,380)      31,801
  Applicable income taxes (benefit)           17,009       10,278        15,196        6,051        1,639       (4,111)       9,139
  Earnings (loss) before accounting changes   44,355       29,928        41,439       27,508       22,710      (22,269)      22,662
  Accounting changes, net                      4,661          -             -            -            -            -            -
  Net earnings (loss)                         49,016       29,298        41,439       27,508       22,710      (22,269)      22,662

Per Common Share Data
  Earnings (loss) before accounting changes
    Primary                               $     1.99   $     1.53   $      2.10   $     1.59   $     1.20   $    (1.19)  $     1.20
    Fully diluted                               1.85         1.47          2.02         1.58         1.20        (1.19)        1.20
  Net earnings (loss)
    Primary                                     2.24         1.53          2.10         1.59         1.20        (1.19)        1.20
    Fully diluted                               2.05         1.47          2.02         1.58         1.20        (1.19)        1.20
  Cash dividends                                 .54          .45           .60          .48          .48          .48          .35
  Book value                                   18.53        15.94         16.34        14.99        13.61        12.46        14.14

Balance Sheet Data (at period end)
  Total assets                            $6,139,577   $4,964,477   $ 5,262,184   $3,786,839   $4,004,710   $4,002,614   $3,743,855
  Loans, net of unearned income            2,762,660    2,255,954     2,231,839    1,912,914    2,129,083    1,995,383    1,994,637
  Allowance for losses on loans               81,298       63,350        64,290       47,934       50,921       46,871       41,063
  Investment securities                    2,530,365    2,015,225     2,198,103    1,147,803    1,155,266    1,019,759      947,523
  Deposits                                 5,181,421    4,272,343     4,450,176    3,211,261    3,341,840    3,129,567    2,871,888
  Long-term debt (2)                         226,824       39,042        77,156       42,085       48,765       73,521       39,834
  Total shareholders' equity                 459,424      347,522       356,211      269,446      237,035      240,591      264,971
  Average shares outstanding (in thousands)
      Primary                                 19,118       16,723        16,765       16,632       18,641       18,894       18,882
      Fully diluted                           23,264       19,382        19,609       16,986       18,981       18,928       18,894

Profitability Ratios
  Return on average assets
    Earnings before accounting changes           .97%         .87%          .87%         .72%         .56%          NM%         .63%
    Net earnings                                1.07          .87           .87          .72          .56           NM          .63
  Return on average common equity
    Earnings before accounting changes         15.35        13.38         13.65        11.18         9.34           NM         8.59
    Net earnings                               17.23        13.38         13.65        11.18         9.34           NM         8.59
  Net interest income (tax-equivalent) to
    average earning assets                      4.37         4.61          4.61         4.63         4.00         3.81         4.11

Asset Quality Data
  Allowance/period end loans                    2.94%        2.81%         2.88%        2.51%        2.39%        2.35%        2.06%
  Nonperforming loans(3)                  $   23,094   $   35,632   $    38,049   $   26,197   $   20,804   $   17,512   $   21,296
  Nonperforming assets(4)                     28,423       47,278        44,546       36,507       34,655       25,275       29,038
  Nonperforming loans/total loans                .84%        1.58%         1.71%        1.37%         .98%         .88%        1.07%
  Allowance/nonperforming loans               352.03       177.79        168.97       182.98       244.77       267.65       192.82
  Nonperforming assets/loans and
    foreclosed property                         1.03         2.08          2.00         1.90         1.62         1.26         1.45
  Loans 90 days or more past due/loans           .18          .13           .15          .21          .44          .27          .47
  Provision/average loans                        .44          .73           .86         1.23          .93         2.50          .83
  Net charge-offs/average loans                  .32          .70           .83         1.38         1.10         2.25          .73
  Net charge-offs                         $    6,479   $   11,130   $    17,879   $   27,822   $   22,704   $   44,274   $   13,494




                                               NINE MONTHS ENDED
                                                SEPTEMBER 30,(1)                    FOR THE YEARS ENDED DECEMBER 31,
                                           ----------------------------------------------------------------------------------------
                                               1993        1992          1992         1991         1990         1989        1988
                                           ----------------------------------------------------------------------------------------
                                                                    (Dollars in thousands, except per share data)

Liquidity and Capital Ratios (at period end)
  Loans/deposits                               53.32%       52.80%        50.15%        59.57%       63.71%      63.76%       69.45%
  Equity/assets                                 7.48         7.00          6.77          7.12         6.01        6.01         7.08
  Tier 1 capital to risk-weighted assets(5)    14.51        13.88         13.81         12.19         9.57          NA           NA
  Total capital to risk-weighted assets(5)     16.86        16.44         16.33         14.93        12.17          NA           NA
  Leverage ratio (5)                            6.91         6.87          6.85          6.94         5.71        5.76         6.66



(1) Interim period ratios are presented on an annualized basis where appropriate.
(2) Includes subsidiary banks' long-term debt (primarily Federal Home Loan
    Bank advances of $152.5 million and $2.9 million at September 30, 1993 and 1992, respectively. Also, see "Recent Developments Affecting UPC--- Long-Term Debt."
(3) Nonperforming loans include loans on nonaccrual status and restructured loans.
(4) Nonperforming assets include nonperforming loans and foreclosed properties.
(5) The risk-based capital ratios are based upon capital guidelines prescribed by federal bank regulatory authorities. Under those guidelines, the required minimum Tier 1 and total capital to risk-weighted assets ratios are 4% and 8%, respectively. The required minimum leverage ratio of Tier 1 capital to total adjusted assets is 3% to 5%.

NA - Not available         NM - Not meaningful

                    FNB SELECTED CONSOLIDATED FINANCIAL DATA

                                 NINE MONTHS ENDED
                                  SEPTEMBER 30,(1)           FOR THE YEARS ENDED DECEMBER 31,
                               --------------------------------------------------------------------
                                  1993      1992       1992      1991      1990      1989      1988
                               --------------------------------------------------------------------
                                             (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
   Net interest income         $  4,923 $   4,755   $  6,441  $  6,203   $ 6,083   $ 6,723   $ 6,053
   Provision for loan losses          -       382        382     4,952     3,224       960     1,324
   Noninterest income               877     1,126      1,370       881     1,241       929     1,050
   Noninterest expense            3,909     3,616      5,136     5,997     5,431     4,998     4,521
   Income (loss) before taxes,
   extraordinary item
     and accounting change        1,891     1,883      2,293    (3,865)   (1,330)    1,694     1,258
   Income tax expense (benefit)     710         1        745       (48)     (125)      100       200
   Extraordinary item-tax
     loss carryforward               -        525        699         -         -         -         -
   Accounting change              1,282         -          -         -         -         -         -
   Net income (loss)              2,463     1,882      2,247    (3,817)   (1,205)    1,594     1,058

PER COMMON SHARE DATA
   Net income                  $  18.95  $  17.37   $  19.75  $ (38.17)  $(12.05)  $ 15.94   $ 10.58
   Cash dividends                   .75         -          -         -      4.00      4.00      4.00
   Book value                    105.03    100.83      86.83     70.01    106.58    122.63    110.69
   Average shares               130,000   108,333    113,750   100,000   100,000   100,000   100,000

BALANCE SHEET DATA (at period end)
   Investment securities       $ 89,467  $ 70,609   $ 78,206  $ 62,255   $53,417   $48,765  $ 41,472
   Loans, net of unearned
    income                       67,036    73,314     71,018    80,016    96,881    96,471    89,830
   Total assets                 169,196   159,204    162,664   157,948   167,430   166,265   147,985
   Deposits                     153,921   147,190    150,206   149,525   153,294   149,978   133,901
   Shareholders' equity          13,653    10,924     11,288     7,001    10,658    12,263    11,069

PROFITABILITY RATIOS
   Return on average assets        1.99%     1.58%      1.41%      NM       NM        1.03%      .75%
   Return on average equity       25.87     29.85      24.82       NM       NM       13.69      9.69

ASSET QUALITY DATA
   Allowance for loan losses   $  2,889  $  4,045   $  3,969  $  4,415   $ 2,804   $ 1,280   $ 1,348
   Net charge-offs                1,081       752        828     3,341     1,700     1,027     1,163
   Nonperforming loans (2)        1,668     1,962      2,719     3,546     4,705     4,236     1,869
   Allowance for loan losses to
    loans, net of unearned
    income                         4.31%     5.53%      5.59%     5.52%     2.89%     1.33%     1.50%
   Foreclosed assets (3)      $      67 $     320   $    151  $  1,330   $   942   $   466   $   357
   Nonperforming assets to loans,
    net of unearned income, and
    foreclosed assets (4)          2.59%     3.10%      4.03%     5.99%     5.77%     4.85%     2.47%

LIQUIDITY AND CAPITAL RATIOS
   Loans, net of unearned
    income to deposits            43.55%    49.81%     47.28%    53.51%    63.20%    64.32%    67.09%
   Shareholders' equity
    to total assets                8.07      6.86       6.94      4.43      6.37      7.38      7.48

___________


(1) Interim period ratios are presented on an annualized basis where appropriate.
(2) Nonperforming loans includes loans on nonaccrual status, restructured loans, and loans 90 days or more past due.
(3)      Includes other real estate owned and other foreclosed assets.
(4) Nonperforming assets includes nonperforming loans plus foreclosed assets.


NM - Not Meaningful

RECENT DEVELOPMENTS AFFECTING UPC.

         Long-Term Debt. A shelf registration statement for $150 million of UPC's subordinated debt securities became effective with the Commission on October 21, 1993. On November 2, 1993, UPC issued $75 million of 6.25% Subordinated Notes due 2003 at 99.305% under this shelf registration statement. The Subordinated Notes qualify for Tier 2 capital under risk-based capital guidelines.

         The net proceeds from the offering were, approximately $73.7 million. Approximately $39.0 million of the net proceeds have been used by UPC to in-substance defease the current 10-1/8% Subordinated Capital Debentures due April, 1999 (10-1/8% Debentures). Purchased direct obligations of the U.S. Government will provide cash flows matching the principal and interest debt service required for the 10-1/8% Debentures to the date the debentures can be called (April 1, 1996). The securities were placed in an irrevocable trust which will allow UPC under generally accepted accounting principles, to remove the obligation from its balance sheet. The transaction resulted in an extraordinary loss of approximately $3.2 million after taxes. The remaining net proceeds will be used for general corporate purposes.

         UPC has also entered into an interest rate swap agreement with a notional amount of $50 million to convert a portion of its fixed-rate debt outstanding to a floating LIBOR rate for two and one-half years.

        Recently Completed Acquisition. During the first nine months of 1993, UPC acquired eleven Community Banks in Tennessee and Arkansas, contributing approximately $1.2 billion in assets, $604 million in loans and $1.0 billion in deposits to UPC's consolidated balance sheet. For additional information with respect to these transactions, see UPC's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1993, and UPC's Current Reports on Form 8-K dated September 27 and September 30, 1993, October 14, 1993, and January 10 and January 11, 1994 incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

         Since September 30, 1993, UPC has completed the acquisition of the following institutions (collectively, the "Recently Completed Acquisitions"):

                                                                                 CONSIDERATION
                                                                                 -------------
INSTITUTION                                           ASSET SIZE          VALUE                  TYPE
- -----------                                           ----------          -----                  -----
                                                               (IN MILLIONS)

First Financial Services, Inc.
    and its subsidiary,
    First State Bank,
    Brownsville, Tennessee                               $ 85              $12                   UPC Common Stock


Mid-South Bancorp, Inc.
    and its subsidiaries,
    Simpson County Bank,
    Franklin, Kentucky;
    Adairville Banking Company,
    Adairville, Kentucky;
    First Citizens Bank,
    Franklin, Tennessee;
    The Peoples Bank of Elk Valley,
    Fayetteville, Tennessee; and
    General Trust Company,
    Nashville, Tennessee                                  184               23                   UPC Common Stock
                                                         ----              ---

      Totals                                             $269              $35
                                                         ====              ===



    Pending Acquisitions. Consistent with UPC's acquisition strategy, UPC has entered into definitive agreements to acquire the following financial institutions in addition to FNB (collectively, the "Pending Acquisitions") which management considers probable and which are expected to be consummated by June 30, 1994:

                                                                                          CONSIDERATION
                                                                                          -------------
    INSTITUTION                                               ASSET SIZE               VALUE          TYPE
    -----------                                               ----------               -----          -----
                                                                           (IN MILLIONS)

Liberty Bancshares, Inc.
    and its subsidiary,
    Liberty Federal Savings Bank,
    Paris, Tennessee                                                 $174              $31.7           UPC Common Stock

Anderson County Bank
    in Clinton, Tennessee                                              19                2.0           Cash

Clin-Ark Bankshares, Inc.
    and its subsidiary,
    First National Bank
    of Clinton, Clinton
    Arkansas                                                           48                6.0           UPC Common Stock

Earle Bancshares, Inc.
    and its subsidiary,
    First Southern Bank,
    Earle, Arkansas                                                    40                8.7           UPC Common Stock

Tennessee Bancorp, Inc.
    and its subsidiary,
    Tennessee National Bank,
    Columbia, Tennessee                                                92               14.0           Cash
                                                                     ----              -----

    Totals                                                           $373              $62.4
                                                                     ====              =====


    If the Merger, the Pending Acquisitions and the Recently Completed Acquisitions had been consummated at September 30, 1993, UPC's consolidated total assets would have increased by approximately $769 million to approximately $6.9 billion, and UPC's consolidated total deposits would have increased by approximately $685 million to approximately $5.9 billion, based upon September 30, 1993, pro forma financial information. See "Pro Forma Condensed Financial Information" and the related pro forma financial information in UPC's Current Reports on Form 8-K dated September 27, September 30 and October 14, 1993, and January 10 and January 11, 1994, and historical financial information included in UPC's 1992 Annual Report on Form 10-K and UPC's Quarterly Report on Form 10-Q dated September 30, 1993, incorporated by reference. See "Incorporation of Certain Documents by Reference."

EQUIVALENT AND PRO FORMA PER SHARE DATA

        The following table presents selected comparative unaudited per share data for (i) UPC Common Stock and FNB Common Stock on an historical basis; (ii) UPC Common Stock on a pro forma basis for the FNB Acquisition only and for the FNB Acquisition, all Recently Completed Acquisitions and the Pending Acquisitions; and (iii) FNB Common Stock on an equivalent pro forma basis for the FNB Acquisition only and for the FNB Acquisition, all Recently Completed Acquisitions and the Pending Acquisitions, for the periods indicated. The data is not necessarily indicative of the results of the future operations of either entity or the actual results that would have occurred had the Merger been consummated January 1, 1992. The information is derived from and should be read in conjunction with the consolidated historical financial statements of UPC (including related notes thereto) which are incorporated by reference, the consolidated historical financial statements of FNB set forth below in Appendix A and the unaudited pro forma consolidated financial statements and related notes in UPC's Current Reports on Form 8-K dated January 11, 1994, and the historical financial statements of certain recently completed and pending acquisitions dated September 27 and October 14, 1993 and January 10 and January 11, 1994, incorporated by reference. See "Incorporation of Certain Documents by Reference."

                                                                                  NINE                TWELVE
                                                                              MONTHS ENDED         MONTHS ENDED
                                                                             SEPTEMBER 30,         DECEMBER 31,
                                                                                1993(1)              1992(1)
                                                                                -------              -------

BOOK VALUE PER COMMON SHARE
  UPC                                                                         $    18.53             $   16.34
  UPC pro forma (FNB only)                                                         18.37                 16.14
  UPC pro forma (FNB and all recently completed and pending acquisitions)          17.97                 15.75
  FNB                                                                             105.03                 86.83
  FNB equivalent pro forma (FNB only)                                             128.59                112.98
  FNB equivalent pro forma (FNB and all recently completed and
    pending acquisitions)(2)                                                      125.79                110.25
CASH DIVIDENDS PER COMMON SHARE
  UPC                                                                                .54                   .60
  UPC pro forma                                                                      .54                   .60
  FNB                                                                                .75                     -
  FNB equivalent pro forma                                                          3.78                     -
EARNINGS BEFORE EXTRAORDINARY ITEMS AND ACCOUNTING CHANGES
  UPC
    Primary                                                                         1.99                  2.10
    Fully diluted                                                                   1.85                  2.02
  UPC pro forma (FNB only)
    Primary                                                                         1.96                  2.08
    Fully diluted                                                                   1.83                  2.01
  UPC pro forma (FNB and all recently completed and pending acquisitions)(2)
    Primary                                                                         1.71                  1.44
    Fully diluted                                                                   1.63                  1.44(3)
  FNB
    Primary                                                                         9.08                 13.61
    Fully diluted                                                                   9.08                 13.61
  FNB equivalent pro forma (FNB only)
    Primary                                                                        13.72                 14.56
    Fully diluted                                                                  12.81                 14.07
  FNB equivalent pro forma (FNB and all recently completed and pending acquisitions)(2)
    Primary                                                                        11.97                 10.08
    Fully diluted                                                                  11.41                 10.08 (3)

(1) The equivalent pro forma per share data for FNB is computed by multiplying UPC's pro forma share information by 7.

(2) See also, "Recent Developments - Recently Completed Acquisitions" and "Pending Acquisitions."

(3) The assumed conversion of UPC Preferred Stock is antidilutive; therefore, it is not presented.

PRO FORMA CONDENSED FINANCIAL INFORMATION

        The following tables contain unaudited, consolidated, pro forma, condensed financial information showing a statement of earnings for the nine months ended September 30, 1993, and for the twelve months ended December 31, 1992, and a balance sheet at September 30, 1993, for (i) UPC; (ii) UPC, Recently Completed Acquisitions and FNB; and (iii) UPC, Recently Completed Acquisitions, the Pending Acquisitions and FNB. Additionally, the pro forma statements of earnings include certain acquisitions completed prior to December 31, 1992. The unaudited pro forma financial information reflects the Pending Acquisitions and the acquisition of FNB using both the pooling of interests and purchase methods of accounting in accordance with the accounting requirements of each specific transaction. The unaudited pro forma financial information should be read in conjunction with the historical financial statements of UPC and FNB and in conjunction with the information presented in UPC's 1992 Annual Report on Form 10-K, UPC's Quarterly Reports on Form 10-Q dated March 31, June and September 30, 1993, and UPC's Current Report on Form 8-K dated September 27 and October 14, 1993 and January 10 and January 11, 1994. Pro forma results are not necessarily indicative of future operating results. See "Incorporation of Certain Documents by Reference" and "Appendix A."

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1993
                            (DOLLARS IN THOUSANDS)

                                                                                                                   UPC,
                                                                                                            RECENTLY COMPLETED
                                                                                           UPC,               ACQUISITIONS,
                                                                                     RECENTLY COMPLETED        THE PENDING
                                                                                       ACQUISITIONS            ACQUISITIONS
                                                                      UPC                 AND FNB                AND FNB
                                                                   ----------         ----------------       ----------------
ASSETS
  Cash and due from banks                                         $  251,679            $  265,312             $  260,988
  Interest-bearing deposits at
    financial institutions                                            35,456                38,220                 40,356
  Federal funds sold and securities
    purchased under agreements to resell                             136,487               146,268                163,293
  Trading account securities, at market                              126,308               126,308                126,308
  Loans held for resale                                               48,818                48,818                 52,479
  Investment securities
    Held for sale                                                    458,187                458,187               431,998
    Held for investment                                            2,072,178              2,237,982             2,316,855
  Loans                                                            2,762,660              2,994,257             3,237,951
         Allowance for losses on loans                               (81,298)              (88,183)               (90,996)
                                                                  ----------            ----------             ----------
           Net loans                                               2,681,362             2,906,074              3,146,955
  Premises and equipment                                             130,541               138,979                145,630
  Goodwill and other intangibles                                      42,628                43,001                 48,557
  Mortgage servicing rights                                            4,149                 4,149                  4,149
  Other real estate                                                    5,010                 5,826                  6,787
  Other assets                                                       146,774               158,714                164,220
                                                                  ----------            ----------             ----------
         Total assets                                             $6,139,577            $6,577,838             $6,908,575
                                                                  ==========            ==========             ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits
    Noninterest-bearing                                           $  749,073            $  804,805             $  816,519
    Interest-bearing                                               4,432,348             4,764,792              5,050,242
                                                                  ----------            ----------             ----------
         Total deposits                                            5,181,421             5,569,583              5,866,761
  Short-term borrowings
    Federal funds purchased and
      securities sold under agreements
      to repurchase                                                  184,780               184,805                184,805
    Other                                                              6,441                 7,142                  7,142
  Federal Home Loan Bank advances                                    149,257               153,506                154,106
  Long-term debt
    Subordinated notes and debentures                                 74,292                74,292                 74,292
    Other                                                              3,275                 8,149                  8,149
  Other liabilities                                                   80,687                85,624                 89,151
                                                                  ----------            ----------             ----------
         Total liabilities                                         5,680,153             6,083,101              6,384,406
                                                                  ----------            ----------             ----------
  Shareholders' equity
    Preferred stock                                                  104,548               104,548                104,548
    Common stock                                                      95,751               106,731                116,469
    Additional paid-in capital                                        83,368                83,868                 83,784
    Retained earnings                                                175,757               199,590                219,368
                                                                  ----------            ----------             ----------
         Total shareholders' equity                                  459,424               494,737                524,169
                                                                  ----------            ----------             ----------
         Total liabilities and
           shareholders' equity                                   $6,139,577            $6,577,838             $6,908,575
                                                                  ==========            ==========             ==========





                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF EARNINGS
                      NINE MONTHS ENDED SEPTEMBER 30, 1993
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                      UPC,
                                                                                                              RECENTLY COMPLETED
                                                                                            UPC,                  ACQUISITIONS,
                                                                                     RECENTLY COMPLETED            THE PENDING
                                                                                        ACQUISITIONS,              ACQUISITIONS
                                                                      UPC                  AND FNB                    AND FNB
                                                                   ----------         ----------------           ----------------
Interest income
  Interest and fees on loans                                        $178,967            $197,986                   $214,094
  Interest on investment securities
    Taxable                                                           88,773              96,783                     99,780
    Tax-exempt                                                        17,396              18,235                     18,298
  Interest on deposits at financial institutions                       1,223               1,298                      1,392
  Interest on federal funds sold and securities
    purchased under agreements to resell                               2,866               3,247                      3,479
  Interest on trading account securities                               4,837               4,837                      4,837
  Interest on loans held for resale                                    2,588               2,588                      2,588
                                                                    --------            --------                   --------
         Total interest income                                       296,650             324,974                    344,467
                                                                    --------            --------                   --------
Interest expense
  Interest on deposits                                               110,090             122,539                    131,920
  Interest on short-term borrowings                                    4,699               4,718                      4,737
  Interest on long-term debt                                           7,859               8,198                      8,208
                                                                    --------            --------                   --------
         Total interest expense                                      122,648             135,455                    144,865
                                                                    --------            --------                   --------
         Net interest income                                         174,002             189,519                    199,602
Provision for losses on loans                                          8,944              12,517                     13,268
                                                                    --------            --------                   --------
         Net interest income after provision
           for losses on loans                                       165,058             177,002                    186,334
                                                                    --------            --------                   --------
Noninterest income
  Service charges on deposit accounts                                 20,965              22,933                     23,856
  Profits and commissions from trading
    activities                                                         6,728               6,728                      6,728
  Investment securities gains                                          3,874               4,132                      4,452
  Other income                                                        32,176              32,723                     33,830
                                                                    --------            --------                   --------
         Total noninterest income                                     63,743              66,516                     68,866
                                                                    --------            --------                   --------
Noninterest expense
  Salaries and employee benefits                                      73,303              79,215                     82,718
  Net occupancy expense                                               11,714              12,996                     13,764
  Equipment expense                                                   11,721              12,014                     12,282
  Other expense                                                       70,699              76,155                     79,636
                                                                    --------            --------                   --------
         Total noninterest expense                                   167,437             180,380                    188,400
                                                                    --------            --------                   --------
         Earnings before income taxes and
          accounting changes                                          61,364              63,138                     66,800
Applicable income taxes                                               17,009              18,500                     19,789
                                                                    --------            --------                   --------
         Earnings before accounting changes                         $ 44,355            $ 44,638                   $ 47,011
                                                                    ========            ========                   ========
Earnings per common share before accounting changes
  Primary                                                              $1.99               $1.76                      $1.71
  Fully diluted                                                         1.85                1.67                       1.63
Average common shares outstanding
  (in thousands)
  Primary                                                             19,118              21,539                     23,542
  Fully diluted                                                       23,264              25,966                     27,970



                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1992
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                     UPC,
                                                                                                              RECENTLY COMPLETED
                                                                                           UPC,                   ACQUISITIONS,
                                                                                    RECENTLY COMPLETED             THE PENDING
                                                                                       ACQUISITIONS              ACQUISITIONS
                                                                       UPC                AND FNB                   AND FNB
                                                                    ----------       ----------------           ----------------

Interest income
  Interest and fees on loans                                        $199,881            $297,291                   $321,006
  Interest on investment securities
    Taxable                                                          106,139             144,635                    149,674
    Tax-exempt                                                        16,148              18,171                     18,266
  Deposits at financial institutions                                   3,999               4,351                      3,952
  Interest on federal funds sold and securities
    purchased under agreements to resell                               4,280               6,531                      7,107
  Interest on trading account securities                               6,648               6,648                      6,648
  Interest on loans held for resale                                    3,457               3,457                      3,457
                                                                    --------            --------                   --------
         Total interest income                                       340,552             481,084                    510,110
                                                                    --------            --------                   --------
Interest expense
  Interest on deposits                                               137,605             206,694                    221,902
  Interest on short-term borrowings                                    6,942               6,959                      6,961
  Interest on long-term debt                                           4,868               6,944                      6,981
                                                                    --------            --------                   --------
         Total interest expense                                      149,415             220,597                    235,844
                                                                    --------            --------                   --------
         Net interest income                                         191,137             260,487                    274,266
Provision for losses on loans                                         18,557              40,067                     40,595
                                                                    --------            --------                   --------
         Net interest income after provision
           for losses on loans                                       172,580             220,420                    233,671
                                                                    --------            --------                   --------
Noninterest income
  Service charges on deposit accounts                                 20,843              26,623                     27,687
  Profits and commissions from trading
    activities                                                        10,168              10,168                     10,168
  Investment securities gains                                         13,246              15,500                     15,584
  Other income                                                        39,016              50,558                     51,870
                                                                    --------            --------                   --------
         Total noninterest income                                     83,273             102,849                    105,309
                                                                    --------            --------                  ---------
Noninterest expense
  Salaries and employee benefits                                      74,772             106,059                    110,438
  Net occupancy expense                                               13,136              18,825                     19,881
  Equipment expense                                                   12,225              15,987                     16,180
  Other expense                                                       99,085             127,330                    131,679
                                                                    --------            --------                   --------
         Total noninterest expense                                   199,218             268,201                    278,178
                                                                    --------            --------                   --------
         Earnings before income taxes and
          extraordinary items                                         56,635              55,068                     60,802
Applicable income taxes                                               15,196              17,344                     19,317
                                                                    --------            --------                   --------
         Earnings before extraordinary items                        $ 41,439            $ 37,724                   $ 41,485
                                                                    ========            ========                   ========
Earnings per common share before extraordinary items
  Primary                                                           $   2.10          $     1.39                   $   1.44
  Fully diluted                                                         2.02                1.39*                      1.44*
Average common shares outstanding
  (in thousands)
  Primary                                                             16,765              21,140                     23,143
  Fully diluted                                                       19,609              25,247                     27,250

* The assumed conversion of UPC Preferred Stock is antidilutive, therefore it is not presented.

                              THE SPECIAL MEETING


TIME AND PLACE OF SPECIAL MEETING; SOLICITATION OF PROXIES

         Each copy of this Prospectus mailed to holders of FNB Common Stock is accompanied by a proxy appointment card furnished in connection with the FNB Board's solicitation of proxies for use at the Special Meeting and at any adjournments or postponements thereof. The Special Meeting is scheduled to be held at 10:00 a.m. CST, on Friday, February 18, 1994, at the Community Room of the Elm Street Branch of First National Bank of Shelbyville, 101 Elm Street, Shelbyville, Tennessee 37160. Only holders of record of FNB Common Stock at the close of business on January 19, 1994, are entitled to receive notice of and to vote at the Special Meeting. At the Special Meeting, the FNB shareholders will consider and vote upon (i) a proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A and (ii) such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

         HOLDERS OF FNB COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY APPOINTMENT CARD AND RETURN IT PROMPTLY TO FNB IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY APPOINTMENT CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER (BUT WILL NOT BE SUFFICIENT TO PERFECT DISSENTERS' RIGHTS). FNB SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY APPOINTMENT CARDS.

        Any holder of FNB Common Stock who has delivered a proxy appointment may revoke it at any time before it is voted by attending the Special Meeting and voting in person at the Special Meeting or by giving notice of revocation in writing or submitting a signed proxy appointment bearing a later date to First National Bancorp of Shelbyville, Inc., 111 West Side Square (P.O. Box
500), Shelbyville, Tennessee 37160, Attention: Corporate Secretary, provided such notice or proxy appointment is actually received by FNB before the vote of shareholders. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy appointment unless, before the shares are voted, notice of such death or incapacity is filed with the Corporate Secretary or other person responsible for tabulating the votes on behalf of FNB. The shares of FNB Common Stock represented by properly executed proxy appointments received will be voted FOR (or AGAINST, if so indicated) approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the FNB proxy appointment card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment, provided, however, that such discretionary authority (i) will only be exercised to the extent permissible under applicable federal or state securities law and (ii) will not extend to any motion to adjourn the Special Meeting made by FNB for the purpose of soliciting additional proxy appointments. FNB is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A.

         The cost of soliciting proxies from holders of FNB Common Stock will be borne by FNB. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of FNB (who will receive no additional compensation for doing so).

VOTES REQUIRED

         The affirmative votes of the holders of a majority of the outstanding shares of FNB Common Stock entitled to vote at the Special Meeting are required in order to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. Therefore, a failure to return a properly executed proxy appointment or alternatively to vote in person at the Special Meeting will have the same effect as a vote against the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A (but will not be sufficient to perfect the holder's dissenters' rights). As of the Record Date, there were 130,000 shares of FNB Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote.

         As of the Record Date, the Management Group beneficially owned and held of record a total of 27,403 shares or approximately 21.08% of the issued and outstanding shares of FNB Common Stock. ALL THE MEMBERS OF THE MANAGEMENT GROUP HAVE ADVISED FNB OF THEIR INTENTION TO VOTE THEIR SHARES IN FAVOR OF THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A.

SHAREHOLDERS' DISSENTERS' RIGHTS

         Any shareholder of FNB entitled to vote on the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A has the right to receive payment of the fair value of his shares of FNB Common Stock upon compliance with Sections 48-23-202 and 48-23-204 of the Act, a copy of which is Appendix C to this Prospectus. A shareholder may not dissent as to less than all of the shares that he beneficially owns. A nominee or fiduciary may not dissent on behalf of a beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his behalf must notify FNB in writing of the name and address of the record holder of the shares, if known to him.

         Any FNB shareholder intending to enforce his dissenters' rights may not vote in favor of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A (either personally or by proxy) and must deliver to the Corporate Secretary before the time of the vote a written notice of intent to demand payment for his shares (the "Objection Notice"). The Objection Notice must state that the shareholder intends to demand payment for his shares of FNB Common Stock if the Merger is effected. A vote against approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 48-23-202 of the Act.

         If the Reorganization Agreement, including the Plan of Merger annexed thereto as Exhibit A, is approved by FNB's shareholders at the Special Meeting, each FNB shareholder who has filed an Objection Notice will be notified by FNB of such approval no later than ten (10) days after the FNB Special Meeting (the

"Dissenter's Notice"). The Dissenter's Notice will (i) state where the payment demand must be sent and where and when certificates for certificated shares of FNB Common Stock (the "Certificates") must be deposited, (ii) inform holders of uncertificated shares (if any) to what extent transfer of the shares will be restricted after the payment demand is received, (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting the dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date,
(iv) set a date by which FNB must receive the payment demand, which date may not be fewer than one nor more than two months after the date the Dissenter's Notice was delivered, and (v) be accompanied by a copy of Sections 48-23-101 through 48-23-302 of the Act. Within the time prescribed in the Dissenter's Notice, an FNB shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares of FNB Common Stock before September 21, 1993 (the date of the first public announcement of the terms of the Reorganization Agreement), and deposit the Certificates in accordance with the terms of the Dissenter's Notice. Upon delivering the Payment Demand and depositing the Certificates in accordance with the Dissenter's Notice, the FNB shareholder will retain all other rights of a FNB shareholder until these rights are cancelled or modified by consummation of the Merger. FAILURE TO COMPLY SUBSTANTIALLY WITH THESE PROCEDURES WILL CAUSE THE FNB SHAREHOLDER TO LOSE HIS DISSENTERS' RIGHTS TO PAYMENT FOR THE SHARES. CONSEQUENTLY, ANY FNB SHAREHOLDER WHO DESIRES TO EXERCISE HIS RIGHTS TO PAYMENT FOR HIS SHARES IS URGED TO CONSULT HIS LEGAL ADVISER BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

         As soon as the Merger is consummated, or upon later receipt of a timely Payment Demand, FNB shall, pursuant to Section 48-23-206 of the Act, pay to each dissenting shareholder who has complied with the requirements of
Section 48-23-204 of the Act the amount that FNB estimates to be the fair value of the shares of FNB Common Stock, plus accrued interest. Such payment must be accompanied by (i) certain of FNB's financial statements, (ii) a statement of FNB's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under Section 48-23-209 of the Act, and (v) a copy of Section 48-23-101 through 48-23-302 of the act if not previously furnished. As authorized by
Section 48-23-208 of the Act, FNB intends to delay any payments with respect to any shares (the "after-acquired shares") held by a dissenting shareholder which were not held by such shareholder on September 21, 1993, the date of the first public announcement of the terms of the Reorganization Agreement. To the extent FNB elects to withhold payment, after effecting the Merger, FNB as the surviving corporation in the Merger must estimate the fair value of the shares, plus accrued interest, and pay such amount to each dissenter who agrees to accept it in full satisfaction of this demand. FNB shall send with such payment a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand additional payment under Section 48-23-209 of the Act.

         If (i) a dissenter believes that the amount paid in respect to his shares or offered under Section 48-23-208 is less than the fair value of his shares or that the interest due is incorrectly calculated, (ii) FNB fails to make payment under Section 48-23-206 within two months after the date set for demanding payment, or (iii) FNB, having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment, the dissenter may notify FNB (or its successor in the Merger) in writing (which notice is invalid if not delivered to FNB within one month after FNB made or offered payment for such shareholder's shares) of his own estimate of the fair value of the shares and the amount of interest due and may demand payment of the difference between his estimate of the fair value and the amount of any payment in respect to such shares already received by the shareholder, or, in the alternative, if no payment has yet been made by FNB, reject FNB's offer under Section 48-23-208 and demand payment of the fair value of his shares and interest due.

         If FNB (or the surviving corporation) cannot agree with such dissenter on a fair value within two months after FNB receives the Payment Demand, FNB will institute judicial proceedings in either the chancery or circuit court of Bedford County, Tennessee (the "Court"), naming all dissenters (whether or not Tennessee residents) whose demands remain unsettled as parties to the proceeding and serving such parties with a copy of the petition. The Court will then undertake to establish the fair value of the shares immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, and will determine the interest owing on the disputed amount. The fair value of a dissenter's shares of FNB Common Stock may be more than, less than or the same as the consideration provided in the Reorganization Agreement. The Court may, in it discretion, appoint one or more persons as appraisers to receive evidence and render a decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount (if any) by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by FNB or the fair value, plus accrued interest, of his after-acquired shares for which FNB elected to withhold payment under Section 48-23-208 of the Act.

         The Court shall assess costs and expenses of such proceeding (including reasonable compensation for and expenses of the appraiser but excluding fees and expenses of counsel and experts) against FNB (or its successor in the Merger), except that the court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against FNB, if the Court finds that FNB did not comply substantially with the relevant requirements of the Act or (ii) against FNB or any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

         The foregoing summary of the applicable provisions of Sections 48-23-101 through 48-23-302 of the Act is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are included as Appendix C hereof.

         For a discussion of certain tax consequences in connection with exercising Dissenters' Rights, see "The Merger--Certain Federal Income Tax Consequences."

RECOMMENDATION

         For the reasons described below, the FNB Board has adopted the Reorganization Agreement and the Plan of Merger, believes the Merger is in the best interest of FNB and its shareholders and recommends that shareholders of FNB vote FOR approval of the Reorganization Agreement and the Plan of Merger.


                                   THE MERGER


         The following information concerning the Merger, insofar as it relates to matters contained in the Reorganization Agreemen or the Plan of Merger annexed thereto as Exhibit A, is qualified in its entirety by reference to the Reorganization Agreement, including the Plan of Merger, which is attached hereto as Appendix B. FNB shareholders are urged to read the Reorganization Agreement and the Plan of Merger carefully.

BACKGROUND OF AND REASONS FOR THE MERGER

         Background. First National Bancorp of Shelbyville, Inc. has for several years operated First National Bank of Shelbyville ("First National") in Bedford County as a small, community bank in Middle Tennessee. FIRST NATIONAL has operated with relatively few employees, focusing its activities primarily on serving depositors and local businesses and making small business, agricultural and consumer type loans. While FIRST NATIONAL's basic business has remained largely the same except for its expansion into Grundy County, the regulatory environment in which the bank operates has become increasingly complex. Credit analysis and documentation have become more complex.

         UPC learned in early 1992 that management of FNB might be inclined to consider a proposal to permit FNB to be acquired by a larger institution. Shortly thereafter, UPC made a preliminary offer to acquire FNB subject to a number of conditions. The Board of Directors of FNB did not accept the offer, and the parties discontinued all discussions related to the acquisition proposal. In mid-1993, the Board of Directors of FNB decided to explore again the possibility of selling FNB and appointed a special committee to contact potential purchasers, including UPC. At that time, Benjamin W. Rawlins, Jr., Chairman of the Board and Chief Executive Officer of UPC commenced discussions with the special committee. Such discussions resulted in the execution of the Reorganization Agreement dated as of September 21, 1993, which was approved by the FNB Board at a special meeting on September 21, 1993, and by the UPC Board of Directors at their regular meeting held on October 21, 1993.

         FNB Reasons. In light of the foregoing, the FNB Board has voted to recommend the approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A by the FNB shareholders for the following reasons:

                 (i) The trend in the banking industry is toward consolidation, making it less likely that an institution the size of FNB will be able to compete successfully in the future;

                 (ii) Given the trend in the banking industry as discussed above and the highly competitive environment in which FNB would be expected to compete in the future, the proper time to effect a merger of the organization with a larger institution is at the beginning of the trend and before increased competition has had time to adversely affect FNB's earnings and, consequently, its value;

                 (iii) FNB will be able to significantly benefit from UPC's larger capital base, operations and regulatory expertise and management talent;

                 (iv) UPC's philosophy is to provide its community banks with a substantial amount of operating autonomy, generally leaving existing management in place to manage the institution consistent with past management culture, so long as such culture is not inconsistent with UPC's policies and produces results consistent with results achieved while the institution was independent; and

                 (v) The value of the UPC Common Stock offered in exchange for the FNB Common Stock exceeds the recent trading prices for the FNB Common Stock, the annual dividend yield on the UPC Common Stock exceeds the historical yield on the FNB Common Stock, and there is a broader and more liquid market for the UPC Common Stock, which is listed and traded on the NYSE.

         The FNB Board did not assign any specific or relative weight to the foregoing factors in determining to recommend the Merger to the FNB shareholders.

         UPC Reasons. Management of UPC has recommended to the UPC Board of Directors (the "UPC Board"), and the UPC Board has approved the Merger and the Reorganization Agreement along with the Plan of Merger annexed thereto as Exhibit A, because (i) FNB has experienced strong and continued growth, (ii) FNB is located geographically in a county in which UPC has sought to increase its market share, and (iii) UPC believes that by providing FNB with access to the UPC capital base and other banking resources, FNB will be well positioned to compete in its market in the face of enhanced competition from larger, well capitalized institutions.

TERMS OF THE MERGER

         At the Effective Time of the Merger, Interim (which was formed for the specific purpose of effecting the Merger) will merge with and into FNB with FNB surviving the Merger and continuing after the Effective Time of the Merger to operate under the name First National Bancorp of Shelbyville, Inc. The surviving corporation will become a wholly-owned subsidiary of UPC. In the Merger, each share of FNB Common Stock outstanding immediately prior to the Effective Time of the Merger, other than those shares with respect to which Dissenters' Rights shall have been perfected as described above, will be converted exclusively into the right to receive shares of UPC Common Stock as provided in the Reorganization Agreement and the Plan of Merger. Those shareholders of FNB who hold of record shares of FNB Common Stock immediately prior to the Effective Time of the Merger are referenced to herein as the "FNB Record Holders."

         The number of shares of UPC Common Stock to be received by FNB Record Holders (other than dissenting shareholders, who will receive cash only) in the Merger will be determined pursuant to a conversion formula described in Section 3.1(e) of the Reorganization Agreement which is based on the Current Market Price Per Share of the UPC Common Stock. The Current Market Price Per Share equals the average price per share of the "last" trades of the UPC Common Stock on the NYSE for each of the ten (10) trading days next preceding the Closing Date. No fractional shares of UPC Common Stock will be issued in respect to FNB Common Stock, and, after aggregation of the shares (and fractional shares) of UPC Common Stock to which an FNB Record Holder is entitled, cash will be paid by UPC in lieu of any remaining fractional share.

         Holders of FNB Common Stock will have the right to dissent from the Reorganization Agreement and the Plan of Merger and receive a cash payment equal to the fair value of their shares, all in conformity with Section 48-23-101 et seq of the Act. See "The Special Meeting--Shareholders' Dissenters' Rights."

EFFECTIVE DATE AND EFFECTIVE TIME OF THE MERGER

         Articles of Merger along with the executed Plan of Merger will be filed as soon as practicable after all conditions precedent contained in the Reorganization Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals and expiration of all statutory waiting periods, or on such later date as may be agreed to by UPC and FNB. The Effective Time of the Merger will be at the time the Articles of Merger along with the Plan of Merger are filed in the Office of the Tennessee Secretary of State pursuant to the Act or at such later time as the parties may agree and specify in the Plan of Merger. The Effective Date of the Merger will be the day on which the Effective Time of the Merger occurs. It is presently anticipated that the Articles of Merger will be filed on February 28, 1994, but will specify, by agreement of the parties, an Effective Time of the Merger of 12:01 a.m. CST, on March 1, 1994. There can be no assurance that such expectation will be achieved.

SURRENDER OF CERTIFICATES

         As promptly as practicable after the Effective Time of the Merger, Union Planters National Bank, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each person who was a holder of record of FNB Common Stock immediately prior to the Effective Time of the Merger a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the "Exchange Materials") to facilitate the exchange of such holder's certificates formerly representing shares of FNB Common Stock for certificates representing shares of UPC Common Stock.

         HOLDERS OF FNB COMMON STOCK WHO DO NOT INTEND TO EXERCISE DISSENTERS' RIGHTS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE EXCHANGE MATERIALS FROM THE EXCHANGE AGENT.

         Upon receipt of the Exchange Materials, FNB Record Holders should complete the letter of transmittal in accordance with the instructions provided and deliver the letter of transmittal, together with all stock certificates formerly representing shares of FNB Common Stock to the Exchange Agent in the return envelope provided. Provided the Exchange Agent shall have received the certificates and related documentation completed in proper form, as soon as practicable after the Effective Time of the Merger, UPC will issue, and the Exchange Agent will mail, to the FNB Record Holder a certificate representing the whole number of shares of UPC Common Stock to which such holder is entitled pursuant to the Reorganization Agreement and a check in the amount of the cash consideration with respect to any remaining fractional share to which the holder is entitled. No consideration will be delivered to an FNB Record Holder unless and until such holder shall have delivered to the Exchange Agent all certificates formerly representing the shares of FNB Common Stock held by him and in respect of which he claims payment is due, or such documentation, if applicable, and security in respect of lost or stolen certificates as required by the Reorganization Agreement.

         No dividend or other distribution with respect to the UPC Common Stock will be paid or delivered to the holder of any unsurrendered FNB certificate until the holder surrenders such certificate(s) in accordance with the Exchange Materials, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

         After the Effective Time of the Merger, there will be no further transfers on FNB's stock transfer books of shares of FNB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger. If certificates representing shares of FNB Common Stock should be presented for transfer after the Effective Time of the Merger, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

         Neither UPC, the Exchange Agent, FNB nor any other person will be liable to any former holder of FNB Common Stock for any amount properly delivered to a public official pursuant to applicable unclaimed property, escheat or similar laws.

         If a certificate formerly representing FNB Common Stock has been lost, stolen or destroyed, the Exchange Agent will deliver the consideration properly payable in respect to such certificate in accordance with the Reorganization Agreement upon receipt of appropriate evidence as to such loss, theft or destruction; appropriate evidence as to ownership of such certificate by the claimant; and a lost instrument bond in form satisfactory to UPC and the Exchange Agent as required by the Exchange Materials.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of UPC and FNB to effect the Merger are subject to the satisfaction of the following conditions prior to the Closing
Date: (i) approval of the Reorganization Agreement along with the Plan of Merger annexed thereto as Exhibit A and the transactions contemplated thereby by the affirmative votes of the holders of a majority of the FNB Common Stock outstanding on the Record Date; (ii) approval of the Reorganization
Agreement and the transactions contemplated thereby by the Federal Reserve and the Tennessee Department, and the expiration of any statutory waiting periods;
(iii) receipt of all other regulatory and contractual consents necessary to consummate the transactions contemplated by the Reorganization Agreement; (iv) the satisfaction of all other requirements prescribed by law as conditions precedent to the consummation of the transactions contemplated by the Reorganization Agreement; (v) none of UPC, Interim, FNB or FIRST NATIONAL will be subject to any order, decree or injunction of a court or agency which presents a substantial risk of the restraint or prohibition of the consummation of the Merger or the obtaining of material damages or other relief in connection therewith; (vi) UPC shall have received executed affiliate agreements from those shareholders of FNB deemed to be "affiliates" by the Commission, a tax opinion letter from legal counsel to UPC confirming the Merger qualifies as a tax-free reorganization under the Internal Revenue Code and a letter from independent accountants of UPC confirming that the Merger may be accounted for as a pooling of interests in accordance with generally accepted accounting principles; and (vii) the Registration Statement of which this Prospectus forms a part shall have become effective, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

         The obligations of UPC and Interim to effect the Merger are further subject to the satisfaction, or waiver by UPC, of, among others, the following conditions: (i) UPC shall have received a legal opinion, dated the date of closing, from counsel to FNB as to the good standing of FNB, the enforceability and due authorization of the Reorganization Agreement and the receipt of all required approvals (subject to limitations as permitted in the Reorganization Agreement); (ii) each of the representations, warranties and covenants of FNB and FIRST NATIONAL set forth in the Reorganization Agreement shall, in all material respects, be true on, or complied with by, the Closing Date as if made on such date (except to the extent they relate by their terms to an earlier date) and UPC shall have received a certificate signed by certain officers of FNB and FIRST NATIONAL to such effect; (iii) there shall have been no damage or destruction to, or taking of any property of FNB or FIRST NATIONAL or any material adverse change in the business, financial condition, results of operations or prospects of FNB or FIRST NATIONAL; and (iv) FNB and FIRST NATIONAL shall not have committed to effect any form of business combination with, or asset sale to any other person or entity; adopted any "poison pill", shareholders' rights provision or "golden parachute;" or taken any other action the effect of which would be to materially diminish the value of FNB or FIRST NATIONAL to UPC.

         The obligations of FNB to effect the Merger are further subject to the satisfaction, or waiver by FNB, of, among others, the following conditions: (i) FNB shall have received a legal opinion, dated the date of closing, from counsel to UPC as to the good standing of UPC and Interim, the enforceability and due authorization of the Reorganization Agreement, the validity of the UPC Common Stock, the receipt of required approvals and the absence of conflict with UPC's charter, bylaws and material contracts (subject to limitations as permitted in the Reorganization Agreement); (ii) each of the representations, warranties and covenants of UPC set forth in the Reorganization Agreement shall, in all material respects, be true on, or complied with by, the Closing Date as if made on such date (except to the extent they relate by their terms to an earlier date) and FNB shall have received a certificate signed by certain officers of UPC to that effect; (iii) FNB shall have received from UPC certificates from UPC executive officers stating that the consummation of the transaction has been duly authorized and that the persons executing and delivering documents on behalf of UPC are duly appointed and that their signatures are genuine; and (iv) FNB shall have received from the Exchange Agent a certificate evidencing receipt of the certificates representing the UPC Common Stock and cash constituting the Consideration payable in the Merger.

         No assurance can be provided as to whether all of the conditions precedent to the Merger will be satisfied or waived by the party lawfully permitted to do so.

REGULATORY APPROVALS

         The Merger is subject to prior approval by (i) the Tennessee Department under the Tennessee Reciprocal Banking Act; and (ii) the Federal Reserve under Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"), which requires that the Federal Reserve take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. Applications for such approvals have been filed with the Federal Reserve and the Tennessee Department. The BHCA prohibits the Federal Reserve from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve finds that the anticompetitive effects of the Merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977.

         Under the BHCA, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds.
The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval unless a court specifically orders otherwise. There can be no assurance that the Department of Justice will not challenge the Merger, or if such challenge is made, as to the result thereof.

         The Merger may not lawfully proceed in the absence of the requisite regulatory approvals. As of the date of this Prospectus, both the Federal Reserve and the Tennessee Department have given their approvals of the Merger. The Federal Reserve authorized the consummation of the Merger on December 20, 1993. See "The Merger--Conditions to Consummation of the Merger" and "-- Waiver and Amendment; Termination."

CONDUCT OF BUSINESS PENDING THE MERGER

         The Reorganization Agreement contains certain restrictions upon the conduct of FNB's and FIRST NATIONAL's business pending consummation of the Merger. In particular, the Reorganization Agreement provides, in part, that, except as otherwise provided in the Reorganization Agreement and/or without the written consent of UPC, FNB and FIRST NATIONAL, respectively, may not, among other things, (i) amend its charter or bylaws; (ii) permit any lien to exist in respect to any share of stock held by FNB; (iii) repurchase any of its capital stock, split or otherwise subdivide its capital stock, recapitalize in any way or declare a stock dividend in respect to the FNB Common Stock; (iv) issue or sell any FNB Common Stock or sell or otherwise dispose of a substantial part of FNB's or FIRST NATIONAL's assets or earnings power; (v) dispose of, discontinue or acquire any material assets or businesses other than in the ordinary course of business; (vi) incur any additional debt in excess of $50,000 except in the ordinary course of business; (vii) increase compensation, pay bonuses or enter into severance arrangements except in accordance with past practices; (viii) amend any existing employment contract with any person having a salary in excess of $30,000 per year or enter into any new employment contract providing for an annual salary exceeding $30,000 per year unless FNB or its subsidiaries may terminate same at will without liability; (ix) adopt any new benefit plan;
(x) enter into any new service contracts, purchase or sale agreements or lease agreements that are material to it; (xi) make any capital expenditures except in the ordinary course of business; (xii) extend credit (or commit to extend credit) to any officer, director or holder of 2% or more of FNB Common Stock if such extension of credit would exceed 2% of the capital of FNB or FIRST NATIONAL, or amend the terms of any such credit; or (xiii) acquire direct or indirect control over any person or entity except in the ordinary course of business or in connection with internal reorganizations and acquisitions in FNB's or FIRST NATIONAL's fiduciary capacity. Moreover, FNB and FIRST NATIONAL, respectively, shall, among other things, operate in the usual, regular and ordinary course, preserve its organization and assets and maintain its rights and franchises, use its best efforts to retain its customer base and assist UPC in procuring all applicable regulatory approvals.

PAYMENT OF DIVIDENDS

         FNB is permitted under the Reorganization Agreement to declare and pay a normal and customary quarterly cash dividend with respect to the FNB Common Stock of up to $.75 per share of FNB Common Stock per calendar quarter. The aggregate amount of dividends that may be so paid shall be limited to an amount not to exceed $97,500 per calendar quarter until the Closing of the Merger. Notwithstanding the foregoing, the Reorganization Agreement prohibits FNB from paying a dividend if such payment would disqualify the Merger from being accounted for by UPC under the pooling of interests method of accounting. See UPC Common Stock and Preferred Stock -- "UPC Common Stock--Dividends."

WAIVER AND AMENDMENT; TERMINATION

         Prior to the Effective Date of the Merger, any condition of the Reorganization Agreement may (to the extent allowed by law) be waived by the party benefitted by the provision or may be amended or modified (including the structure of the transaction) by an agreement in writing approved by the Boards of Directors of UPC and FNB; provided, however, that no such amendment may be effected after shareholder approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A without approval of the FNB shareholders if the effect of such amendment would be to change the amount or the type of consideration to be paid in the Merger to the FNB Record Holders.

         The Reorganization Agreement may be terminated at any time prior to the Effective Date of the Merger, either before or after approval by the FNB shareholders, as follows: (i) by the mutual consent of the parties; (ii) by UPC or Interim if FNB or FIRST NATIONAL, respectively, should violate any affirmative or negative covenant in respect to the operation of its business;
(iii) by UPC, Interim or FNB if closing shall not have occurred by June 30, 1994, unless the failure is due to the failure of the party seeking to terminate; (iv) by either party if any governmental or regulatory approval is denied and not successfully appealed within certain time limits; (v) by either party if the other party's conditions have not been satisfied or waived as of the Closing Date or if the other party has committed a material breach that is not cured within 30 days after the breaching party receives notice of such breach; (vi) by UPC if there has been a material adverse change in the business, properties, liabilities or prospects of FNB or FIRST NATIONAL or if FNB or FIRST NATIONAL should enter into a formal capital plan in cooperation with applicable banking regulators; or (vii) by UPC should FNB or FIRST NATIONAL enter into any business combination or any letter of intent or agreement in respect thereof with any other person.

         In the event of the valid termination of the Reorganization Agreement by either UPC or FNB, the Reorganization Agreement shall become void, and there will be no liability on the part of either party or their officers or directors except for liability for breach of the Reorganization Agreement or for any misstatement or misrepresentation made prior to such termination.

MANAGEMENT AFTER THE MERGER

        The Reorganization Agreement provides that after the Effective Time of the Merger, the surviving corporation will be managed by a board of directors consisting of the members, all of whom have served on either the FNB Board or the FIRST NATIONAL Board for one or more terms and are expected to be qualified to serve as officers and/or directors of the surviving corporation. All officers and directors serve one year terms but may be re-elected or reappointed, as the case may be. Set forth below are those persons who are executive officers of FNB and FIRST NATIONAL, members of FNB's and FIRST NATIONAL's Boards of Directors, their ages and principal occupations for the last five years.

Executive Officers and Directors of FNB and FIRST NATIONAL:

NAME                              AGE                      POSITION

D. B. Nelson, Jr.                 49             Chairman of the Board of FNB
                                                 and Director of FIRST NATIONAL


John T. Bobo                      45             Director of FNB and Chairman of
                                                 the Board of FIRST NATIONAL

James H. Caperton, Jr.            45             Senior Vice President and
                                                 Director of FIRST NATIONAL
                                                 and Director of FNB

Thomas H. Hickerson               69             Director of FNB and Advisory
                                                 Director of FIRST NATIONAL

Eugene B. Higgins                 75                                Director of FNB and Advisory
                                                                    Director of FIRST NATIONAL

Delores V. Hornaday               58                                Director and Secretary of FNB
                                                                    and Advisory Director of
                                                                    FIRST NATIONAL

David L. Howard                   49                                Director of FNB and
                                                                    FIRST NATIONAL

Edward C. Huffman, Jr.            47                                Director of FNB and
                                                                    FIRST NATIONAL

L. Gordon Johnson                 71                                Director of FNB and
                                                                    FIRST NATIONAL

H. Malcolm Judd                   66                                Director of FNB and
                                                                    FIRST NATIONAL

C. Bailey Little, Jr.             56                                Director and Interim President of FNB and Advisory Director and
                                                                    Interim President of FIRST NATIONAL

Sam P. McClatchy                  41                                Senior Vice President of
                                                                    FIRST NATIONAL

Jennifer J. Feldhaus              38                                Controller of FNB and Cashier/
                                                                    Controller of FIRST NATIONAL

Lee M. McFarland                  39                                Senior Vice President of
                                                                    First National

         Mr. Bobo has been a director of FIRST NATIONAL since 1981, and FNB since its inception in 1982. He has been a practicing attorney in Shelbyville for over 19 years and is a partner in the law firm of Bobo, Hunt, and Bobo. He was elected Chairman of the Board of FIRST NATIONAL in February, 1993.

         Mr. Caperton has been a director of FIRST NATIONAL and FNB since 1986. He has been an employee of FIRST NATIONAL since 1972 and currently serves as Senior Vice President-Trust and Investments.

         Ms. Feldhaus joined FIRST NATIONAL in 1979 as Internal Auditor. She was promoted to Controller in 1983 and to Cashier/Controller in 1985. Ms. Feldhaus ia an honor graduate of the University of Tennessee in Knoxville and is a Certified Public Accountant.

         Mr. Hickerson became associated with FIRST NATIONAL in June, 1947 and served in various capacities until his retirement from active service in November, 1989. He served as President/CEO of FIRST NATIONAL from January, 1978 until December 30, 1988. He has served as a director of FIRST NATIONAL from 1957 to 1991 and of FNB from 1982 to the present.

         Mr. Higgins has served as a director of FIRST NATIONAL from 1957 to 1991, and of FNB since 1982. He was employed by FIRST NATIONAL in 1950 and served in various capacities, including Vice Chairman until retiring in August, 1983.

         Ms. Hornaday served as a director of FIRST NATIONAL from 1988 to 1991, and FNB from 1988 to the present. She was employed by FIRST NATIONAL from June, 1954 through December 31, 1991, at which time she retired. In February, 1992 she was re-elected as Secretary of FNB. She recently returned to work at FIRST NATIONAL on a part-time basis.

         Mr. Howard served as a director of FIRST NATIONAL and FNB between 1990 and January, 1992, and again from September, 1992 until the present. He is the president and owner of Dabora, Inc. and has been involved in the publishing and horse equipment business in Bedford County for over 23 years.

         Mr. Huffman, Jr. has been a director of FIRST NATIONAL since 1979 and FNB since its formation in 1982. He served in various capacities with FIRST NATIONAL until his resignation in June, 1991. At that time he was President/CEO of FIRST NATIONAL and FNB. He is now a private investor.

         Mr. Johnson has served as a director of FIRST NATIONAL since 1976 and FNB since 1982. He is a retired general merchant and is now a part-time cattle farmer.

         Mr. Judd has been a resident of Bedford County since 1954. Now retired, he was an employee of Bedford Hosiery Mills for 35 years, President from 1967 to 1986, and Vice President of Fidelity Hosiery Mills from 1987 to 1989. He has been a director of FIRST NATIONAL and FNB since 1985.

         Mr. Little served as a Director of FIRST NATIONAL from 1974 until 1991, and as a Director of FNB since its formation in 1982. He served as Senior Vice President-Operations of FIRST NATIONAL from 1986 until December, 1993, at which time he was elected Interim President of FIRST NATIONAL and FNB.

         Mr. McClatchy has 14 years of banking experience, eight months at FIRST NATIONAL. He has been Senior Vice President since June, 1993.

         Mr. McFarland, Senior Vice President, has been with FIRST NATIONAL since July, 1985. He has 13 years experience in various aspects of commercial banking. He serves as the manager of the Tracy City/Monteagle offices of FIRST NATIONAL.

         Mr. Nelson is a general partner of Coldwell Banker-Segroves/Nelson Real Estate and has been a director of FIRST NATIONAL and FNB since summer of 1989. He is a full-time fee real estate appraiser and has been in the real estate field for approximately 18 years in sales, appraising, developing of subdivisions, condominiums, apartment buildings and residential construction.

FIRST NATIONAL EXECUTIVE COMPENSATION

         The following table sets forth the compensation received by the President and Chief Executive Officer of FIRST NATIONAL for the periods indicated. Other than the President and Chief Executive Officer, FIRST NATIONAL has no executive officers whose total remuneration exceeded $100,000.

                                                                                             LONG-TERM COMPENSATION
                                                                                             ----------------------
                                 ANNUAL COMPENSATION (1)                                    AWARDS               PAYOUTS
                                 -----------------------                                    ------               -------
NAME AND                                                                    RESTRICTED
PRINCIPAL                                                OTHER ANNUAL          STOCK        OPTIONS/      LTIP        ALL OTHER
POSITION        YEAR(1)    SALARY(2)      BONUS          COMPENSATION         AWARDS        SARS(3)      PAYOUTS   COMPENSATION(4)
- --------        ----       ---------      -----         ---------------       ------      -----------    -------   ---------------
William Hart,   1992      $ 101,200       $  -                -                  -            1,300         -          12,750
President and   1991          5,600          -                -                  -            -             -              (3)
CEO of FNB,
President &
CEO of FIRST
NATIONAL


(1) Mr. Hart was not employed by FIRST NATIONAL prior to December 9, 1991. Mr. Hart's employment terminated as of November 16, 1993.
(2) Information under "Salary" includes fees for services as a director of FIRST NATIONAL.
(3) On December 9, 1992, Mr. Hart was granted an option to purchase that number of shares of FNB Common Stock equal to 1% of FNB's common stock outstanding, determined as of the day of the grant at an exercise price equal to the stock's book value as of December 31, 1991, which was $70.01 per share.
(4) Amounts reported as "All Other Compensation" include $10,798 as reimbursement for moving expenses and use of a new automobile owned by FIRST NATIONAL, and $1,952 as payment of country club membership dues.

FNB OPTIONS AND STOCK APPRECIATION RIGHTS

      The following two tables summarize option grants to the executive officer named in the FIRST NATIONAL Executive Compensation Table during 1992 and the value of the options held by such officer as of December 31, 1992. No options were exercised during 1992, and FNB has not issued any stock appreciation rights.

                                                     Option Grants in 1992

                                                                                                                  Potential
                                                                                                              Realized Value at
                                                                                                                 Assumed Annual
                                                                                                            Rates of Stock Price
                                                                                                                Appreciation
             Individual Grants                                                                                for Option Term(2)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                  Percent of
                                                    Total
                                                    Options
                                                   Granted to        Exercise
                                   Options         Employees         or Base
                                   Granted           in             Expiration        Expiration
Name                                                1992              ($/Sh)          Date (1)           5%(3)     10%(4)      0%
- ------------------------------------------------------------------------------------------------------------------------------------
William D. Hart,                  $1,300            100%            $70.01           12/09/02          $92,857   $201,769    $21,867
President & CEO

(1) Mr. Hart's options expire on the earlier of December 9, 2002, or ninety days from the termination of his employment. Mr Hart's employment terminated as of November 16, 1993.
(2) The dollar amounts under these columns are the result of calculations at 0%, 5% and 10% assumed rates as proscribed by the commission and are not intended to forecast possible future appreciation, if any, of FNB's Common Stock.
(3) Assumes FNB's Common Stock would have a book value of $141.44 per share for these values to be realizable, an increase in stock value which will benefit all FNB stockholders commensurately.
(4) Assumes FNB's Common Stock would have a book value of $225.22 per share for these values to be realizable, an increase in stock value which will benefit all FNB stockholders commensurately.

FNB AGGREGATED OPTION EXERCISES IN 1992 AND YEAR-END OPTION VALUES


                                                                                                             Value ($) of
                                                                                  Number of                  Unexercised
                                                                                 Unexercised                In-the-Money
                                   Shares Acquired        Value                   Options/at                 Options/at
Name                                on Exercise(1)     Realized($)             December 31, 1992          December 31, 1992(2)

- -----------------------------------------------------------------------------------------------------------------------------------
William D. Hart,                     ---                  ---                    Exercisable                      Exercisable
President & CEO                                                                     1,300                           21,867
                                                                                 Unexercisable                   Unexercisable
                                                                                     -0-                             -0-


(1) No FNB stock options were exercised in 1992.
(2) The book value per share of FNB Common Stock was $86.83 per share as of December 31, 1992.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      The directors and officers of FNB own approximately 21.08% of the shares of FNB Common Stock issued and outstanding and will receive the Merger consideration described above. All directors of FNB are likely to retain their positions as directors of FNB.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The federal income tax discussion set forth below is abbreviated in nature and is included for general information only. FNB shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state and local and other tax laws.

      General. It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, (i) no gain or loss will be recognized by either UPC or FNB as a result of the Merger, (ii) gain or loss will be recognized by the FNB shareholders only to the extent of any cash consideration received in respect to their FNB Common Stock in connection with the Merger (except as discussed below with respect to cash received in lieu of the issuance of fractional shares of UPC Common Stock); (iii) the tax basis of UPC Common Stock to be received by the FNB shareholders in connection with the Merger will be the same as the basis in the FNB Common Stock surrendered in exchange therefor, increased by the amount of any gain recognized and reduced by the amount of cash received with respect thereto and the amount allocable to a fractional share interest for which cash is received; and (iv) the holding period of the UPC Common Stock to be received by the FNB shareholders in connection with the Merger will include the holding period of the FNB Common Stock surrendered in exchange therefor, provided that the FNB Common Stock is held as a capital asset at the Effective Time of the Merger.

      Consequences of Receipt of Cash in Lieu of Fractional Shares. An FNB shareholder who is entitled to receive cash in lieu of a fractional share of UPC Common Stock in connection with the Merger will recognize as of the Effective Date of the Merger gain (or loss) equal to the difference between such cash amount and the shareholder's basis in the fractional share interest. Any gain or loss recognized will be capital gain (or loss) if the FNB Common Stock is held by such shareholder as a capital asset at the Effective Date of the Merger.

      Cash Received by Holders of FNB Common Stock Who Dissent. A shareholder of FNB who perfects his dissenters' rights under the laws of Tennessee and who receives a cash payment of the value of his shares of FNB Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318. In general, if the shares of FNB Common Stock are held by the holder as a capital asset at the Effective Time of the Merger, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis of such shares. Each holder of FNB Common Stock who contemplates exercising his dissenters' rights should consult his own tax advisor as to the possibility that any payment to him will be treated as dividend income.

ACCOUNTING TREATMENT

      The Merger is intended to be treated by UPC and FNB as a "pooling of interests" for accounting purposes. Accordingly, under generally accepted accounting principles as described in Accounting Principles Board Opinion No. 16 for business combinations, the assets and liabilities of FNB and UPC will be carried on the books of UPC immediately subsequent to the Effective Time of the Merger at the amounts recorded on the respective books of each corporation immediately prior to the Effective Time of the Merger. Net income of UPC subsequent to the Merger becoming effective will include the net income of FNB and UPC for the entire fiscal period in which the Merger occurs, which is expected by UPC and FNB to be fiscal year 1994. Subsequent to the Merger becoming effective, the reported income of FNB and UPC will be combined and restated as income of UPC. The unaudited pro forma financial information contained in this Prospectus has been prepared using the pooling of interests method of accounting where applicable.

EXPENSES

      The Reorganization Agreement provides, in general, that UPC and FNB will each pay their own expenses in connection with the Reorganization Agreement and the transactions contemplated thereby, including fees and expenses of their own accountants and counsel.

RESALES OF UPC COMMON STOCK

      The shares of UPC Common Stock issued pursuant to the Reorganization Agreement will be freely transferable under the Securities Act of 1933 except for shares issued to any shareholder who may be deemed to be an "affiliate" of FNB and therefore an "underwriter" in respect to UPC Common Stock for purposes of Rule 145 under the Securities Act as of the date of the Effective Time of the Merger. Affiliates may not sell their shares of UPC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement (other than on Form S-4) under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of FNB generally include individuals or entities that control, are controlled by or are under common control with FNB and will include members of the Management Group in their roles as either executive officers, directors or ten percent (10%) or greater shareholders of FNB. UPC will place restrictive legends on certificates representing UPC Common Stock issued to all persons who are deemed "underwriters" under Rule 145. The shares of the UPC Common Stock to be delivered pursuant to the Merger to any FNB shareholder deemed an "affiliate" of FNB under the Securities Act are subject to the additional restriction on resale imposed by provisions in the Reorganization Agreement requiring all affiliates to retain all shares of UPC Common Stock received by them in connection with the Merger until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of UPC and FNB for a period of not less than 30 days subsequent to the Effective Date of the Merger. Shares of UPC Common Stock delivered to any FNB shareholders deemed affiliates will bear a legend to that effect. See "Description of UPC Common and Preferred Stock--UPC Common Stock--Dividends."


                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

      As a bank holding company, UPC is subject to the regulation and supervision of the Federal Reserve. In addition, as a savings and loan holding company, UPC is registered with the Office of Thrift Supervision (the "OTS") and is subject to OTS regulations, supervision and reporting requirements. UPC's bank subsidiaries that are national banking associations, including UPNB, are subject to supervision and examination by the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). State bank subsidiaries of UPC which are members of the Federal Reserve System are subject to supervision and examination by the Federal Reserve and the state banking authorities of the states in which they are located. State bank subsidiaries which are not members of the Federal Reserve System are subject to supervision and examination by the FDIC and the state banking authorities of the states in which they are located. UPC's savings bank subsidiaries are subject to supervision and examination by the OTS. UPC's banking subsidiaries are subject to various requirements and restrictions, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the banks. In addition to the impact of regulation, the subsidiary banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

      The BHCA generally requires the prior approval of the Federal Reserve where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank or otherwise to acquire control of a bank or to merge or consolidate with any other bank holding company. The BHCA generally prohibits the Federal Reserve from approving an application by a bank holding company to acquire a bank located in another state, unless such an acquisition is specifically authorized by statute of the state in which the bank to be acquired is located. Tennessee has adopted reciprocal interstate banking legislation permitting Tennessee-based bank holding companies to acquire banks and bank holding companies in certain other states and allowing bank holding companies located in certain states other than Tennessee, to acquire banks and bank holding companies in Tennessee.

      A bank holding company is generally prohibited under the BHCA from acquiring voting shares of any company which is not a bank, and from engaging in any activities other than those of banking or of managing or controlling banks or furnishing services to or performing services for its subsidiaries. An exception to these prohibitions permits a bank holding company to engage in, or to acquire an interest in a company, such as a thrift institution, which engages in activities that the Federal Reserve has determined are so closely related to banking or managing or controlling banks as to be a proper incident thereto.

CAPITAL ADEQUACY

      The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. The minimum guideline for the ratio of total capital ("Total capital") to risk-weighted assets (including certain off-balance-sheet activities such as standby letters of credit) is 8%. At least half of the Total capital must be composed of "Tier 1 capital" which consists of common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill ("Tier 1 capital"). The remainder, which is Tier 2 capital, may consist of subordinated debt (or certain other qualifying debt issued prior to March 12, 1988), other preferred stock and a limited amount of loan loss reserves.

      In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to average total assets, less goodwill (the "Leverage ratio") of 3% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage ratio of at least 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not advised UPC of any specific minimum Leverage ratio applicable to UPC.

      Failure to meet capital requirements can subject an institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC and a prohibition on the taking of brokered deposits. As described below, under the "Prompt Corrective Action" regulations, substantial additional restrictions can be imposed upon FDIC-insured institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

      At September 30, 1993, UPC's Total risk based capital ratio was 16.86%, Tier 1 capital ratio was 14.51% and Leverage ratio was 6.91%. In addition, each of UPC's banking subsidiaries satisfied the minimum capital requirements applicable to it and had the requisite capital levels to qualify as a "well-capitalized" institution under the prompt corrective action provisions discussed below.

PROMPT CORRECTIVE ACTION

      The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") enacted in December 1991 requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet their minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under capital regulations, a bank is defined to be well capitalized if it maintains a Leverage ratio of at least 5%, a Tier 1 capital ratio of at least 6% and a Total capital ratio of at least 10% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. A bank is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above under "Capital Adequacy." In addition, a bank will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to maintain a level of tangible equity equal to not less than 2% of total assets. A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

      All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels to be considered adequately capitalized. An undercapitalized institution is: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of business. The capital restoration plan must include a guarantee by the institution's holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters. Pursuant to the guarantee, the institution's holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. If the controlling bank holding company fails to fulfill its obligations under the guarantee and files (or has filed against it) a petition under the federal Bankruptcy Code, the appropriate federal banking regulator could have a claim as a general creditor of the bank holding company, and, if the guarantee were deemed to be a commitment to maintain capital under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third-party creditors of the bank holding company.

      The regulatory agencies have discretionary authority to reclassify well capitalized institutions as adequately capitalized or to impose on adequately capitalized institutions requirements or actions specified for undercapitalized institutions if the agency determines after notice and an opportunity for hearing that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice, which can consist of the receipt of an unsatisfactory examination rating if the deficiencies cited are not corrected. A significantly undercapitalized institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. If an institution becomes critically undercapitalized, the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

DIVIDEND RESTRICTIONS

      UPC is a legal entity separate and distinct from UPNB, the Community Banks and its nonbank subsidiaries. UPC's revenues (on a parent company only basis) result, in significant part, from dividends paid to UPC by its subsidiaries. The right of UPC, and consequently the right of creditors and shareholders of UPC, to participate in any distribution of the assets or earnings of any subsidiary through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of the subsidiary (including depositors, in the case of banking subsidiaries), except to the extent that claims of UPC in its capacity as a creditor may be recognized.

      There are statutory and regulatory requirements applicable to the payment of dividends by UPNB and the Community Banks to UPC. Each national banking association subsidiary of UPC, including UPNB, is required by federal law to obtain the prior approval of the Comptroller for the payment of dividends if the total of all dividends declared by the board of directors of such bank in any year will exceed the total of (i) such bank's net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. In addition, national banks may only pay dividends to the extent that their retained net profits (including the portion transferred to surplus) exceed statutory bad debts (as defined by regulation). The state-chartered Community Banks are subject to similar restrictions on the payment of dividends by the respective state laws under which they are organized. Furthermore, as described further under "-- Prompt Corrective Action," all depository institutions are prohibited from paying any dividends, making other distributions or paying any management fees if, after such payment, the depository institution would fail to satisfy its minimum capital requirements. In accordance with the specified calculations, at September 30, 1993, UPNB and the Community Banks had approximately $87 million available for distribution to UPC without obtaining regulatory approval. The actual amount of dividends paid will be limited to a lesser amount by the management of UPC in order to maintain compliance with UPC's internal capital guidelines and to maintain strong capital positions in each of the subsidiary banks of UPC. Future dividends will depend upon the level of earnings of the subsidiary banks of UPC.

      It is the policy of the Federal Reserve that bank holding companies should pay dividends only out of current earnings. Federal banking regulators also have the authority to prohibit banks and bank holding companies from paying a dividend if they should deem such payment to be an unsafe or unsound practice. In addition, it is the position of the Federal Reserve Board that as a bank holding company UPC is expected to act as a source of financial strength to each of its subsidiary banks. See "-- Support of Subsidiary Banks."

SUPPORT OF SUBSIDIARY BANKS

      Under Federal Reserve policy, UPC is expected to act as a source of financial strength to UPNB and the Community Banks and, where required, to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve policy, UPC may not be inclined to provide it. Moreover, if one of its subsidiary banks should become undercapitalized, under FDICIA, UPC would be required to guarantee the subsidiary bank's compliance with its capital plan in order for such plan to be accepted by the federal regulatory authority. See "-- Prompt Corrective Action."

      Under the "cross guarantee" provisions of the Federal Deposit Insurance Act, any FDIC-insured subsidiary of UPC may be held liable for any loss incurred by, or reasonably expected to be incurred by the FDIC in connection with (i) the "default" of any other commonly controlled FDIC-insured subsidiary or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured subsidiary "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

      Because it is a bank holding company, any capital loans made by UPC to UPNB or any of the Community Banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment over certain other creditors of the bank holding company.

TRANSACTIONS WITH AFFILIATES

      Provisions of the Federal Reserve Act impose restrictions on the type, quantity and quality of transactions between affiliates of an insured bank and the insured bank (including its bank holding company and its nonbank subsidiaries). The purpose of these restrictions is to prevent misuse of the resources of the insured institution by its uninsured affiliates. An exception to most of these restrictions is provided for transactions between two insured banks that are within the same holding company where the holding company owns 80% or more of each of these banks (the "sister bank" exception). The restrictions also do not apply to transactions between an insured bank and its wholly owned subsidiaries. These restrictions include limitations on the purchase and sale of assets and extensions of credit by the insured bank to its holding company or its nonbank subsidiaries. An insured bank and its subsidiaries are limited in engaging in "covered transactions" with their nonbank or nonsavings bank affiliates to the following amounts: (i) in the case of any one such affiliate, the aggregate amount of covered transactions of the insured bank and its subsidiaries may not exceed 10% of the capital stock and surplus of the insured bank, and (ii) in the case of all affiliates, the aggregate amount of covered transactions of the insured bank and its subsidiaries may not exceed 20% of the capital stock and surplus of the bank. "Covered transactions" are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance or letter of credit issued on behalf of an affiliate. Further, provisions of the Bank Holding Company Act of 1956, as amended, prohibit a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

FDIC INSURANCE ASSESSMENTS

      The subsidiary banks of UPC are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule which has increased the assessment rates for most FDIC-insured depository institutions. Under the new schedule, the annual premiums initially range from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC.

RECENT BANKING LEGISLATION

      In addition to the matters noted above, FDICIA made other significant changes to the federal banking laws. FDICIA institutes certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits.

      Standards for Safety and Soundness. FDICIA requires the federal bank regulatory agencies to prescribe, by regulation to become effective no later than December 1, 1993, standards for all insured depository institutions and depository-institution holding companies relating to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest-rate risk exposure; (v) asset growth; and (vi) compensation, fees and benefits. The compensation standards must prohibit employment contracts, compensation or benefit arrangements, stock option plans, fee arrangements or other compensatory arrangements that would provide excessive compensation, fees or benefits or could lead to material financial loss, but (subject to certain exceptions) may not prescribe specific compensation levels or ranges for directors, officers or employees. In addition, the federal banking regulatory agencies would be required to prescribe by regulation standards specifying: (i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; and (iii) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions and depository institution holding companies.

      Brokered Deposits. The FDIC has adopted regulations governing the receipt of brokered deposits. Under the regulations, a bank may not lawfully accept, roll over or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that may not receive brokered deposits also may not offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized bank may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. Because UPNB and all of the Community Banks had at September
30, 1993, the requisite capital levels to qualify as well capitalized institutions, UPC believes the brokered deposits regulation will have no material affect on the funding or liquidity of UPNB or any of the Community Banks.

      Consumer Protection Provisions. FDICIA seeks to encourage enforcement of existing consumer protection laws and enacted new consumer-oriented provisions including a requirement of notice to regulators and customers of any proposed branch closing and provisions intended to encourage the offering of "lifeline" banking accounts and lending in distressed communities. FDICIA also requires depository institutions to make additional disclosures to depositors with respect to the rate of interest and the terms of their deposit accounts.

      Miscellaneous. FDICIA also made extensive changes in the applicable rules regarding audit, examinations and accounting. FDICIA generally requires annual on-site full-scope examinations by each bank's primary federal regulator. FDICIA also imposes new responsibilities on management, the independent audit committee and outside accountants to develop, approve or attest to reports regarding the effectiveness of internal controls, legal compliance and off-balance-sheet liabilities and assets.

      FDICIA also required the Federal Reserve to prescribe standards which limit the risks posed by an insured institution's "exposure" to any other depository institution to limit the risks that the failure of a large depository institution would pose to an insured depository institution. FDICIA broadly defines "exposure" to include extensions of credit to the other institution; purchases of, or investments in, securities issued by the other institution; securities issued by the other institution and accepted as collateral for an extension of credit to any person; and all similar transactions which the Federal Reserve defines by regulation to be exposure. The Federal Reserve has proposed procedures and "benchmark" standards to limit an insured depository institution's credit and settlement exposure to each of its correspondent banks. The final rules were effective on December 19, 1992, but provide for a two-year transition period.

DEPOSITOR PREFERENCE

      Legislation recently enacted by Congress establishes a nationwide depositor preference rule in the event of a bank failure. Under this arrangement, all deposits and certain other claims against a bank, including the claim of the FDIC as subrogee of insured depositors, would receive payment in full before any general creditor of the bank would be entitled to any payment in the event of an insolvency or liquidation of the bank.

                 DESCRIPTION OF UPC COMMON AND PREFERRED STOCK

      UPC's Charter of Incorporation (the "Charter") currently authorizes the issuance of 50,000,000 shares of common stock, par value $5.00 per share, and 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"). As of December 31, 1993, 19,656,924 shares of UPC Common Stock were issued and outstanding, and approximately 588,000 shares were subject to acquisition through the exercise of options granted pursuant to UPC's 1992 and 1983 Stock Option Plans and other employee, officer and director benefit plans; approximately 1,404,000 shares were authorized for issuance pursuant to said plans but not yet subject to option grants or otherwise issued; and approximately 4,478,000 shares were authorized for issuance and reserved for conversion of certain shares of UPC Preferred Stock. Additionally, as of December 31, 1993; 4,095,577 shares of UPC Preferred Stock were issued and outstanding, consisting of 44,000 shares of UPC's $8.00 Nonredeemable, Cumulative, Convertible Preferred Stock, Series B (the "Series B Preferred Stock"); 690,000 shares of UPC's 10 3/8% Increasing Rate, Redeemable, Cumulative Preferred Stock, Series C (the "Series C Preferred Stock"); 253,655 shares of UPC's 9.5% Redeemable, Cumulative Convertible Preferred Stock, Series D (the "Series D Preferred Stock"); and 3,107,922 shares of the UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock"). As of December 31, 1993, none of UPC's 250,000 authorized shares of Series A Preferred Stock were issued and outstanding. The capital stock of UPC does not represent or constitute a deposit account and is not insured by the FDIC, the Bank Insurance Fund, the Savings Association Insurance Fund or any governmental agency.

UPC COMMON STOCK

      General. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee or UPC's charter or bylaws. UPNB is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock.

      Dividends. Subject to the preferential dividend rights, if any, applicable to shares of UPC preferred stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for UPC Preferred Stock, the holders of UPC Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the UPC Board.

      UPC has the right to, and may from time to time enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on UPC Common Stock and UPC Preferred Stock. As of the date of this Prospectus, no such restrictions under any such borrowing arrangements or outstanding debt instruments are in effect.

      Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of UPC, after distribution in full of the preferential amounts, if any, to be distributed to the holders of UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation or winding-up of UPC for purposes of this paragraph.

      Because UPC is a holding company, its right and the rights of its creditors and shareholders, including the holders of UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

PREFERRED STOCK OF UPC

      Series A Preferred Stock. UPC's Charter provides for the issuance of up to 250,000 shares (subject to adjustment by action of the UPC Board) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Current Report on Form 8-K dated January 19, 1989, incorporated by reference herein.

      Series B Preferred Stock. In November 1989, UPC issued to two holders, in a private offering incidental to an acquisition, 44,000 shares of its Series B Preferred Stock all of which are outstanding as of the date hereof. Such shares bear a dividend rate of $8.00 per share per annum; dividends are cumulative. After November 30, 1994 (and in limited circumstances prior thereto), each share of Series B Preferred Stock is convertible at the option of the holder into 7.722 shares of UPC Common Stock, with the maximum number of shares of UPC Common Stock into which such shares may be converted being 339,768. The Series B Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares provide for a liquidation preference of $100.00 per share plus unpaid dividends accrued thereon and are not subject to redemption by UPC. Holders of Series B Preferred Stock have no voting rights except as required by law and certain other limited circumstances.

      Series C Preferred Stock. In August 1991, UPC issued in a public offering 690,000 shares of its Series C Preferred Stock all of which are outstanding as of the date hereof. Such shares have a stated value of $25.00 per share. Dividends are payable at the rates of approximately $.65 per quarter, increasing to $.68 on November 1, 1994, to $.71 on November 1, 1995 and to $.74 on
November 1, 1996; dividends are cumulative. The Series C Preferred Stock is not convertible, is not subject to any sinking fund provisions and has no preemptive rights. Such shares provide for a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, with the prior approval of the Federal Reserve, are subject to redemption by UPC at $25.00 per share at any time on or after October 31, 1994. Holders of Series C Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

      Series D Preferred Stock. In connection with the July, 1992 acquisition of Southeastern Bancshares, Inc., UPC issued in a private offering 253,655 shares of Series D Preferred Stock. Such shares have a stated value of $20.50 per share on which dividends accrue at a rate of 9.5% per annum; dividends are cumulative. At any time prior to redemption, each share of the Series D Preferred Stock is convertible at the option of the holder into one share of UPC Common Stock. The Series D Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $20.50 per share plus unpaid dividends accrued thereon and, at UPC's option, with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time and from time to time on or after July 1, 1995. Holders of Series D Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

      Series E Preferred Stock. In February, 1992, UPC issued in a public offering 2,200,000 shares of Series E Preferred Stock, all of which (except for 600 previously converted shares) are outstanding as of the date hereof. In the first two quarters of 1993, UPC issued 908,522 shares of Series E Preferred Stock in connection with UPC's acquisition of the remaining equity interest in Bank of East Tennessee and UPC's acquisition of Erin Bank & Trust Company in Erin, Tennessee, all of which are outstanding as of the date hereof. All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the Federal Reserve Board, are subject to redemption by UPC at any time or from time to time after March 31, 1997. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

      Certain provisions of UPC's charter and bylaws, and certain provisions of Tennessee law, may have an anti-takeover effect in that they could prevent, discourage or delay a change in control of UPC. The following summary briefly describes certain of those provisions. The summary is not intended to be complete and is qualified in its entirety by reference to UPC's Charter and Bylaws and to the Tennessee Code.

      Charter and Bylaw Provisions. Pursuant to UPC's Charter, the directors of UPC are elected for three-year terms of office, and approximately one-third of the members of the UPC Board are up for election each year. The Charter also restricts the removal of directors by shareholders.

      The Charter requires the affirmative votes of the holders of 66 2/3% of the outstanding stock for approval of a merger, consolidation or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC. The Charter also requires the affirmative votes of the holders of 66 2/3% of the outstanding stock to amend the Bylaws of UPC and the provisions of the Charter applicable to UPC's capital stock; to change the number, election and classification of directors; to give approval of certain transactions as described above; and to amend certain provisions of the Charter.

      Share Purchase Rights Plan. In 1989, the UPC Board adopted a Share Purchase Rights Plan and distributed a dividend of one Preferred Share Unit Purchase Right ("Right") for each outstanding share of UPC Common Stock. Moreover, one Right shall be, automatically and without further action by UPC, distributed in respect to each share of UPC Common Stock issued thereafter. The Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each shareholder on a fair and equal basis. Each Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Rights would separate from UPC Common Stock and each holder of a Right (other than the potential acquirer) would be entitled to purchase certain equity securities at prices below their market value. UPC has authorized 250,000 shares of Series A Preferred Stock for issuance under the Share Purchase Rights Plan, but no shares have been issued as of the date of this Prospectus. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of UPC, including the right to vote or to receive dividends.

      Provisions of the Tennessee Code. As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which imposes certain restrictions on business combinations, including, but not limited to, combinations with interested shareholders similar to those described above.

      The Tennessee Business Combination Act (the "Tennessee BCA") generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "Interested shareholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an interested shareholder unless the business combination or the transaction pursuant to which the interested shareholder became such was approved by the UPC Board before the interested shareholder became such, and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws.
The Tennessee BCA also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

      The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") restricts the voting powers of shares acquired by a party once a specific level of control is acquired, unless certain conditions are met. Specifically, the Tennessee CSAA provides that "Control Shares" will not have the voting rights to which they normally would be entitled unless approved by the other shareholders at an annual or special meeting. "Control shares" are shares that, in the absence of the Tennessee CSAA, would give the acquirer voting power within any of the following ranges of all of the voting power of UPC: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more.

      In addition, the Tennessee Investor Protection Act places limitations on certain takeover offers by persons owning 5% or more of any class of equity securities of UPC.

      The provisions described above might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company sought to acquire a controlling interest of less than 66 2/3% of the outstanding shares of UPC Common Stock, the acquirer would not thereby obtain the ability to replace a majority of the UPC Board until at least the second annual meeting of shareholders following the acquisition, and furthermore the acquirer would not obtain the ability immediately to effect a merger, consolidation or other similar business combination unless the described conditions were met. As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's shareholders to replace the UPC Board or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board and management.

                   EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS

      At the Effective Time of the Merger, the FNB Record Holders (except for any FNB shareholder properly exercising dissenters' rights) automatically will become holders of the UPC Common Stock of UPC, and their rights as holders of the UPC Common Stock will be determined by the Tennessee Business Corporation Act and by UPC's charter and Bylaws. The following is a summary of the material differences in the rights of shareholders of UPC and FNB.

REMOVAL OF DIRECTORS

      FNB's bylaws provide that its directors may be removed with cause by vote of a majority vote of the entire FNB Board. FNB's Directors may be removed with or without cause by the vote of a majority of the shareholders entitled to vote at a regular or special meeting.

      UPC's bylaws provide that directors may be removed with or without cause by vote of the holders of 66 2/3% or more of the outstanding shares entitled to vote generally in the election of directors.

REQUIRED SHAREHOLDER VOTES

FNB/s charter and bylaws contain no provisions for more than a majority vote of all shares entitled to vote on any particular matter that may be subjected to a shareholder vote. The UPC charter provides that the vote of 66 2/3% or more of the shares entitled to vote will be required to approve any merger or consolidation of UPC with or into any other corporation or the sale, lease, exchange or other disposition of substantially all of UPC's assets, if on the date a binding agreement providing for such merger, sale or other disposition, the corporation, person or entity into which UPC would be merged or to which its assets would be sold is the beneficial owner of 10% or more of the outstanding capital stock of UPC.

ELECTION OF DIRECTORS

FNB's bylaws provide for only one class of directors, and shareholders are entitled to elect all FNB directors annually. The number of directors may be fixed from time to time by a majority of the entire board of directors within the parameters set forth in the Bylaws.

UPC's bylaws provide for a classified board of directors consisting of three classes with staggered terms of three years each. Therefore, UPC shareholders are entitled to elect only one-third of UPC's directors annually. The number of directors shall benot less than seven (7) nor more than twenty-five (25). To increase the number of directors, 66 2/3% of the directors then in office must concur.

                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.


      First National Bancorp of Shelbyville, Inc. was organized as a Tennessee corporation in 1982, and is headquartered in Shelbyville, Tennessee. FNB is a one-bank holding company registered with and regulated by the Federal Reserve. First National Bank of Shelbyville was chartered as a national banking association in 1931 and commenced operations that same year. FIRST NATIONAL'S main office is located at 111 West Side Square, P. O. Box 500, Shelbyville, Tennessee 37160. There are two other full service branches in Shelbyville, one full service branch in Monteagle, Tennessee, and one full service branch in Tracy City, Tennessee. Both the Tracy City and Monteagle branches are located in Grundy County, Tennessee and were acquired from the FDIC in 1985. The Grundy County branches are approximately 60 miles southeast of Shelbyville, Tennessee. FIRST NATIONAL had total assets as of September 30, 1993, of $169 million and total deposits of $154 million, and is engaged in the general banking business, including taking deposits from the public and using such deposits, together with other funds to make loans and investments. FIRST NATIONAL is a national bank and a member of the Federal Reserve System. The deposits of FIRST NATIONAL are insured by the FDIC up to the maximum allowed by law.

      All of the outstanding shares of common stock of FIRST NATIONAL are owned by FNB. FNB has one other direct subsidiary, First Leasing Corporation of Shelbyville, Inc., which is an inactive leasing company.

      As of January 1, 1994, FIRST NATIONAL had approximately 85 full-time employees and 6 part-time employees. FNB and the leasing company have no employees. Management believes that FIRST NATIONAL has a good relationship with its employees. FIRST NATIONAL has a defined benefit pension plan and a flexible benefits and 401(k) plan for its employees as well as group health, disability and life insurance coverage.

PROPERTY

      FIRST NATIONAL owns its main office and all branch offices. FIRST NATIONAL also owns various parcels of foreclosed property.

COMPETITION

      FIRST NATIONAL competes with numerous other commercial banks and other financial institutions in Bedford and Grundy Counties in Tennessee. There are other commercial banks, savings and loan institutions, credit unions, and other companies offering financial services in Bedford, Grundy and surrounding counties.

DEPOSITS

      Management of FIRST NATIONAL does not believe there are any depositors whose withdrawals would have a significant effect on the deposits of FIRST NATIONAL.

LEGAL PROCEEDINGS

      As of the date of this proxy statement, neither FNB nor FIRST NATIONAL is involved as defendant in any legal matters that management of FNB deems would have a material impact on the financial position or results of operations of FNB.

MARKET PRICE OF FNB COMMON STOCK

      The FNB Common Stock has no established trading market, and relatively few transfers have occurred since FNB was organized in 1982. In 1992 FNB issued 30,000 shares of FNB Common Stock at $68.00 per share in a common stock offering to new and existing shareholders. There has been only intermittent trading in the FNB Common Stock, all of which has occurred in the price range between $68.00 and $175.00 per share. As of January 19, 1994, there were 410 shareholders of record of the FNB Common Stock and a total of 130,000 shares of FNB Common Stock issued and outstanding.

      FIRST NATIONAL has historically declared and paid dividends semi-annually with all dividends payable to FNB to be used for funding of FNB'S dividend payments to its shareholders. FNB has historically declared and paid cash dividends semi-annually totalling $4.00 per share annually. For calendar years 1991 and 1992 no dividends were declared due to the provisions in the formal agreement with the Office of the Comptroller of the Currency ("OCC") that FIRST NATIONAL entered into on March 26, 1991. See "Regulatory Agreement." FIRST NATIONAL declared a $97,500 dividend with the permission of the OCC on September 21, 1993, which was paid to FNB, which then declared and paid a dividend to the shareholders of FNB on October 1, 1993. FIRST NATIONAL declared a $97,500 dividend with the permission of the OCC on November 30, 1993, which was paid to FNB and then to the shareholders of FNB on December 31, 1993.

REGULATORY AGREEMENT

      FIRST NATIONAL entered into a formal agreement with the OCC on March 26, 1991, to take certain actions to improve the financial condition of FIRST NATIONAL. The agreement is a "written statement" for purposes of 12 U.S.C.
Section 1818(b)(1) and therefore is enforceable against FIRST NATIONAL and affiliates of FIRST NATIONAL including its directors, officers, employees, controlling stockholders and others who participate in the conduct of the affairs of FIRST NATIONAL. Violation of the agreement by FIRST NATIONAL may give rise to enforcement proceedings including the imposition of cease-and-desist orders and civil money penalties against FIRST NATIONAL or its institution-affiliated parties or removal and prohibition orders against institution- affiliated parties.

      FNB and FIRST NATIONAL believe that they are in full compliance with the above-described agreement.

CERTAIN BENEFICIAL HOLDERS OF FNB COMMON STOCK

      The following table sets forth certain information with respect to those known to FNB to be beneficial owners of more than five percent (5%) of the FNB Common Stock.


NAME AND ADDRESS OF                                                                   NUMBER OF      % OF
  BENEFICIAL OWNER                                                                     SHARES        TOTAL
- -------------------                                                                   ---------      -----
David L. Howard(1)                                                                     10,763         8.28%
Shelbyville, TN

Edward C. Huffman                                                                      12,701         9.77%
and Normanda S. Huffman(2)
Shelbyville, TN

(1)    Mr. Howard is also a director of FNB.

(2) Ms. Huffman is the wife of Edward C. Huffman, retired Chairman of the Board of FNB and a Director Emeritus of FNB and FIRST NATIONAL.

HOLDINGS OF FNB COMMON STOCK BY FNB MANAGEMENT

       The following executive officers and directors of FNB and FIRST NATIONAL held the following amounts and percentages of the outstanding FNB Common Stock as of January 19, 1994:

                                                                                     NUMBER OF           % OF
  NAME                                                                                SHARES           TOTAL(1)
  ----                                                                               ---------         --------
D. B. Nelson, Jr.                                                                       1,100             .85%

John T. Bobo                                                                            2,703            2.08%

James H. Caperton, Jr.                                                                    520             .40%

Thomas W. Hickerson                                                                     1,300            1.00%

Eugene B. Higgins                                                                         728             .56%

Delores V. Hornaday                                                                       187             .14%

David L. Howard                                                                        10,763            8.28%

Edward C. Huffman, Jr.                                                                  3,359            2.58%

L. Gordon Johnson                                                                       5,121            3.94%

H. Malcolm Judd                                                                         1,000             .77%

C. Bailey Little, Jr.                                                                     518             .40%

Jennifer J. Feldhaus                                                                      103             .08%

Lee M. McFarland                                                                            1             .00%

Sam P. McClatchy                                                                         None             .00%

All Executive Officers and Directors as
  a Group (14 persons)                                                                 27,403           21.08%





(1) Individual percentages may differ from total percentage due to rounding to the nearest hundredth.

                  FNB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The discussion and tabular data presented below analyze major factors and trends regarding the financial condition of FNB as of December 31, 1992 and 1991 and the results of operations of FNB for each of the fiscal years ended December 31, 1992, 1991, and 1990 and the nine month periods ended September 30, 1993 and 1992. This discussion should be read in conjunction with the consolidated financial statements and the notes thereto as of and for the three years ended December 31, 1992 and the unaudited interim financial statements as of and for the nine-month periods ended September 30, 1993 and 1992, presented in Appendix A of the Prospectus and Proxy Statement.

OVERVIEW

         For a summary of selected consolidated financial data as of and for the years ended December 31, 1988 through 1992 and for the nine-month periods ended September 30, 1993 and 1992, see page 10 of this Prospectus and Proxy Statement. Since December 31, 1988, total assets of FNB have grown at an average annual rate of approximately 1.98% to $162.7 million at December 31, 1992. This growth rate has continued in 1993, with assets increasing to $169.2 million at September 30, 1993, which represents an annualized growth rate of 5.41%.

         FNB's net income for the year ended December 31, 1992 of $2,247,000 is the highest level of income for the five-year period ended December 31, 1992, and the net loss of $3,817,000 for the year ended December 31, 1991, represents the lowest earnings for the same five year period. Net income for the nine-month period ended September 30, 1993 was $2,463,000, representing an increase of $581,000 from net income of $1,882,000 for the same period in 1992. Net income for the nine-month period ended September 30, 1993, includes a $1,282,000 cumulative effect of an accounting change for income taxes.

         Management of FNB expects growth to continue in both assets and earnings; however, such growth is dependent on the economies of the markets served by FNB and other factors which are discussed below. FNB is headquartered in Shelbyville, Bedford County, Tennessee.

SOURCES AND USES OF FUNDS

         FNB has a variety of sources of funds available, but its primary resource is the taking of deposits from customers, both individual and business. FNB's deposit acquisition strategy is to rely on a core deposit base of demand deposits as well as savings and time deposits under $100,000. Next, FNB utilizes time deposits over $100,000 and public deposits for additional sources of funds. At December 31, 1992, the percentage of time deposits over $100,000 to total deposits was 11.03% compared to 12.88% at December 31, 1991. The acquisition of deposits is from customers, individuals and businesses within FNB'S market area. Management of FNB believes that the rates offered for deposits are competitive with other financial institutions in FNB'S market area. FNB'S primary use of funds is the making of loans to customers.

         During 1992, the loan portfolio averaged 49.27% of total earning assets of FNB compared to 57.60% in 1991. Table 4 presents the composition of the loan portfolio at December 31, 1992 and 1991. FNB'S loan portfolio is comprised of loans to individuals and businesses secured by various types of collateral and in certain circumstances the loans are extended on an unsecured basis.

         A secondary use of funds is the purchasing of debt securities. During 1992, the investment portfolio averaged 43.65% of total earning assets of FNB compared to 38.47% in 1991. As of December 31, 1992 and 1991 there were no securities classified in the portfolio as held for sale. The average yields and maturities of the portfolio are detailed in Table 3. The portfolio is comprised of U.S. Treasury obligations, obligations of U.S. Government agencies, obligations of state and local governments and other securities. While FNB may continue to upgrade or reposition the portfolio, FNB's management has not in the past nor does it intend to in the future to trade securities for profit or to depend upon securities gains for a regular source of income. Securities gains and losses have not had a material impact on the results of operations for the years ended December 31, 1992, 1991, and 1990. At September 30, 1993, the market value of the investment portfolio exceeded the carrying value by approximately $3,471,000.

         For liquidity purposes, FNB has also invested other funds in interest-bearing deposits at other financial institutions and federal funds sold. The level of such invested funds varies based on the liquidity needs of FNB and the timing of other activities of FNB, including lending and deposit activities.

FINANCIAL CONDITION

         Total assets have increased at September 30, 1993 to $169.2 million, compared to $162.7 million at December 31, 1992. Total assets were $157.9 million at December 31, 1991.

         Total loans, net of unearned income, at September 30, 1993 were $67.1 million, compared to $71.0 million and $80.0 million at December 31, 1992 and 1991, respectively.

         Investment securities totaled $89.8 million at September 30, 1993 compared to $78.6 million and $62.7 million at December 31, 1992 and 1991, respectively. The level of investment securities in the future will depend on loan demand and the ability of management to attract quality loans.

         Federal funds sold and interest-bearing deposits at financial institutions totaled $3.7 million at September 30, 1993, compared to $6.0 million at December 31, 1992, a $2.3 million decrease. Such invested funds totaled $8.3 million at December 31, 1991. This decrease, which was primarily in Federal funds sold, shows the increased investment in securities as of September 30, 1993.

         Customer deposits totaled $153.9 million as of September 30, 1993, a $3.7 million increase over total deposits of $150.2 million as of December 31, 1992. Total deposits increased $700,000 from total deposits of $149.5 million at December 31, 1991.

         At September 30, 1993, FNB'S loan to deposit ratio was 43.64%, compared to 47.28% and 53.51% at December 31, 1992 and 1991, respectively.

         Total shareholders' equity as of September 30, 1993, was $13.7 million compared to $11.3 million and $7.0 million at December 31, 1992 and 1991, respectively. The increase for each period is attributable to net income for the applicable period plus the sale of capital stock on July 15, 1992, the net proceeds of which was $2,040,000.

         FNB'S equity to assets ratio was 8.07% at September 30, 1993, compared to 6.94% and 4.43% as of December 31, 1992 and 1991, respectively.

RESULTS OF OPERATIONS-NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1993 AND 1992

         NET INCOME- Net income for the nine-month period ended September 30, 1993 was $2,463,000 or $18.95 per common share, an increase from the $1,882,000 or $17.37 per common share reported for the same period in 1992. A detailed analysis of the components of net income is included below. Net income for the nine-month period ended September 30, 1993 included $1,282,000 ($9.86 per common share) as a result of a cumulative effect of an accounting change for income taxes.

         The annualized return on average assets for the nine-month period ended September 30, 1992 was 1.99% versus the 1.58% for the same period in 1992 and 1.41% for the year ended December 31, 1992. The annualized return on average shareholders' equity for the nine-month period ended September 30, 1993 was 25.87%, compared to 29.85% for the same period in 1992 and 24.82% for the year ended December 31, 1992.

         NET INTEREST INCOME- Net interest income is the major component of FNB'S income. Net interest income before the provision for loan losses was $4,923,000 and $4,755,000 for the nine-month periods ended September 30, 1993 and 1992, respectively. Total interest income decreased from $9.7 million for the nine-months period ended September 30, 1992 to $8.9 million for the same period in 1993. Total interest expense decreased from $5.0 million for the nine-month period ended September 30, 1992 to $4.0 million for the same period in 1993. The decreases in total interest income and interest expenses are a result of the declining interest rate environment experienced in 1991 and 1992, continuing in 1993. The declining interest rate environment has reduced the yield on interest-earning assets as well as decreasing the rate paid on interest-bearing liabilities.

         PROVISION FOR LOAN LOSSES- The provision for loan losses for the nine-month periods ended September 30, 1993 and 1992 were $0 and $382,000, respectively. The allowance for loan losses, which totaled $2.9 million at September 30, 1993, has been, in management's opinion, sufficient to absorb any losses inherent in the loan portfolio and levels of nonperforming loans.
Future provisions for loan losses, if any, will be based on past loan experience, growth and composition of the loan portfolio, as well as the then current economic conditions. The $2.9 million allowance for loan losses at September 30, 1993 represents 4.30% of the gross outstanding loans as of that date.

         A summary of the activity in the allowance for loan losses for the nine-month periods ended September 30, 1993 and 1992 is set forth below ($000's omitted):

                                                                                           SEPTEMBER 30
                                                                                           ------------
                                                                                       1993          1992
                                                                                       ----          ----
         Balance-January 1                                                           $   3,970    $    4,415
         Provision charged to expense                                                        0           382
         Net loans charged-off                                                          (1,081)         (752)
                                                                                        -------        ------
         Balance at period end                                                       $   2,889    $    4,045

         Loans past due 90 days or more and still accruing interest were $60,000 and $370,000 at September 30, 1993 and December 31, 1992, respectively. At September 30, 1993 and December 31, 1992, FNB has $1,608,000 and $2,349,000,
respectively, in loans on nonaccrual status. Loans are placed on nonaccrual status when they become past-due as to principal or interest and in the opinion of management the loans are not in the process of collection or well-secured.

         Management has reviewed in detail all loans outstanding as of September 30, 1993, and believes there are no loans outstanding which are not past due or on nonaccrual status as of September 30, 1993, that would cause management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

         As of September 30, 1993, there were no foreign loans outstanding and no concentrations of loans (loans to borrowers engaged in similar activities) exceeding 10% of total loans outstanding.

         FNB'S rollover policy consists of an item by item review of maturing loans. Each maturing loan is evaluated to determine if such loan will be renewed (or rolled over) and if so, at what amount, rate and maturity.

         NONINTEREST INCOME- Noninterest income for the nine-month period ended September 30, 1993 was $877,000, a decrease of $249,000 from the $1,126,000 for the same period in 1992. The primary sources of noninterest income are from service charges on deposits and other miscellaneous income from the operations of FNB. No significant increases or decreases from 1992 to 1993 in the individual items comprising noninterest income occurred. Securities gains were $256,000 for the nine-month period ended September 30, 1993, compared to $374,000 gain for the same period in 1992.

         NONINTEREST EXPENSES- Noninterest expenses for the nine-month period ended September 30, 1993 were $3,908,000, a $292,000 increase from the $3,616,000 reported for the same period in 1992. The primary components of noninterest expenses are salaries and wages, occupancy and equipment expenses, FDIC insurance premiums and other miscellaneous operating expenses of FNB. The increase was primarily due to the restoration of director and committee fees after being discontinued in 1992, the restoration of funding of the pension plan after temporary halt in 1992, and an increase in FDIC premiums.

         INCOME TAXES- The provision for income taxes for the nine-month period ended September 30, 1993 totaled $710,000, compared to $526,000 for the same period in 1992. The increase is due to the adoption and booking of the deferred tax asset and loss carryforwards according to FAS No. 109 in early 1993.

         Effective January 1, 1993, FNB adopted SFAS No. 109, "Accounting for Income Taxes" which had a material impact on FNB's financial position and results of operations. The cumulative effect of the accounting change was $1,282,000, which is included in the net income for the nine-month period ended September 30, 1993.

RESULTS OF OPERATIONS-FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

         NET INCOME- Net income for 1992 was $2,247,000, a significant increase over the net loss of $3,817,000 for 1991. 1990 also had a net loss of $1,205,000. Both of the loss years were due to extraordinarily high provisions for loan losses.

         A more detailed analysis of the components of net income and the changes in such components is included under the appropriate captions below.

         NET INTEREST INCOME- Net interest income, the major component of FNB'S income, is the amount by which interest and fees generated by earning assets exceeds the total interest cost of funds used to carry them. Table 1-Interest Rates and Interest Differential, and Table 2- Volume and Yield/Rate Variances, in the following information, provide an analysis of net interest income for the years ended December 31, 1992, 1991 and 1990.

         Net interest income was $6.4 million for the year ended December 31, 1992, compared with $6.2 million and $6.1 million for the years ended December 31, 1991 and 1990, respectively. The growth in net interest income has come from increased levels of interest-earning assets and the changes in yield and rates that have changed the overall levels of total interest income.

         PROVISION FOR LOAN LOSSES- The allowance for loan losses has been, in the opinion of management, sufficient to maintain adequate support for the loan portfolio. The level of provisions for loan losses is based on past loan experience, growth, composition of the loan portfolio, as well as current conditions. FNB recorded provisions for loan losses totaling $382,000, $4,952,000 and $3,224,000 for the years ended December 31, 1992, 1991 and 1990, respectively. The significant increases in 1990 and 1991 were the result of increases in the level of nonperforming loans and deterioration of certain specific credits.

         Table 7 in the accompanying information presents a "Summary of Loan Loss Experience" for the years ended December 31, 1992,and 1991. The amounts of nonperforming assets represents risks in the loan portfolio; however, a major portion of such loans is collateralized and should not be interpreted as losses.

         NONINTEREST INCOME- Total noninterest income for 1992 was $1,370,000, a $489,000 increase from the $881,000 reported for 1991. 1991 noninterest income decreased $360,000 from the $1,242,000 reported for 1990. The increase in non-interest income in 1992 from 1991 is due primarily to gains on securities in 1992 of $374,000 versus a loss of $117,000 in 1991.

         Management continues to identify new sources of noninterest income; however, no significant growth or the maintenance of current levels of noninterest income can be assured.

         NONINTEREST EXPENSE- Total noninterest expenses for 1992 were $5.1 million or $900,000 less than the $6.0 million reported for 1991. Total noninterest expenses for 1990 were $5.4 million, which is an increase from 1991 of $600,000 or 11.11%. The decrease in 1992 compared to 1991 was attributable to a temporary halt in directors and committee fees, director's deferred compensation, funding of the employee's retirement plan and other operating expenses in 1992. The increase in noninterest expenses in 1991 over 1990 were primarily concentrated in large legal and other real estate expenses incurred in connection with the deterioration of certain specific credits. Also, there was a permanent loss on a bond carried in the investment portfolio and a significant increase in FDIC premiums.

         Management continues to monitor the level of noninterest expenses to identify cost reductions where applicable; however, no significant reductions are expected.

         INCOME TAXES- Income Tax expense (benefit) totaled $745,000, ($48,000) and ($125,000) for the years ended December 31, 1992, 1991, and 1990, respectively. The 1992 expense of $745,000 was offset by a tax benefit due to loss carryforward of $699,000 making the net income tax effect an expense of $46,000. The 1992 expense of $745,000 before the tax benefit represents a 32.49% effective tax rate. Since 1991 and 1990 were loss years, effective tax rate computations are meaningless.

         REGULATORY ASSESSMENTS- FNB is required to pay certain fees to the FDIC and the Office of the Comptroller of the Currency (OCC). FDIC insurance and OCC assessments totaled $386,000, $362,000 and $212,000 for the years ended December 31, 1992, 1991 and 1990, respectively. The current assessment rate is 26 cents per $100 of deposits. Depending on the level and soundness of the FDIC insurance fund, this assessment could increase in the future.

         EFFECTS OF INFLATION- A bank's asset and liability structure is primarily monetary in nature, that is, fixed in terms of monetary amounts. Consequently, the impact of inflation on a bank differs significantly from an industrial company. Factors such as interest rates have a more significant impact on a bank's performance than does general inflation. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the price of other goods and services.

         ACCOUNTING PRONOUNCEMENTS- In December 1990, the FASB issued Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"). As a non-public employer with fewer than 500 employees, FNB is not required to adopt, and has not adopted, SFAS 106 as of September 30, 1993. However, the impact of such adoption in the future is not expected to have a material impact on FNB'S financial position or results of operations.

         Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes", ("SFAS 109") was issued in February 1991 and adopted by FNB effective January 1, 1993. Implementation resulted in the recording of a cumulative effect adjustment of $1,282,000 during the nine-month period ended September 30, 1993.

         Statement of Financial Accounting Standards No. 115, "Accounting for Certain Debt and Equity Securities ("SFAS 115") was issued in 1993. FNB expects to adopt SFAS 115 as of January 1, 1994; however the impact of such adoption is not expected to be significant.

                                    TABLE 1
                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.
                    INTEREST RATE AND INTEREST DIFFERENTIAL
                        For the Years Ended December 31,
                                ($000'S OMITTED)


                                                       1992                         1991                        1990
                                             Average   ----    Yield/     Average   ----     Yield/  Average    ----    Yield/
                                             Balance  Interest   Rate     Balance  Interest    Rate   Balance  Interest   Rate
                                             -------  --------  ------    -------  --------    ----   -------  --------   ----
ASSETS
  Interest Earning Assets

    Loans, net of unearned income (1)        $75,647    $7,651   10.11%   $89,883   $10,107   11.24%  $95,469   $11,161    11.69%

    Taxable Investment Securities (2)         64,021     4,578    7.15%    54,925     4,396    8.00%   47,982     4,137     8.62%

    Nontaxable Investment Securities             800        49    6.13%     2,428       136    5.60%    7,341       519     7.07%

    Federal Funds Sold                        10,881       377    3.46%     6,132       337    5.50%    3,039       245     8.06%

    Deposits at other Financial Institutions   2,194       171    7.79%     2,692       228    8.47%    2,992       268     8.96%
                                            --------  --------   ------  --------   -------   ------ --------  --------    ------

      Total Interest Earning Assets (2)     $153,543   $12,826    8.35%  $156,060   $15,204   9.74%  $156,823   $16,330    10.41%
                                            --------  --------   ------  --------   -------   ------ --------  --------    ------

  Noninterest Earning Assets

    Cash and Due from Banks                   $4,310                       $4,358                      $4,207

    Premises and Equipment                     2,441                        2,600                       2,352

    Other Assets                               3,220                        4,447                       4,770

    Less Allowance for Loan Losses            (4,053)                      (2,862)                     (1,815)
                                            --------                     --------                    --------

      TOTAL ASSETS                          $159,461                     $164,603                    $166,337
                                            ========                     ========                    ========


LIABILITIES AND STOCKHOLDERS' EQUITY

  Interest Bearing Liabilities

    Now Accounts                             $22,668      $734    3.24%   $18,177      $823   4.53%   $16,017      $804     5.02%

    Money Market Accounts                     12,716       443    3.48%    14,223       748   5.26%    13,569       871     6.42%

    Savings Deposits                          13,822       482    3.49%    11,073       590   5.33%     9,987       571     5.72%

    Certificates of deposit $100,000 and over 17,401       912    5.24%    20,660     1,463   7.08%    21,885     1,765     8.06%

    Other Time Deposits                       69,031     3,814    5.52%    75,205     5,377   7.15%    78,493     6,236     7.94%
                                            --------  --------   ------  --------   -------   ------ --------  --------    ------

      Total Interest Bearing Liabilities    $135,638    $6,385    4.71%  $139,338    $9,001   6.46%  $139,951   $10,247     7.32%
                                            --------  --------   ------  --------   -------   ------ --------  --------    ------

Noninterest Bearing Liabilities

    Demand Deposits                          $13,621                      $13,312                     $13,895

    Other Liabilities                          1,340                        3,084                       1,532

    Shareholders' Equity                       8,862                        8,869                      10,959
                                            --------                     --------                    --------

      Total Liabilities and                 $159,461                     $164,603                    $166,337
                                            ========                     ========                    ========
       Shareholders' Equity

NET INTEREST INCOME                                     $6,441                       $6,203                      $6,083
                                                       =======                      =======                      ======
NET YIELD ON INTEREST EARNING ASSETS                              4.19%                       3.97%                        3.88%
                                                                  =====                       =====                        =====

       (1) Nonaccruing loans are included in the daily average loan amount outstanding and income on such loans is recognized as received. Loan fees for all three years are included in the interest amounts for loans, but in each case were immaterial in amount.
       (2) These amounts have not been presented on a tax-equivalent basis.

                                    TABLE 2
                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.
                        VOLUME AND YIELD/RATE VARIANCES
                                ($000'S OMITTED)

                                                            1992 Compared to 1991                  1991 Compared to 1990
                                                            ---------------------                  ---------------------
                                                             Increase (Decrease)                    Increase (Decrease)

                                                                 Due to (1)                              Due to (1)
                                                                 ----------                              ----------

                                                        Volume      Rate         Net          Volume       Rate         Net
                                                        ------      ----         ---          ------       ----         ---
        Interest Earned on:
             Loans, net of unearned income (1)        ($1,600)      ($856)     ($2,456)        ($653)      ($401)    ($1,054)

             Taxable Investment Securities (2)            725        (543)         182           596        (337)        259

             Nontaxable Investment Securities             (91)          4          (87)         (347)        (36)       (383)

             Federal Funds Sold                           261        (221)          40           249        (157)         92

             Deposits at other Financial Institutions     (42)        (15)         (57)          (27)        (13)        (40)
                                                      --------     -------      -------       -------     -------     -------

           Total income from Interest Earning Assets     (747)     (1,631)      (2,378)         (182)       (944)     (1,126)

        Interest Paid on:

             Now Accounts                                 203        (292)         (89)          108         (89)         19

             Money Market Accounts                        (80)       (225)        (305)           42        (165)       (123)

             Savings Deposits                             147        (255)        (108)           62         (43)         19

             Certificates of                             (231)       (320)        (551)          (99)       (203)       (302)
             deposit $100,000 and over

             Other Time Deposit                          (441)     (1,122)      (1,563)         (261)       (598)       (859)
                                                      --------     -------      -------       -------     -------     -------


        Total Expense on Interest Bearing Liabilities    (402)     (2,214)      (2,616)         (148)     (1,098)     (1,246)
                                                      --------     -------      -------       -------     -------     -------

        NET INTEREST INCOME                             ($345)       $583         $238          ($34)       $154        $120
                                                      ========     =======      =======       =======     =======     =======


        (1) The change in interest due to both rate and volume has been allocated on a consistent basis to rate.

                                    TABLE 3

                        PORTFOLIO MATURITIES AND YIELDS
                             (Dollars in thousands)


                                                                         DECEMBER 31, 1992
                                                                         -----------------
                                                                                                 AVERAGE
                                                                                BOOK VALUE        YIELD
                                                                                                 -------
U. S. Treasury and Government Agency
  Securities:
         Within One Year                                                     $       3,947       6.88%
         One to Five Years                                                          41,324       6.23
         Over Ten Years                                                              8,313       6.85
                                                                             -------------
                 Total                                                              53,584

Obligations of State and
   Political Subdivisions(1):
         Within One Year                                                               173       5.58
         One to Five Years                                                             345       8.38
         Five to Ten Years                                                             630       8.69
         Over Ten Years                                                                564       7.84
                                                                             -------------
                 Total                                                               1,712

Mortgage Backed Securities                                                          22,910       7.72
Marketable Equity Securities with no
   maturity                                                                            358
                                                                             -------------

                 Total Investments                                           $      78,564
                                                                             =============


(1) The average yield is not presented on a tax-equivalent basis.

         There are no investment securities (other than securities of the U. S. Government and its agencies and Mortgage Backed Securities) which have an aggregate book value as of December 31, 1992 exceeding ten percent (10%) of shareholders' equity as of that date.

Table 4 presents a summary of loans by category as of December 31, 1992 and 1991.

                                    TABLE 4

                            GROSS LOANS BY CATEGORY
                             (Dollars in Thousands)


                                                                              December 31,
                                                                     1992                    1991
                                                                     ----                    ----
         Real Estate:
           Secured by single-family                                 $29,241                   $29,472
           Construction, land development
             and other commercial                                    15,698                    14,713
           Secured by Farmland                                        3,506                     4,705
           Secured by Multi-Family                                       41                        51
           Commercial and Industrial                                 10,884                    15,639
           Agricultural                                                 972                     1,462
           Individual Installment                                    10,123                    12,484
           Lease Financing                                                0                       455
           Other Loans                                                  669                     1,397
                                                                    -------                   -------

                 Total                                               71,134                    80,378
           Unearned Income                                              116                       362
                                                                    -------                   -------

                 Loans, net of unearned income                      $71,018                   $80,016
                                                                    =======                   =======


         Loans made by FNB to directors, executive officers and those individuals or organizations that are related to them totaled $532,000 and $640,000 as of December 31, 1992 and 1991, respectively. All of these loans were made in the normal course of business on substantially the same terms as extended to other customers of comparable size and financial status and the loans did not include more than a normal risk of collectibility or present any other unfavorable terms.

Table 5 sets forth the loan maturity and interest rate sensitivity of loans as of December 31, 1992.

                                    TABLE 5

                                 LOAN MATURITY
                            As of December 31, 1992
                             (Dollars in Thousands)

Fixed Rate Loans
         Three months or less                                                                $ 6,868
         After three months through one year                                                   7,126
         After one year through five years                                                     7,700
         After five years                                                                      1,349
                                                                                             -------

                          Total fixed rate loans                                              23,043
                                                                                             -------
Floating rate loans:
         Repricing quarterly or more frequently                                               17,870
         Repricing annually or more frequently, but
                 less than quarterly                                                          13,547
         Repricing every five years or more frequently,
                 but less than annually                                                       14,209
                                                                                             -------

                 Total Floating Rate Loans                                                    45,626
                                                                                             -------

                          Total Loans (1)                                                    $68,669
                                                                                             =======

(1) Net of nonaccrual loans ($2,349,000) and Unearned Income ($116,000).

Table 6 sets forth information on the nonperforming loans in FNB's loan portfolio as of December 31, 1992 and 1991. Although the amounts shown represent risks in the loan portfolio, the major portions are collateralized and should not be interpreted as losses.

                                    TABLE 6

                              NONPERFORMING ASSETS
                             (Dollars in thousands)


                                                                            December 31,
                                                                      1992              1991
                                                                      ----              ----
Nonaccrual loans                                                      $2,349            $3,377
Loans Past Due 90 Days                                                   370               169
Other Real Estate Owned and Foreclosed assets                            151             1,330
                                                                    --------          --------

         Total Nonperforming Assets                                   $2,870            $4,876
                                                                    ========          ========


         Commercial and real estate loans are placed on nonaccrual status when they become ninety days or more past due as to principal or interest unless in the opinion of management, the loans are both well secured and in the process of collection.

         At December 31, 1992, there were no concentrations of loans (loans to borrowers engaged in similar activities) exceeding 10% of the total loans outstanding. There were no foreign loans outstanding at December 31, 1992 or 1991.

                                    TABLE 7

                        SUMMARY OF LOAN LOSS EXPERIENCE
                        For the Years Ended December 31,
                             (Dollars in thousands)


                                                                      1992              1991
                                                                      ----              ----
Balance, January 1,                                               $  4,415            $  2,804
Provision for Loan Loss                                                382               4,952
Loans Charged-Off:
         Commercial, agricultural and
                 real estate                                         1,441               2,895
         Installment                                                   221                 783
                                                                  --------            --------
                 Total loans charged-off                             1,663               3,678

Recoveries:
         Commercial, agricultural and
                 real estate                                           663                 151
         Installment                                                   172                 186
                                                                  --------            --------
                 Total recoveries                                      835                 337
                                                                  --------            --------
Net Charge-offs                                                        827               3,341
                                                                  --------            --------

Balance, December 31,                                             $  3,969            $  4,415
                                                                  ========            ========

Loans, net of unearned income:
         Year end                                                 $ 71,018            $ 80,016
         Average during Year                                        75,647              89,883

Allowance for loan losses to year
  end loans, net of unearned income                                   5.59%               5.52%


         In determining the amount of the provision for loan losses and allowance for loan losses, management considers past loan charge-offs, the level of past due an nonaccrual loans, the size and mix of the portfolio, adverse classifications at recent regulatory examinations, general economic conditions in the market area, and most importantly, a review of individual loans to identify potential credit problems. The level of allowances for loan losses is believed adequate in relation to the size, mix and quality of the loan portfolio.

         Table 8 presents an allocation of the allowance for loan losses by different loan categories. The allocation is based on a number of qualitative factors, including management's review of the reserve. The amounts presented are not necessarily indicative of the actual amounts which will be charged to any particular loan category.

                                    TABLE 8
                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                                (Dollars in thousands)


                                                                             December 31,
                                                               1992                                1991
                                                               ----                                ----
                                                     Amount              %               Amount             %
                                                     ------             --               ------            --

Real Estate                                         $    970            25              $    979           22
Commercial and Industrial                              2,706            69                 3,023           69
Agricultural                                              78             2                   117            3
Lease Financing                                            0             0                    18            0
Other                                                    215             4                   278            6
                                                    --------           ---              --------          ---

         TOTAL                                      $  3,969           100              $  4,415          100
                                                    ========           ===              ========          ===


LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

         FNB views liquidity and asset/liability management as the ability to assure that funds are available to support bank requirements, that is, the ability to allow depositors ready access to their monies and credit customers available funds to meet their credit needs. It is also the process by which FNB monitors and attempts to control the mix and maturities of its assets and liabilities in order to maximize net interest income. Management maintains a federal funds sold balance it believes necessary to meet FNB's daily cash needs. Management does not foresee any particular matters which might immediately threaten its ability to remain liquid.

DEPOSITS

         Table 9 sets forth the average balance on FNB deposit accounts for the periods indicated. Average rates paid on deposits by FNB are reflected in Table 1.

                                    TABLE 9
                               Average Deposits
                               ----------------
                            (Dollars in thousands)





                                                                            December 31,
                                                                      1992              1991
                                                                      ----              ----
Interest Bearing:
         Demand                                                   $ 35,384          $ 32,400
         Savings                                                    13,822            11,073
         Time                                                       86,432            95,865
Noninterest Bearing:
         Demand                                                     13,621            13,312
                                                                  --------          --------

         Total Deposits                                           $149,259          $152,650
                                                                  ========          ========



           Included in time deposits are $15,801,000 of certificates of deposit of $100,000 or greater, the maturities of which are set forth in Table 10 below.



                                    TABLE 10

                             Time Deposit Maturity
                            As of December 31, 1992
                             (Dollars in thousands)

Maturing

3 months or less                                                      $5,349
Over 3 months through 12 months                                        8,550
Over 12 months through 5 years                                         1,902
Over 5 years                                                               0
                                                                    --------

         Total                                                       $15,801
                                                                   =========

                          VALIDITY OF UPC COMMON STOCK

         The validity of the shares of UPC Common Stock offered hereby will be passed upon by Gary A. Simanson, Assistant Secretary and Associate General Counsel of UPC. Gary A. Simanson is an officer of UPC and UPNB and receives compensation from UPC.

                                    EXPERTS

     The consolidated financial statements of Union Planters Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K of UPC for the year ended December 31, 1992, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of Security Trust Federal Savings and Loan Association and SaveTrust Federal Savings Bank for the year ended December 31, 1992, incorporated in this Prospectus by reference to UPC's Annual Report on Form 10-K dated December 31, 1992, have been so incorporated in reliance upon the report of Horne CPA Group, independent accountants, given on authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Mid-South Bancorp, Inc. as of and for the year ended December 31, 1992, incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated September 27, 1993, have been so incorporated in reliance on the report of Baird, Kurtz & Dobson, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Bank of East Tennessee as of and for the year ended December 31, 1992, incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated September 27, 1993, have been so incorporated in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Central State Bancorp, Inc. as of and for the year ended December 31, 1992, incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated September 27, 1993, have been so incorporated in reliance on the report of Williams and Jerrolds, P.C., independent accountants, incorporated, given on the authority of said firm as experts in auditing and accounting.

     The consolidated balance sheets of First Federal Savings Bank and subsidiary, of Maryville, Tennessee, as of December 31, 1992 and 1991, and the related consolidated statements of operations, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1992, incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated September 27, 1993, have been incorporated in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Garrett Bancshares, Inc. as of and for the year ended December 31, 1992, incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated September 27, 1993, have been so incorporated in reliance on the report of Heathcott & Mullaly, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of First National Bancorp of Shelbyville, Inc. as of and for the year ended December 31, 1992, incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated October 14, 1993, have been so incorporated in reliance on the report of Winnett Associates, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Tennessee Bancorp, Inc. as of December 31, 1992 and 1991 and for the years ended December 31, 1992 and 1991, the six months ended December 31, 1990 and the year ended June 30, 1990 incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated October 14, 1993, have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheets of Liberty Bancshares, Inc. and subsidiary, of Paris, Tennessee, as of December 31, 1992 and 1991, and the related consolidated statements of operations, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1992, incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated January 10, 1994, have been incorporated in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Clin-Ark Bankshares, Inc. as of December 31, 1992 and for the year ended, incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated January 10, 1994, have been audited by Frost & Company, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance on the report of such firm given on the authority of said firm as experts in auditing and accounting.

                           UNION PLANTERS CORPORATION
                              INDEX TO APPENDICES

APPENDIX
 NUMBER

A-1  --    First National Bancorp of Shelbyville, Inc. Audited Consolidated
           Financial Statements as of December 31, 1992 and 1991, and for the three years ended December 31, 1992

A-2  --    First National Bancorp of Shelbyville, Inc. Unaudited Consolidated
           Financial Statements as of September 30, 1993, and for the three-month and nine-month periods ended September 30, 1993 and 1992

B    --    Agreement and Plan of Reorganization, along with the Plan of
           Merger annexed thereto as Exhibit A

C    --    Excerpt from Tennessee Business Corporation Act, as
           amended--Dissenters' Rights

                                 APPENDIX A-1


                 First National Bancorp of Shelbyville, Inc.


                  Audited Consolidated Financial Statements as of December 31, 1992 and December 31, 1991 and for the three years ended

                                    CONTENTS


                                                                                                                Page
Independent Auditor's Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

Audited Financial Statements
Consolidated Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

Consolidated Statement of Changes in Stockholders' Equity . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

Consolidated Statement of Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

Consolidated Statement of Cash Flows  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
First National Bancorp of Shelbyville, Inc.
Shelbyville, Tennessee


                 We have audited the accompanying consolidated balance sheet of First National Bancorp of Shelbyville, Inc. and Subsidiaries as of December 31, 1992 and 1991 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1992. These consolidated financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

                 We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                 In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of First National Bancorp of Shelbyville, Inc. and Subsidiaries as of December 31, 1992 and 1991, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1992 in conformity with generally accepted accounting principles.

                 As discussed in Note N to the financial statements, First National Bank of Shelbyville, Tennessee is operating under a Letter Agreement with the Office of the Comptroller of the Currency.


                                                              Winnett Associates



January 22, 1993
(except for Note Q, as to which the date is September 21, 1993)

                           CONSOLIDATED BALANCE SHEET

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES
                           December 31, 1992 and 1991
                             (Dollars in Thousands)

                                                                                          December 31,
ASSETS                                                                           1992                      1991
- ------                                                                      ----------               -----------

Cash on hand and due from banks                                             $   5,566                $   5,088

Interest-bearing deposits with banks                                            1,581                    2,868
Federal funds sold                                                              4,370                    5,400
Investment securities (market value of
$79,355 in 1992 and $63,713 in 1991)                                           78,206                   62,255
Other investments                                                                 358                      462


Loans                                                                          71,134                   80,378
Less:  Allowance for loan losses                                                3,969                    4,415
        Unearned income                                                           116                      362
                                                                            ---------                ---------
                                                                               67,049                   75,601

Premises and equipment, net                                                     2,367                    2,501

Accrued interest receivable                                                     1,481                    1,700
Other real estate                                                                 141                      367
Deferred income taxes                                                             363                      378
Other assets                                                                    1,182                    1,328
                                                                            ---------                ---------
     Total Assets                                                           $ 162,664                $ 157,948

                                                                            =========                =========





The accompanying notes are an integral part of these consolidated financial statements.

                       LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                             1992                        1991
                                                                          -----------                 -----------
DEPOSITS
- --------
     Non-interest bearing                                                 $    14,899                 $  12,617
     Certificates of deposit of
     $100,000 and over                                                         15,801                    18,731
     Other interest bearing                                                   119,506                   118,177

                                                                          -----------                 ---------
                                                                              150,206                   149,525

Deferred compensation payable                                                     489                       467
Accrued interest payable                                                          420                       704
Provision for state taxes                                                          38                        23
Other liabilities                                                                 223                       228


Commitments and Contingent Liabilities - Note G

STOCKHOLDERS EQUITY

     Common stock, par value $10 per share,
     700,000 shares authorized, 130,000
     shares issued and outstanding                                              1,300                    1,000
     Additional paid-in capital                                                 4,240                    2,500
     Retained earnings                                                          5,748                    3,501

                                                                          -----------                 --------
                                                                               11,288                    7,001

                                                                          -----------                 --------
                                                                            $ 162,664                $ 157,948

                                                                          ===========                =========





The accompanying notes are an integral part of these consolidated financial statements.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

              For the years ended December 31, 1990, 1991,and 1992

               (Dollars in thousands, except for per share data)



                                                                           Additional
                                                              Common          Paid-In         Retained            Total
                                                               Stock          Capital         Earnings

                                                             --------         -------          -------         --------
Balance January 1, 1990                                      $ 1,000          $ 2,500          $ 8,763         $ 12,263

Net Loss                                                                                        (1,205)          (1,205)

Cash dividends - $4.00 per share                                                                  (400)            (400)

                                                             --------      -----------        ----------      ---------
Balance at December 31, 1990                                   1,000            2,500            7,158           10,658

Prior period adjustment                                                                            160              160
     Correction of an accrual error
                                                             --------      -----------        ----------      ---------
                                                               1,000            2,500            7,318          10,818

Net loss                                                                                        (3,817)         (3,817)

                                                            ---------      -----------        ----------      ---------
Balance at December 31, 1991                                   1,000            2,500            3,501            7,001

Stock issued                                                     300            1,740                             2,040

Net income                                                                                       2,247            2,247

                                                            ---------      -----------        ----------      ---------
Balance at December 31, 1992                                 $ 1,300          $ 4,240          $ 5,748         $ 11,288

                                                            =========      ===========        ==========      =========





The accompanying notes are an integral part of these consolidated financial statements.

                        CONSOLIDATED STATEMENT OF INCOME

           FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES
                       December 31, 1992, 1991, and 1990
               (Dollars in thousands, except for per share data)

                                                              Years ended December 31,
                                                             1992         1991        1990
                                                            -------     --------     -------
Interest Income
     Interest and fees on loans                             $  7,651    $  10,107      11,161
     Interest and dividends on
     investment securities:
       Taxable                                                 4,578        4,396       4,137
       Tax-exempt                                                 49          136         519
     Federal funds sold                                          377          337         245
     Interest-bearing deposits at
     financial institutions                                      171          228         268

                                                            --------       ------      ------
              TOTAL INTEREST INCOME                           12,826       15,204      16,330

Interest expense
     Deposits                                                  6,378        8,989      10,242
     Other loans                                                   7           12           5

                                                            --------        -----      ------
              TOTAL INTEREST EXPENSE                           6,385        9,001      10,247

                                                            --------        -----      ------

              NET INTEREST INCOME                              6,441        6,203       6,083

Provision for loan losses                                        382        4,952       3,224

                                                           ---------        ------      ------
              NET INTEREST INCOME AFTER
              PROVISION FOR LOAN LOSSES                        6,059        1,251       2,859

Other income
     Service charge on deposit
     accounts                                                    730          732         853
     Securities gains (losses)                                   364         (117)        128
     Trust department fees-Note A(2)                              91           44          44
     Insurance fees                                               51           60         110
     Other service charges, collection
     charges and fees                                             16           16          14
Other operating income                                           118          146          93

                                                           ----------        ----       -----
              TOTAL OTHER INCOME                               1,370          881       1,242

Operating expenses
     Salaries and other employee
     benefits                                                  2,786        2,853       2,793
     Occupancy expense                                           379          411         364
     Other real estate expense                                    42          120          10
     Equipment expense                                           232          289         282
     Data processing and computer
     service                                                     320          321         369

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

               (Dollars in thousands, except for per share data)

                                                                    Years ended December 31,
                                                               1992          1991           1990
                                                              ------        ------        -------
Operating expenses (cont'd)
     Legal and professional                                      176            391           136
     FDIC - Comptroller Assessment                               386            362           212
     Other                                                       815          1,250         1,265

                                                              ------         ------         ------
          TOTAL OPERATING EXPENSES                             5,136          5,997         5,431

Earnings, <loss> before income
     tax and extraordinary item                                2,293         (3,865)       (1,330)
Income taxes <credit>                                            745            (48)         (125)

                                                             -------         ------         ------
          INCOME BEFORE EXTRAORDINARY
          ITEM                                              $  1,548       ($ 3,817)     ($ 1,205)

Extraordinary item
     Tax benefit due to loss
     carryforward                                                699

                                                            --------        -------       -------
          NET INCOME <LOSS>                                 $  2,247       ($ 3,817)     ($ 1,205)

                                                           =========        =======       =======
Earnings <loss> per share
     Note I                                                 $     20       ($    38)     ($    12)
                                                           =========        =======       =======







The accompanying notes are an integral part of these consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                             (Dollars in thousands)

                                                                                  December 31,
                                                               1992                   1991                       1990
                                                            ---------             -----------                 ----------
Cash flows from operating
     activities:
     Net income                                              $  2,247               ($ 3,817)                 ($ 1,205)
     Adjustments to reconcile
     net income to net cash
     provided by operating
     activities:
     Provision for loan losses                                    382                  4,952                     3,224
     Provision for depreciation
     and amortization                                             178                    196                       207
     Tax effect of prior period
     adjustment                                                                          (35)
     Loss on retirement of
     fixed assets                                                   3                      1
     Change in assets and liabilities:
       Decrease (increase) in
       interest receivable                                        219                  1,507                        33
       Decrease (increase) in
       other assets                                               388                    139                      (584)
       Increase (decrease) in
       accrued interest payable                                  (284)                  (254)                      (91)
       Increase (decrease) in
       other liabilities                                           89                    238                       (59)

                                                             --------               --------                   -------
                                                                  975                  6,744                     2,730
                                                             --------               --------                  --------

          NET CASH PROVIDED BY
          OPERATING ACTIVITIES                                  3,222                  2,927                     1,525
                                                            ---------                -------                  --------
Cash flows from investing activities:
     Capital expenditures                                         (48)                   (19)                     (750)
     Purchases of investment
     securities - Note C                                      (14,560)                (8,009)                   (3,864)
     Net decrease (increase)
     in loans                                                   8,170                 13,525                    (2,111)
                                                            ---------               --------                  --------

          NET CASH PROVIDED BY
          INVESTING ACTIVITIES                                 (6,438)                 5,497                    (6,725)

Cash flows from financing activities:
     Proceeds from issuance
     of common stock                                            2,040
     Dividends paid                                                                     (275)                     (400)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                             (Dollars in thousands)

                                                                     December 31,
                                                           1992        1991           1990
                                                       --------     --------     ---------
Cash flows from financing activities:
     Increase in deposits                                   681       (3,770)        3,316
     Increase (decrease) in
     repurchase agreement                                             (1,750)         (400)
     Increase (decrease) in other
     loans payable                                          (57)         (14)            4

                                                       --------     --------     ---------
          NET CASH PROVIDED BY
          FINANCING ACTIVITIES                            2,664       (5,809)        2,520

          NET INCREASE (DECREASE)
          IN CASH AND CASH
          EQUIVALENTS                                      (552)       2,615        (2,680)

CASH AND CASH EQUIVALENTS AT
BEGINNING OF YEAR                                        10,488        7,873        10,553
                                                       --------     --------     ---------

     CASH AND CASH EQUIVALENTS
     AT END OF YEAR                                    $  9,936     $ 10,488     $   7,873

                                                       =========    ========     =========

Supplemental disclosures of cash flow information:
     Cash paid during the year for:
     Interest                                          $  6,669     $  9,255     $  10,338
     State and federal income
     taxes                                                   55           58           306




The accompanying notes are an integral part of these consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (1)     Principles of Consolidation

                 The consolidated financial statements include the accounts of First National Bancorp of Shelbyville, Inc. (the Bancorp), and its subsidiaries, First National Bank and First Leasing Corporation, after eliminating all significant intercompany transactions and balances.

         (2)     Basis of Accounting

                 The records of the Bancorp are maintained on the accrual method. The accompanying financial statements have been prepared in conformity with generally accepted accounting principles and conform with practices within the banking industry including the reporting of trust fees as income on the cash basis.

         (3)     Investment Securities

                 Investment securities are those securities which the Bancorp has the ability and intent to hold to maturity. These securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Gains and losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Generally, such securities are sold only to meet liquidity needs or in accordance with the specific investment strategy of the bank. Declines in market value below cost, which are judged to be other than temporary, are reflected in the determination of current period earnings.

         (4)     Allowance for Loan Losses

                 The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. The allowance is an amount believed adequate to absorb possible losses on exiting loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrower's ability to pay. Specific reserves are established for some classified credits, with other

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                     December 31, 1992, 1991, and 1990

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         (4)     Allowance for Loan Losses (Cont,d)

                 reserves being based upon varying percentages of the remaining credits.

                 Changes in the loan loss allowance are detailed as follows (in thousands):

                                                                        1992                 1991                1990
                                                                      -------              --------            --------
                 Balance at January 1,                                $4,415               $2,804              $1,280
                 Add:
                 Recoveries credited to
                 allowance                                               835                  337                 329
                 Bad debt provision                                      382                4,952               3,224
                                                                      ------               ------              ------

                                                                      $5,632               $8,093              $4,833

                 Deduct loans charged-off                              1,663                3,678               2,029
                                                                      ------               ------              ------

                                                                      $3,969               $4,415              $2,804
                                                                      ======               ======              ======

                 For federal income tax purposes, the allowance for loan losses is maintained at the maximum allowable by the Internal Revenue Code which amounted to $1,102,402 and $1,185,923 at December 31, 1992 and 1991, respectively.

         (5)     Premises and Equipment

                 Bank premises and equipment are stated at cost, less accumulated depreciation computed utilizing a declining-balance method over estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations when incurred.

                 Major classifications of these assets are summarized as follows:

                                                                                                December 31,
                                                                                         1992                  1991
                                                                                  -------------          ------------
                 Land                                                             $   417,749           $   417,749
                 Buildings and Improvements                                         2,822,936             2,822,936
                 Equipment and vehicles                                             1,236,177             1,216,915
                                                                                  -----------            ----------

                 Accumulated depreciation                                          (2,109,356)           (1,956,741)
                                                                                  -----------            ----------

                                                                                  $ 4,476,862           $ 4,457,600
                                                                                  ===========            ===========

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         (6)     Interest Earned and Unearned

                 Unearned interest on installment loans is recognized as income over the terms of the loans by the rule of 78s method. Interest on other loans is calculated by using simple interest methods on daily balances of the principal amount outstanding. Interest accruals are discontinued when, in the opinion of management it is not reasonable to expect that such interest will be collected.

         (7)     Trust Assets

                 Assets held by the banking subsidiaries in fiduciary or agency capacities are not included as assets in the accompanying balance sheet since such items are not assets of the Bancorp.

         (8)     Statement of Cash Flows

                 For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and
                 federal funds sold.   Generally, federal funds are purchased
                 and sold for one-day periods.

         (9)     Other Real Estate

                 Other real estate, acquired through partial or total satisfaction of loans, is carried at the lower of cost or net realizable value (which approximates the fair value) of the underlying real estate. At the date of acquisition of such real estate, losses on such loans are charged to the allowance for possible loan losses. Fair value is defined as the amount that a creditor could reasonably expect to receive in a current sale between a willing buyer and a willing seller.

NOTE B -         RESTRICTIONS ON CASH AND DUE FROM BANKS

                 The bank is required by the Federal Reserve Bank to maintain average reserve balances. The average required balance to be maintained for such purpose during 1992 was approximately $879,000.

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990

NOTE C - INVESTMENT SECURITIES

                 The carrying amounts of investment securities as shown in the balance sheet of First National Bank and their approximate market values are summarized as:

                                           Carrying            Unrealized              Unrealized                Market
                                            Amount                Gains                  Losses                   Value
                                           --------            ----------              ----------                ------
December 31, 1992
U. S.Government and
agency securities                       $76,494,817           $ 1,317,152               $ 257,715           $77,554,254
State and municipal
securities                                1,711,292               120,458                  30,885             1,800,865
                                        ===========           ===========               =========           ===========


                 Gross-realized gains and gross-realized losses on sales of securities were:

                 Gross-realized gains:
                 U.S. government and agency securities         $381,553

                 Gross-realized losses:
                 U.S. government and agency securities         $  7,392
                 Other securities                              $ 10,000

                 The maturities of investment securities at December 31, 1992 were as follows:

                                                     Carrying          Market
                                                      Amount           Value
                                                     ----------      -----------
                 [S]                               [C]              [C]
                 Due in one year or less           $  7,180,156     $  7,242,573
                 Due in one to five years            56,690,163       57,504,775
                 Due from five to ten years          11,756,223       12,015,155
                 Due after ten years                  2,579,567        2,592,616

                 U.S. Government, state and municipal securities carried at $15,216,340 were pledged at December 31, 1992, to secure public and trust deposits and for other purposes as required by law.

                 Proceeds from maturities and sales of investment securities amounted to $13,246,307 and $18,618,765 respectively for 1992. For 1991 proceeds from maturities and sales on investment securities amounted to $9,970,704 and $48,156,600 respectively; for 1990 proceeds from maturities and sales of investment securities amounted to $10,674,423 and $51,712,786 respectively.

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990

NOTE D - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

                 The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

                 Cash and short-term investments - the carrying amount is a reasonable estimate of fair value.

                 Investment securities - fair values are based on quoted market prices, if available.

                 Loan receivables - fair values are estimated by discounting the future cash flows using the current rates which the bank offers borrowers and deducting the applicable reserve for credit losses.

                 Deposit liabilities - fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit and individual retirement accounts is estimated using the bank's current incremental borrowing rate. Estimates of fair values at December 31, 1992 for certificates of deposit and individual retirement accounts are $74,248,000 and $14,225,000 respectively.

NOTE E - LOANS

                 Loans are stated at the amount of unpaid principal reduced by unearned discount and the allowance for loan losses.

                 Loans on which the accrual of interest has been discontinued amounted to $2,349,228 at December 31, 1992. If interest on these loans had been accrued, such income would have approximated $159,000. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that borrowers' financial condition is such that collection of interest is doubtful.

                 First National Bank grants agribusiness, commercial and residential loans to its customers, substantially all of whom reside in Bedford and Grundy Counties, Tennessee. Thus a substantial portion of its debtors' ability to honor their loan contracts may be affected by the current economic conditions of this area.

                 The estimate of the fair value of loan receivables at December 31, 1992 is $70,888,000.

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990

NOTE E - LOANS (Cont'd)

                 Loans outstanding at December 31, 1992 are summarized as follows (in thousands):

                                                                             December 31,
                 Real estate:                                         1992                  1991
                                                                  --------              --------

                 Secured by single-family
                 residential properties                           $ 29,241              $ 29,472
                 Construction, land development
                 and other commercial                               15,698                14,713
                 Secured by farmland                                 3,506                 4,707
                 Secured by multi-family
                 residential properties                                 41                    51
                 Commercial and industrial                          10,884                15,639
                 Agricultural                                          972                 1,925
                 Installment loans to individuals                   10,123                12,474
                 Tax-exempt obligations of
                 states and political  subdivisions                    442                 1,072
                 Other loans                                           227                   325
                                                                 ---------             ---------

                                       Total loans               $  71,134             $  80,378
                                                                 =========             =========


NOTE F - LOANS TO RELATED PARTIES

                 Loans to related parties include loans made to directors and executive officers of the BanCorp, their affiliates, families, and companies in which they hold ten percent or more ownership.

                 The aggregate dollar amount of these loans was $531,909 at December 31, 1992. New extensions and repayments amounted to $2,500 and $110,937 respectively.

                 These loans transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons. They did not involve more than the normal risk of collectibility.

NOTE G - COMMITMENTS AND CONTINGENT LIABILITIES

                 The Bank leases its computer system and various other pieces of equipment. Minimum future lease payments are as follows:

                          1993                                $188,247
                          1994                                 188,247

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                        December 31, 1992,1991, and 1990


NOTE G - COMMITMENTS AND CONTINGENT LIABILITIES (Cont'd)

                          1995                              175,692
                          1996                              103,521

                 In the normal course of business there are various commitments and contingent liabilities (such as guarantees, commitments to extend credit, lines of credit and liability for assets held in trust) which are properly not recorded in the financial statements. In the opinion of management, these do not represent unusual risks.

                 The Bancorp is also subject to claims and lawsuits which arise in the ordinary course of business. Based on information presently available, it is the opinion of management and legal counsel that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the BanCorp.

NOTE H - LIMITATION ON DIVIDENDS

                 First National Bank must receive the approval of the Comptroller of Currency before declaring a dividend, if the amount of all dividends, including the proposed dividend, declared by the Bank in any calendar year exceeds the total of the Bank's net profit for that year to date, combined with its retained net profits for the preceding two years.

NOTE I - EARNINGS OR LOSS PER SHARE

                 Earnings or loss per share is computed based on the weighted average number of shares outstanding during the year - 11,750 for 1992 and 100,000 for 1991.

NOTE J - DEFINED BENEFIT PENSION PLAN

                 The Bank has a noncontributory defined benefit pension plan covering substantially all its employees. The benefits are based on years of service and the employees' compensation during the years of employment. The Bank's funding policy in the past has been to make monthly contributions based upon actuarial recommendations. Monthly contributions were suspended during 1991 as a cost-cutting measure but were resumed during 1992. Beginning with the 1991 calendar year, the Bank elected to apply the provisions of Financial Accounting Standards Board Statement 87, which sets forth the basis for determination of net pension cost for any plan year.

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990

NOTE J - DEFINED BENEFIT PENSION (Cont'd)

                 The components of net periodic pension cost for the year ended December 31, are as follows:

                                                             1992          1991
                                                       ----------     ---------

                          Service cost                 $   75,105     $ 107,069
                          Interest cost                   186,503       154,561
                          Actual return on assets        (201,878)     (202,782)
                          Other                             1,979        (2,208)
                                                       ----------     ---------

                                                       $   61,709     $  56,640
                                                       ==========     =========

                 The funded status of the plan reconciled to the amounts reported in the Bank's statement of financial position is as follows:

                 Plan assets at fair value                                           $  2,454,773

                 Actuarial present value of benefit obligations:

                 (a)      Accumulated benefit obligation -
                                             vested           $ 2,092,852
                                            -vested                18,496

                 (b)      Projected benefit obligation                                  2,111,348
                                                                                     ------------


                 Plan assets in excess of projected
                          benefit obligation                                              343,425

                 Unrecognized net obligation
                  1-1-92                                    $   (214,767)
                 Recognized amount                                11,931                (202,836)
                                                            ------------

                 Unrecognized net (gain) or loss                                        (145,879)
                                                                                     -----------

                 Accrued pension cost                                                $     5,290
                                                                                     ===========


                 The discount rate and rate of compensation increase used to measure the projected benefit obligation are 8.25% and 6.5%, respectively. The expected long-term rate of return on plan assets is 9.0%.

                 Included in plan assets is First National Bancorp Stock, valued by the plan administrator at $134,602.

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990

NOTE K - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

                 The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, covered call options written, standby letters of credit and financial guarantees, and interest rate caps and floors written. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in these financial statements. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

                 The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps, floors, and covered call options written, the contract or notional amounts do not represent exposure to credit loss.

                 Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

                 Financial instruments whose contract amounts represent credit risk (in thousands):

                                                                                                   Contract Amount
                                                                                             1992                  1991
                                                                                         --------              --------
                 Commitments to extend credit                                            $  7,159              $  8,130
                 Standby letters of credit and
                 financial guarantees written                                               1,080                   852

                 Financial instruments whose notional
                 or contract amounts exceed the amount
                 of credit risk:

                 Interest rate caps and floors written                                   $ 26,786              $ 26,065

                 Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990

NOTE K - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Cont'd)

                 established in the contract. Other than credit card lines of credit, commitments have fixed expiration dates or other termination clauses, and payment of a fee may be required.

                 Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies, but may include accounts receivable, inventory, property, plant, equipment, income-producing commercial properties, and residential properties.

                 Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Generally, the commitments extend for a period of one year with a subsequent thirty-day period during which the customer may request renewal of the agreement for an additional term. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash for which collateral is deemed necessary. At December 31, 1992, and 1991 the dollar amount of commitments collateralized was 31 percent and 34 percent respectively.

                 The Bank enters into a variety of interest rate contracts - including interest rate caps and floors written and covered call options written - in its trading activities and in managing its interest rate exposure. Interest rate caps and floors written by the Bank enable customers to transfer, modify, or reduce their interest rate risk. Covered call options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price and within a specified period of time from the seller or "writer" of the option. As a writer of options, the Bank receives a premium at the outset and then bears the risk of an unfavorable change in the price of the financial instrument underlying the option.

NOTE L - NET OPERATING LOSS CARRYOVER

                 As a result of the Bank's loss for the year ending December 31, 1991, the Bank has a tax benefit for the year ending December 31, 1992, in the amount of $698,898. Approximately $900,000 and $500,000 are available to offset future federal

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990


NOTE L - NET OPERATING CARRYOVER (Cont'd)

                 and state income taxes, respectively. If unused, the net operating loss carryforward will expire with the due date of the calendar year 2006 tax return.

NOTE M - STOCK OPTION

                 During 1991, in conjunction with entering into a management contract, the Bancorp granted its Chief Executive
                 Officer an option to purchase, at book value, one percent of the outstanding stock per year for five years, with all unexercised options expiring at the end of ten years.

NOTE N - LETTER AGREEMENT

                 On March 26, 1991, the First National Bank of Shelbyville, Tennessee (the Bank) and the Office of the Comptroller of the Currency (OCC) entered into an agreement wherein the Bank agreed to take certain actions and comply with certain requirements. The provisions of the Agreement continue in full force and effect unless or until such provisions are amended by mutual consent of the parties to the Agreement or excepted, waived, or terminated by the OCC.

                 To meet capital requirements prescribed by the Letter Agreement, during July, 1992, the Bancorp issued an additional 30,000 common shares, resulting in net proceeds of $2,040,000.

NOTE O - INCOME TAXES

                 To the extent permitted by generally accepted accounting principles deferred income taxes are reported for those temporary differences between items of income or expense and those reported for income tax purposes. These differences relate principally to the provision for loan losses and deferred compensation payable. The difference attributable to provision for loan losses was approximately $2,867,000, and the difference attributable to deferred compensation was $511,000 at December 31, 1992.

                 Total income taxes (credits) in the statements of income are as follows (in thousands):

                          Currently payable                              1992             1991             1990
                                                                       ------          -------           ------
                          Federal                                      $  621          $  -0-           ($   98)

                          State                                           114               44               37

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990


NOTE O - INCOME TAXES (CONT'D)

                          Deferred:       1992            1991           1990
                                        ------          ------         ------
                          Federal            6             (48)           (27)
                          State              4
                                        ------          ------         ------

                                        $  745         ($    4)       ($   88)

                 A reconciliation of the income tax rate to the effective tax rate for December 31, 1992, is as follows:

                          Computed "expected" tax      $ 779,773        34.0%
                          State income taxes             (40,144)        1.7
                          Tax-exempt income, net
                          of disallowed interest
                          expense                        (34,011)        1.5
                          Other                          (78,383)       (3.4)
                                                       ---------        ----

                                                       $ 627,235        27.4%

                 Effective January 1, 1993, the corporation adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) which resulted in recording a previously unrecognized tax benefit of approximately $1,280,000. The cumulative effect of this accounting change was recorded in the first quarter of 1993.

NOTE P - FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.  (PARENT COMPANY
         ONLY)

                             Financial Information

                            CONDENSED BALANCE SHEET




                                                                                         December 31
                 Assets                                                          1992                     1991
                 ------                                                   -----------             ------------
                 Cash and due from banks(1)                               $     9,963              $     4,683
                 Investment in Plateau
                          Management Co.                                      168,833                  133,655
                 Investment in First National
                          Bank (1)                                         11,084,716                6,823,035
                 Investment in First Leasing
                          Corporation (1)                                      24,918                   39,941
                                                                         ------------              -----------

                          Total Assets                                   $ 11,288,430              $ 7,001,314
                                                                         ============              ===========

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                      December 31, 1992, 1991, and 1990

                 Federal and state taxes
                          payable (1)                                    $         74                   - 0-

                 Stockholders' Equity (2)                                  11,288,356                7,001,314
                                                                         ------------              -----------

                          Total Liabilities
                          and Stockholders'
                          Equity                                         $ 11,288,430              $ 7,001,314
                                                                         ============              ===========

                 (1)  Eliminated in consolidated
                 (2)  $11,119,523 and $6,867,659 eliminate1992
                      ands1991arespectively.

                         CONDENSED STATEMENT OF INCOME
             For the Years Ended December 31, 1992, 1991, and 1990

                                                                  1992                   1991                  1990
                                                           -----------            -----------           -----------
                 Dividend Income                           $    18,578            $    15,752           $    15,752
                 Undistributed income
                 (loss )of First
                 National Bank (1)                           2,261,682             (3,640,878)           (1,004,667)
                 Undistributed income
                 (loss) of First
                 Leasing Corporation
                 (1)                                           (15,024)              (190,718)             (213,777)
                                                          ------------            -----------           -----------

                          Total Income                    $  2,265,236            ($3,815,844)          ($1,202,692)

                 Operating Expenses                             18,133                  1,388                 1,470
                                                          ------------            -----------           -----------

                          Earnings (loss)
                          before taxes                       2,247,103             (3,817,232)           (1,204,162)
                          Income taxes                              61                    -0-                   488
                                                          ------------            -----------           -----------

                          Net Income                      $  2,247,042            ($3,817,232)          $ 1,204,650
                                                          ============            ===========           ===========



                       CONDENSED STATEMENT OF CASH FLOWS
              For the Year Ended December 31, 1992, 1991, and 1990

                                                                  1992                   1991                  1990
                                                            ----------             ----------            ----------
Operating Activities
         Net income (loss)                                  $2,247,042            ($3,817,232)          ($1,204,650)
         Equity in undistributed
         (income) loss of Bank                              (2,261,682)             3,640,878             1,004,667
         Equity in undistributed
         loss of First Leasing
         Corporation                                            15,024                190,718               213,777

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                   CONDENSED STATEMENT OF CASH FLOWS (CONT'D)
              For the Year Ended December 31, 1992, 1991, and 1990

                                                               1992                  1991                  1990
                                                               ----                  ----                  ----
         Increase (decrease)
         in payable                                                 74                  (1,988)              (2,157)
                                                           -----------               ---------             --------

                                                                   458                  12,376               11,637

Investing Activities
         Purchase of investments
         securities                                            (35,178)                (15,753)                 -0-
         Sale of capital assets                                    -0-                     -0-              196,499

Financing Activities
         Proceeds from issuance
         of common stock                                     2,040,000                     -0-                  -0-
         Distributed to First
         National Bank (net of
         receipt from First
         Leasing)                                           (2,000,000)               (230,000)                 -0-
                                                           -----------               ---------             --------

                 Net cash provided
                 by financing
                 activities                                     40,000                (230,000)                 -0-

                 Net increase (decrease) in cash                 5,280                (233,377)             208,136
                    Beginning of year                            4,683                 238,060               29,924
                                                           -----------               ---------             --------

                    End of year                            $     9,963               $   4,683             $238,060
                                                           ===========               =========             ========



NOTE Q - PENDING MERGER

                 As of September 21, 1993, the Board of Directors of the Bancorp approved an "Agreement of Reorganization" with another bank holding company whereby the two parties intend to effectuate a merger of the Bancorp with and into the other bank holding company. The merger, which is to be accounted for as a pooling of interests, is dependent upon the approval of the stockholders of the Corporation and various regulatory agencies.

                                 APPENDIX A-2


                 First National Bancorp of Shelbyville, Inc.


             Unaudited Interim Consolidated Financial Statements
          as of September 30, 1993, and for the three and nine-month periods ended September 30, 1993 and 1992

                     CONSOLIDATED BALANCE SHEET (unaudited)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                               September 30, 1993

================================================================================

ASSETS
- ------
  Cash and due from banks                        $  4,600,340

  Interest-bearing deposits with banks              1,279,483
  Federal funds sold                                2,450,000
  Securities                                       89,467,103
  Other investments                                   357,683

  Loans                                            67,089,102
    Less:  Allowance for loan losses               (2,888,971)
           Unearned income                            (53,436)
                                                 -------------
    Net loans                                      64,146,695

  Premises and equipment, net                       2,313,612

  Accrued interest receivable                       1,879,155
  Other real estate                                    66,852
  Deferred income taxes                             1,166,515
  Other assets                                      1,468,787




                                                 ------------
                                                 $169,196,225
                                                 ============





The accompanying notes are an integral part of these unaudited consolidated financial statements.

================================================================================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS
- --------
  Non-interest bearing                           $ 15,128,405
  Certificates of deposit of $100,000 and
   over                                            17,412,727
  Other interest bearing                          121,379,612
                                                 ------------
                                                  153,920,744

Deferred compensation payable                         584,804
Accrued interest payable                              411,644
Provision for state and federal taxes                 230,960
Other liabilities                                     394,634


Commitments and Contingent Liabilities

STOCKHOLDERS' EQUITY
- --------------------
  Common Stock, par value $10 per share,
   700,000 shares authorized, 130,000
   shares issued and outstanding                    1,300,000
  Additional paid-in capital                        4,240,000
  Retained earnings                                 8,113,439

                                                 -------------
                                                   13,653,439


                                                 ------------
                                                 $169,196,225
                                                 ============

     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (unaudited)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                  For the nine months ended September 30, 1993

================================================================================
                                                Additional
                                     Common      Paid-in     Retained
                                      Stock      Capital     Earnings
                                   ----------- ----------- -----------
  Balance January 1, 1993          $1,300,000  $4,240,000  $5,748,356
  Net income for the period                                 2,462,583
  Dividend, $.75 per share                                     97,500
                                   ----------  ----------  ----------
  Balance September 30, 1993       $1,300,000  $4,240,000  $8,113,439
                                   ==========  ==========  ==========





The accompanying notes are an integral part of these unaudited consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF INCOME (unaudited)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

             For the nine months ended September 30, 1993 and 1992

================================================================================
                                                  1993          1992
                                                  ----          ----
Interest income:
  Interest and fees on loans                 $  4,746,838  $  5,915,362
  Interest and dividends on investment
   securities:
     Taxable                                    3,967,210     3,322,348
     Tax-exempt                                    28,744        35,815
  Federal funds sold                               90,955       317,773
  Interest-bearing deposits at
   financial institutions                          85,419       135,040
                                             ------------  ------------
                      TOTAL INTEREST INCOME     8,919,166     9,726,338

Interest expense:
  Deposits                                      3,996,280     4,971,181
                                             ------------  ------------
                        NET INTEREST INCOME     4,922,886     4,755,157
Provision for loan losses                          -0-          381,989
                                             ------------  ------------

                  NET INTEREST INCOME AFTER
                   PROVISION FOR LOAN LOSSES    4,922,886     4,373,168

Other income:
  Service charges on deposit accounts             478,406       552,321
  Securities gains                                256,328       374,161
  Trust Department fees                            27,774        46,132
  Insurance fees                                   28,139        41,008
  Other service charges, collection
   charges and fees                                 9,550         9,909
  Other operating income                           76,391       102,416
                                             ------------  ------------
                         TOTAL OTHER INCOME       876,588     1,125,947

Operating expenses:
  Salaries and other employee benefits          2,037,990     1,965,534
  Occupancy expense                               297,920       269,307
  Other real estate expense                        28,383        20,000
  Equipment expense                               171,218       170,502
  Data processing and computer service            223,094       232,774
  Legal and professional                          143,916       121,927
  FDIC - Comptroller Assessment                   325,316       288,642
  Other                                           680,669       547,621
                                             ------------  ------------
                   TOTAL OPERATING EXPENSES     3,908,506     3,616,307
                                             ------------  ------------
Earnings before income taxes                    1,890,968     1,882,808

            CONSOLIDATED STATEMENTS OF INCOME (CONT'D) (unaudited)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

             For the nine months ended September 30, 1993 and 1992

================================================================================

Federal and state income taxes                    710,149       525,615
                                             ------------  ------------
Earnings before extraordinary item and
  cumulative change in accounting principle 1,180,819 1,357,193 Extraordinary item:
  Tax benefit due to loss carryforward             -0-          525,000
Cumulative effect of change in accounting
  principle                                     1,281,764        -0-
                                             ------------  ------------
                                 NET INCOME  $  2,462,583     1,882,193
                                             ============  ============





The accompanying notes are an integral part of these unaudited consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF INCOME (unaudited)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

             For the three months ended September 30, 1993 and 1992

================================================================================
                                                  1993          1992
                                                  ----          ----
Interest income:
  Interest and fees on loans                 $  1,537,906  $  1,853,316
  Interest and dividends on investment
   securities:
     Taxable                                    1,314,233     1,163,937
     Tax-exempt                                     8,478        13,596
  Federal funds sold                               30,382        82,278
  Interest-bearing deposits at
    financial institutions                         25,891        39,454
                                             ------------  ------------
                      TOTAL INTEREST INCOME     2,916,890     3,152,581
Interest expense:
  Deposits                                      1,326,692     1,528,800
                                             ------------  ------------
                        NET INTEREST INCOME     1,590,198     1,623,781
Provision for loan losses                          -0-           90,000
                                             ------------  ------------
                  NET INTEREST INCOME AFTER
                   PROVISION FOR LOAN LOSSES    1,590,198     1,533,781
Other income:
  Service charges on deposit accounts             151,455       186,506
  Securities gains                                 90,407           808
  Trust Department fees                             7,101        18,132
  Insurance fees                                   (3,900)       12,768
  Other service charges, collection
   charges and fees                                 1,550         2,073
  Other operating income                           11,385        24,145
                                             ------------  ------------
                         TOTAL OTHER INCOME       257,998       244,432
Operating expenses:
  Salaries and other employee benefits            698,288       689,769
  Occupancy expense                                89,356        94,733
  Other real estate expense                         4,530         8,250
  Equipment expense                                60,845        60,329
  Data processing and computer service             74,584        76,171
  Legal and professional                           28,574        24,528
  FDIC - Comptroller Assessment                   108,708        97,158
  Other                                           241,372       210,758
                                             ------------  ------------
                   TOTAL OPERATING EXPENSES     1,306,257     1,261,696
                                             ------------  ------------
Earnings before income taxes                      541,939       516,517
Federal and state income taxes                    180,414       175,357
                                             ------------  ------------
Earnings before extraordinary item                361,525       341,160

            CONSOLIDATED STATEMENTS OF INCOME (CONT'D) (unaudited)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

             For the three months ended September 30, 1993 and 1992

================================================================================
Extraordinary item:
   Tax benefit due to loss carryforward           -0-           175,000
                                             ------------  ------------
                             NET INCOME      $    361,525  $    516,160
                                             ============  ============





The accompanying notes are an integral part of these unaudited consolidated financial statements.

                CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

             For the nine months ended September 30, 1993 and 1992

===================================================================================================================


                                                                                       1993                 1992
                                                                                       ----                 ----
Cash flows from operating activities:
  Net income                                                                       $ 2,462,583          $ 1,882,193
  Adjustments to reconcile net income
      to net cash provided by
      operating activities:
    Provision for loan losses                                                              -0-              381,989
    Provision for depreciation and amortization                                        128,705              131,727
    Change in assets and liabilities:
      Decrease(Increase) in interest receivable                                       (398,384)              52,652
      Decrease(Increase) in other assets                                            (1,016,267)             367,322
      Increase(Decrease) in accrued interest payable                                    (8,334)            (209,057)
      Increase(Decrease) in other liabilities                                          359,444             (121,146)
                                                                                   -----------            ---------
                              TOTAL ADJUSTMENTS                                       (934,836)             603,487
                                                                                   -----------          -----------
    NET CASH PROVIDED BY OPERATING ACTIVITIES                                        1,527,747            2,485,680

Cash flows from investing activities:
  Capital expenditures                                                                 (74,811)             (37,072)
  Purchases of investment securities, net                                          (10,959,217)          (7,154,399)
  Net decrease in loans                                                              2,901,896            5,949,427
                                                                                   -----------          -----------
                  NET CASH PROVIDED (USED) BY
                         INVESTING ACTIVITIES                                       (8,132,132)          (1,242,044)

Cash flows from financing activities:
  Proceeds from issuance of common stock                                                   -0-            2,040,000
  Increase(Decrease) in deposits                                                     3,715,121           (2,334,136)
  Increase in other loans payable                                                        3,307               (1,927)
                                                                                   -----------          -----------
        NET CASH USED BY FINANCING ACTIVITIES                                        3,718,428             (296,063)
                                                                                   -----------          -----------
              NET INCREASE (DECREASE) IN CASH
                         AND CASH EQUIVALENTS                                       (2,885,957)             947,573
                    CASH AND CASH EQUIVALENTS
                       AT BEGINNING OF PERIOD                                        9,936,297           10,488,105
                                                                                   -----------          -----------
   CASH AND CASH EQUIVALENTS AT END OF PERIOD                                      $ 7,050,340          $11,435,678
                                                                                   ===========          ===========


Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest                                                                       $ 4,004,614          $ 5,180,238





The accompanying notes are an integral part of these unaudited consolidated financial statements.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                               September 30, 1993

================================================================================

NOTE 1 - BASIS OF PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The foregoing financial statements are unaudited; however, in the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair presentation of the consolidated financial statements have been included. The accounting policies followed by First National Bancorp of Shelbyville, Inc. and its subsidiaries for interim financial reporting are consistent with the accounting policies followed for annual financial reporting, except as noted below. The notes included herein should be read in conjunction with the notes to the consolidated financial statements for the year ended December 31, 1992.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the rules of the Securities and Exchange Commission.

Effective January 1, 1993, the Bancorp adopted Statement on Financial Accounting Standards Number 109, "Accounting for Income Taxes" (FASB 109) which superseded Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes" (APB 11) which is currently used by the Bancorp. Adoption of FASB 109 resulted in the Bancorp recording previously unrecognized tax benefits totaling approximately $1,280,000 as of January 1, 1993. As of January 1, 1993, the gross deferred tax asset was $1,446,000 comprised primarily of the allowance for loan losses and the gross deferred tax liability was $155,000.

NOTE 2 - PROPOSED MERGER

The Bancorp executed a merger agreement in September 1993 with Union Planters Corporation. Consummation of the merger is dependent upon the approval of the shareholders and various regulatory agencies.

                                  APPENDIX B


                  Agreement and Plan of Reorganization dated
                      September 21, 1993 By and Between
          Union Planters Corporation, FNB Acquisition Company, Inc.,
    First National Bancorp of Shelbyville, Inc. and First National Bank of
          Shelbyville, along with the Plan of Merger annexed thereto as Exhibit A

                      AGREEMENT AND PLAN OF REORGANIZATION


                         DATED as of September 21, 1993


                                    Between



                         UNION PLANTERS CORPORATION and
                         FNB ACQUISITION COMPANY, INC.


                                      and


                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.

                                 Joined in by:

                       FIRST NATIONAL BANK OF SHELBYVILLE

                               TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
                                                 AGREEMENT AND PLAN OF REORGANIZATION . . . . . . . . . . . . . . . .   1

                                                              AGREEMENT   . . . . . . . . . . . . . . . . . . . . . .   3

                                                              ARTICLE 1

                                                             DEFINITIONS

         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 -----------

                                                              ARTICLE 2

                                                     TERMS OF THE REORGANIZATION

         2.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 ----------
         2.2     Charter, ByLaws, Directors, Officers and Name of the Surviving Corporation . . . . . . . . . . . . .   9
                 --------------------------------------------------------------------------
                 (a)      Charter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                          -------
                 (b)      Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                          ------
                 (c)      Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                          ----------------------
                 (d)      Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                          ----
         2.3     Due Diligence Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 --------------------
         2.4     Availability of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 ---------------------------
         2.5     UPC's Right to Revise the Structure of the Transaction . . . . . . . . . . . . . . . . . . . . . . .  10
                 ------------------------------------------------------
         2.6     Holding Period of UPC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 ----------------------------------
         2.7     FNB Stock Options and Treasury Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 ------------------------------------

                                                              ARTICLE 3

                                                      DESCRIPTION OF TRANSACTION

         3.1     Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 -------------------
                 (a)      Satisfaction of Conditions to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                          -------------------------------------
                 (b)      Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                          ----------------------------
                 (c)      Conversion of Shares of INTERIM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                          -------------------------------
                 (d)      Conversion and Cancellation of Shares of FNB  . . . . . . . . . . . . . . . . . . . . . . .  13
                          --------------------------------------------
                 (e)      Conversion and Exchange of FNB Shares; Exchange Ratio . . . . . . . . . . . . . . . . . . .  14
                          -----------------------------------------------------
                 (f)      Mechanics of Payment of Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                          -------------------------------------
                 (g)      Stock Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                          --------------------
                 (h)      Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                          ---------------------
                 (i)      Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                          ------------------
                 (j)      Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                          -------------------------
                 (k)      Dissenters' Rights of FNB Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                          --------------------------------------
         3.2     Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 -------------------------


                                                             ARTICLE 4

                                         REPRESENTATIONS AND WARRANTIES OF UPC AND INTERIM

         4.1     Organization and Corporate Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 ------------------------------------
         4.2     Authorization, Execution and Delivery; Reorganization Agreement Not in Breach  . . . . . . . . . . .  19
                 -----------------------------------------------------------------------------
         4.3     No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 ------------
         4.4     Government Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 --------------------
         4.5     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 --------------
         4.6     UPC Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 ------------------------
         4.7     Exchange Act and Listing Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 --------------------------------
         4.8     The UPC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 --------------------
         4.9      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                  ----------
         4.10     Labor and Employment Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                  ----------------------------
         4.11     Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                  ----------------------------------
         4.12     Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                  ----------

                                                              ARTICLE 5

                                           REPRESENTATIONS AND WARRANTIES OF FNB COMPANIES

         5.1     Organization and Qualification of FNB and Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  25
                 ------------------------------------------------------
         5.2     Authorization, Execution and Delivery; Reorganization Agreement Not in Breach  . . . . . . . . . . .  26
                 -----------------------------------------------------------------------------
         5.3     No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 ------------
         5.4     Government and Other Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 ------------------------------
         5.5     Compliance With Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 -------------------
         5.6     Charter Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 -----------------
         5.7     FNB Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 ------------------------
         5.8     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 --------------------------
         5.9     Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 --------
         5.10     Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                  ----------
         5.11     FNB Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                  ----------------
         5.12     Condition of Fixed Assets and Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                  ---------------------------------------
         5.13     Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                  -----------
         5.14     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                  ----------
         5.15     Hazardous Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                  -------------------
         5.16     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                  ---------
         5.17     Labor and Employment Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                  ----------------------------
         5.18     Records and Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                  ---------------------
         5.19     Capitalization of FNB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                  ---------------------
         5.20     Sole Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                  --------------
         5.21     Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                  ----------
         5.22     Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                  ----------------------------------
         5.23     Allowance for Possible Loan or ORE Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                  -----------------------------------------
         5.24     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                  --------------------
         5.25     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                  ----------------------
         5.26     Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                  ------------------
         5.27     Material Contract Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                  --------------------------
         5.28     Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                  -------
         5.29     Exchange Act Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                  --------------------
         5.30     Statements True and Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                  ---------------------------

                                                             ARTICLE 6

                                                         COVENANTS OF UPC

         6.1     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 --------------------
         6.2     Registration of UPC Common Stock under the Securities Laws . . . . . . . . . . . . . . . . . . .  50
                 ----------------------------------------------------------
         6.3     Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 -----------------

                                                              ARTICLE 7

                                                      COVENANTS OF FNB COMPANIES

         7.1     Proxy Statement; FNB Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 -----------------------------------------
         7.2     Conduct of Business -- Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 --------------------------------------------
         7.3     Conduct of Business -- Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                 -----------------------------------------

                                                              ARTICLE 8

                                                        CONDITIONS TO CLOSING

         8.1     Conditions to the Obligations of FNB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                 ------------------------------------
                 (a)      Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                          -----------
                 (b)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                          ------------------------------
                 (c)      Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                          ---------
                 (d)      Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                          -------------
                 (e)      Opinion of UPC's and INTERIM's Counsel  . . . . . . . . . . . . . . . . . . . . . . . .  58
                          --------------------------------------
         8.2     Conditions to the Obligations of UPC and INTERIM . . . . . . . . . . . . . . . . . . . . . . . .  59
                 ------------------------------------------------
                 (a)      Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                          -----------
                 (b)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                          ------------------------------
                 (c)      Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                          ---------
                 (d)      Destruction of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
                          -----------------------
                 (e)      Inspections Permitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
                          ---------------------
                 (f)      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
                          --------------------------
                 (g)      Opinion of FNB's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                          ------------------------
                 (h)      Other Business Combinations, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                          --------------------------------
                 (i)      Maintenance of Certain Covenants, Etc . . . . . . . . . . . . . . . . . . . . . . . . .  62
                          -------------------------------------
                 (j)      Non-Compete Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                          ----------------------
                 (k)      Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                          -----------
                 (l)      Pooling of Interests Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . .  63
                          -----------------------------------------
                 (m)      Receipt of Affiliate Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                          ----------------------------
         8.3     Conditions to Obligations of All Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                 ----------------------------------------
                 (a)      No Pending or Threatened Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                          -------------------------------
                 (b)      Governmental Approvals and Acquiescence Obtained  . . . . . . . . . . . . . . . . . . .  64
                          ------------------------------------------------

                                                              ARTICLE 9

                                                             TERMINATION

         9.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                 -----------
         9.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
                 ---------------------


                                                            ARTICLE 10

                                                        GENERAL PROVISIONS

         10.1      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
                   -------
         10.2      Assignability and Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
                   -------------------------------------
         10.3      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
                   -------------
         10.4      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
                   ------------
         10.5      Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
                   ------------
         10.6      Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
                   ---------
         10.7      Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
                   ----------------
         10.8      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
                   ------------
         10.9      Modifications, Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
                   -------------------------------------
         10.10     Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
                   --------------
         10.11     Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
                   -------------------
         10.12     Finders and Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
                   -------------------
         10.13     Equitable Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
                   ------------------
         10.14     Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
                   ---------------
         10.15     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .  71
                   ------------------------------------------
         10.16     No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
                   ---------
         10.17     Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
                   -------------------

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Reorganization Agreement") dated as of the 21st day of September, 1993, by and between UNION PLANTERS CORPORATION ("UPC"), a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and a savings and loan holding company and whose principal offices are located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018; FNB ACQUISITION COMPANY, INC. ("INTERIM"), a corporation chartered and existing under the laws of the State of Tennessee, whose principal place of business is located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018, and which is a wholly-owned subsidiary of UPC; and FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. ("FNB" or "Surviving Corporation" as the context may require), a corporation chartered and existing under the laws of the State of Tennessee which is a registered bank holding company and whose principal offices are located at 111 West Side Square (Post Office Box 500), Shelbyville, Bedford County, Tennessee 37160.

FIRST NATIONAL BANK OF SHELBYVILLE ("FIRST NATIONAL"), a national banking association chartered and existing under the laws of the United States of America, having its main office at 111 West Side Square (Post Office Box 500), Shelbyville, Bedford County, Tennessee 37160, and which is a wholly-owned subsidiary of FNB, for a valuable consideration, the receipt and sufficiency of which is hereby acknowledged by it, joins in this Reorganization Agreement for the sole purpose of making certain representations and warranties set forth in
Article 5 and elsewhere in this Reorganization Agreement and binding itself to perform certain covenants set forth in Articles 6 and 7 and elsewhere in this Reorganization Agreement as provided hereinafter.

         UPC, INTERIM, FNB and FIRST NATIONAL are sometimes referred to herein as the "Parties."


                                    RECITALS

         A. FNB is the beneficial owner and holder of record of 100,000 shares of the common stock, $10.00 par value per share, of FIRST NATIONAL which constitute all of the shares of common stock of FIRST NATIONAL issued and outstanding (the "FIRST NATIONAL Common Stock") and desires to have itself and FIRST NATIONAL acquired by UPC on the terms and subject to the conditions set forth in this Reorganization Agreement and the accompanying Plan of Merger (attached hereto as Exhibit A) (the "Plan of Merger").





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 1

         B. UPC is the beneficial owner and holder of record of 1,000 shares of the common stock, $1.00 par value per share, of INTERIM which constitute all of the shares of common stock of INTERIM issued and outstanding (the "INTERIM Common Stock"), and desires to acquire FNB and FIRST NATIONAL on the terms and subject to the conditions set forth in this Reorganization Agreement and the accompanying Plan of Merger.

         C. The Board of Directors of FNB deems it desirable and in the best interests of FNB and FIRST NATIONAL and the shareholders of FNB (the "FNB Shareholders") that INTERIM be merged with and into FNB (which would survive the merger as the Surviving Corporation, as defined herein) on the terms and subject to the conditions set forth in this Reorganization Agreement and in the manner provided in this Reorganization Agreement and the Plan of Merger (the "Merger").

         D. The Boards of Directors of UPC and INTERIM deem it desirable and in the best interests of UPC and INTERIM and the shareholders of UPC that INTERIM be merged with and into FNB on the terms and subject to the conditions set forth in this Reorganization Agreement and in the manner provided in this Reorganization Agreement and the Plan of Merger.

         F. The respective Boards of Directors of UPC, INTERIM, FNB and FIRST NATIONAL have each adopted (or will each adopt) resolutions setting forth and adopting this Reorganization Agreement and the Plan of Merger, and have directed that this Reorganization Agreement and the Plan of Merger and all resolutions adopted by said Boards of Directors and by the FNB Shareholders related to this Reorganization Agreement, be submitted with appropriate applications to, and filed with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Tennessee Department of Financial Institutions (the "TDFI") and such other regulatory agencies or authorities as may be necessary in order to obtain all governmental authorizations required to consummate the proposed Merger and the transactions contemplated in this Reorganization Agreement in accordance with this Reorganization Agreement, the Plan of Merger and applicable law.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 2

                                   AGREEMENT

                                   ARTICLE 1

                                  DEFINITIONS

                 1.1 Definitions. As used in this Reorganization Agreement, the following terms have the definitions indicated:

                 "AFFILIATE" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common Control, as that term is defined herein, with that party.

                 "APPLICABLE ENVIRONMENTAL LAWS" shall have the meaning assigned to such term in Section 5.15(a) of this Reorganization Agreement.

                 "AUDITED FINANCIAL STATEMENTS OF FNB" shall have the meaning assigned to such term in Section 5.7 of this Reorganization Agreement.

                 "BALANCE SHEET DATE" shall have the meaning assigned to such term in Section 5.8 of this Reorganization Agreement.

                 "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

                 "FNB" means First National Bancorp of Shelbyville, Inc., a corporation chartered and existing under the laws of the State of Tennessee which is a registered bank holding company and whose principal offices are located at 111 West Side Square (Post Office Box 500), Shelbyville, Bedford County, Tennessee 37160.

                 "FNB COMMON STOCK" has the meaning assigned to such term in
Section 3.1(d) of this Reorganization Agreement.

                 "FNB COMPANIES" shall mean FNB and all of its Subsidiaries, including FIRST NATIONAL and all of its Subsidiaries.

                 "FNB EMPLOYEE PLANS" shall mean any pension plans, profit sharing plans, deferred compensation plans, stock option plans, cafeteria plans, and any other such or related benefit plans or arrangements offered or funded by FNB or any FNB Subsidiary, to or for the benefit of the officers, directors or employees of FNB or any FNB Subsidiary.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 3

                 "FNB RECORD HOLDERS" means the holders of record of all of the issued and outstanding shares of FNB Common Stock immediately prior to the Effective Time of the Merger.

                 "FNB SHAREHOLDERS" shall have the meaning assigned to such term in Recital D of this Reorganization Agreement.

                 "FNB STOCK OPTIONS" shall have the meaning assigned to such term in Section 2.7 of this Reorganization Agreement.

                 "BUSINESS DAY" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a federal or state holiday generally recognized by banks in Tennessee.

                 "CERCLA" shall have the meaning set forth in Section 5.15(a) of this Reorganization Agreement.

                 "CLOSING" shall have the meaning assigned to such term in
Section 3.1(a) of this Reorganization Agreement.

                 "CLOSING DATE" shall have the meaning assigned to such term in
Section 3.2 of this Reorganization Agreement.

                 "COMPTROLLER" shall mean the Office of the Comptroller of the Currency, or any successor thereto.

                 "CONSIDERATION" shall mean the value to be received by the FNB Record Holders in exchange for their FNB Common Stock, such value to be determined as provided in Article 3, Section 3.1(e), of this Reorganization Agreement.

                 "CONTROL" shall have the meaning assigned to such term in
Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended.

                 "DEPOSITS" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of FIRST NATIONAL.

                 "EFFECTIVE DATE OF THE MERGER" shall mean that date on which the Effective Time of the Merger shall have occurred.

                 "EFFECTIVE TIME OF THE MERGER" shall have the meaning assigned in Section 3.3 of the Plan of Merger and Section 3.1(b) of this Reorganization Agreement.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 4

                 "EXCHANGE AGENT" shall mean Union Planters National Bank, Memphis, Tennessee, acting through its Corporate Trust Department.

                 "EXCHANGE RATIO" shall have the meaning assigned to such term in Section 3.1(e) of this Reorganization Agreement.

                 "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

                 "FEDERAL RESERVE" shall mean the Board of Governors of the Federal Reserve System and shall include the Federal Reserve Bank of St. Louis acting under delegated authority.

                 "FIRST NATIONAL" means First National Bank of Shelbyville, a national banking association, chartered and existing under the laws of the United States of America, having its main office at 111 West Side Square (Post Office Box 500), Shelbyville, Bedford County, Tennessee 37160, and which is a wholly-owned subsidiary of FNB.

                 "FIRST NATIONAL COMMON STOCK" shall have the meaning assigned to such term in Recital A of this Reorganization Agreement.

                 "FIXED ASSETS" shall mean the furniture, fixtures and equipment of the referenced Party.

                 "GAAP" shall mean generally accepted accounting principles, consistently applied.

                 "GOVERNMENTAL APPROVALS" shall have the meaning assigned to such term in Section 4.4 of this Reorganization Agreement.

                 "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended and recodified.

                 "HAZARDOUS SUBSTANCES" shall have the meaning set forth in
Section 5.15(a) of this Reorganization Agreement.

                 "INTERIM" shall mean FNB Acquisition Company, Inc., a corporation chartered and existing under the laws of the State of Tennessee, whose principal place of business is located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018, and which is a wholly-owned subsidiary of UPC formed solely to effect the Merger.

                 "INTERIM COMMON STOCK" shall have the meaning assigned to such term in Section 3.1(c) of this Reorganization Agreement.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 5

                 "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

                 "MERGER" shall, as described in Section 2.1 of this Reorganization Agreement, mean the merger of INTERIM with and into FNB, which shall survive the Merger as the Surviving Corporation.

                 "NYSE" shall mean the New York Stock Exchange, or its successor, upon which shares of the UPC Common Stock are listed for trading.

                 "1933 ACT" shall mean the Securities Act of 1933, as amended.

                 "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                 "OFFICER" shall have the meaning set forth in Section 5.8(k) of this Reorganization Agreement.

                 "OTS" shall mean the Office of Thrift Supervision, or any successor thereto.

                 "PARTIES" shall mean FNB, FIRST NATIONAL, UPC and INTERIM collectively; FNB and FIRST NATIONAL on the one hand, or UPC and INTERIM on the other hand, may sometimes be referred to as a "PARTY."

                 "PENSION PLAN" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

                 "PERSON" shall mean any natural person, fiduciary, corporation, partnership, joint venture, association, business trust or any other entity of any kind.

                 "PLAN OF MERGER" shall mean the Plan of Merger substantially in the form of Exhibit A hereto to be executed by authorized representatives of FNB, UPC and INTERIM and filed with the Tennessee Secretary of State along with the Articles of Merger in accordance with Section 48-21-105 of the Tennessee Code and providing for the Merger of INTERIM with and into FNB as contemplated by Section 2.1 of this Reorganization Agreement.

                 "PROPERTY" shall have the meaning assigned to such term in
Section 5.15(a) of this Reorganization Agreement.

                 "PROXY STATEMENT" shall mean the proxy statement to be used by FNB to solicit proxies with a view to securing the





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 6 approval of the FNB Shareholders of this Reorganization Agreement and the Plan of Merger.

                 "REALTY" means the real property of FNB or any FNB Subsidiary owned or leased by FNB or any FNB Subsidiary.

                 "RECORDS" means all available records, minutes of meetings of the Board of Directors, committees and shareholders of FNB or any FNB Subsidiary; original instruments and other documentation, pertaining to FNB or any FNB Subsidiary, FNB's or any FNB Subsidiary's assets (including plans and specifications relating to the Realty), FNB's or any FNB Subsidiary's liabilities, the FNB Common Stock, the FIRST NATIONAL Common Stock, the Deposits and the loans; and all other business and financial records which are necessary or customary for use in the conduct of FNB's or any FNB Subsidiary's business by UPC or FNB on and after the Effective Time of the Merger as it was conducted prior to the Closing Date.

                 "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Reserve, the TDFI, the SEC, or any other state or federal governmental or quasi-governmental entity which has, or may hereafter have, jurisdiction over any of the transactions described in this Reorganization Agreement.

                 "RELEASE" shall have the meaning assigned to such term in
Section 5.15(b)(i) of this Reorganization Agreement.

                 "REORGANIZATION" shall mean the Merger (as described in Section 2.1(a) of this Reorganization Agreement) and the transactions contemplated in this Reorganization Agreement and the Plan of Merger annexed hereto as Exhibit A.

                 "REORGANIZATION AGREEMENT" means this Agreement and Plan of Reorganization together with the Plan of Merger (Exhibit A) and all Exhibits and Schedules annexed to, and incorporated by specific reference as a part of, this Reorganization Agreement.

                 "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

                 "SEC DOCUMENTS" shall mean all reports, proxy statements and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries pursuant to the Securities Laws, whether filed, or required to be filed, with the SEC, the OTS, the Comptroller, the FDIC, the Federal Reserve or with any other Regulatory Authority pursuant to the Securities Laws.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 7

                 "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal bank Regulatory Authorities.

                 "SHAREHOLDERS MEETING" shall mean the meeting of the FNB Shareholders to be held pursuant to Section 7.1 of this Reorganization Agreement, including any adjournment or adjournments thereof.

                 "SUBSIDIARIES" shall mean all of those corporations, banks, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding voting equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, any such entity that is a joint venture of the parent or of a Subsidiary of the parent, or any such entity the equity securities of which are owned or controlled in a fiduciary capacity or through a small business investment corporation.

                 "SURVIVING CORPORATION" shall mean FNB as the corporation resulting from the consummation of the Merger as set forth in Section 2.1(a) of this Reorganization Agreement.

                 "TENNESSEE CODE" shall mean the Tennessee Code Annotated, as amended.

                 "TDFI" shall mean the Tennessee Department of Financial Institutions.

                 "TENNESSEE COMMISSIONER" shall mean the Commissioner of the TDFI.

                 "UPC" means Union Planters Corporation, a Tennessee-chartered bank holding company which is also registered as a savings and loan holding company having its principal place of business in Memphis, Shelby County, Tennessee.

                 "UPC COMMON STOCK" shall have the meaning set forth in Section
4.5 of this Reorganization Agreement.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 8

                 "UPC FINANCIAL STATEMENTS" shall mean (i) the audited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of UPC and its Subsidiaries as of December 31, 1991 and 1992 and each subsequent December 31 prior to the Effective Time of the Merger, and (ii) the related unaudited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of UPC and its Subsidiaries for each of the quarters ended or ending after January 1, 1993, as filed by UPC in SEC Documents.

                 "UPC PREFERRED STOCK" shall have the meaning assigned to such term in Section 4.5 of this Reorganization Agreement.



                                   ARTICLE 2

                          TERMS OF THE REORGANIZATION

                 2.1 The Merger. Subject to the satisfaction (or lawful waiver) of all of the conditions to the obligations of each of the Parties to this Reorganization Agreement, at the Effective Time of the Merger, INTERIM shall be merged with and into FNB (the "Merger"), which latter corporation (the "Surviving Corporation") shall survive the Merger.

                 2.2 Charter, ByLaws, Directors, Officers and Name of the Surviving Corporation.

                          (a)     Charter.  At the Effective Time of the
Merger, the Charter of FNB, as in effect immediately prior to the Effective Time of the Merger, shall continue to be the Charter of FNB as the Surviving Corporation, unless and until the same shall be amended thereafter as provided by law and the terms of such Charter.

                          (b)     Bylaws.  At the Effective Time of the Merger,
the Bylaws of FNB, as in effect immediately prior to the Effective Time of the Merger, shall continue to be the Bylaws of FNB as the Surviving Corporation, unless and until amended or repealed as provided by law, its Charter and such Bylaws.

                          (c)     Directors and Officers.  The directors and
officers of FNB in office immediately prior to the Effective Time of the Merger shall continue to be the directors and officers of the Surviving Corporation, to hold office as provided in the Charter and Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 9 have qualified or until they shall have been removed in the manner provided therein.

                          (d)     Name.  The name of FNB as the Surviving
Corporation following the Merger shall remain unchanged and continue to be:

                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.

                 2.3 Due Diligence Review. Each Party shall be entitled to conduct a preliminary due diligence review of the books, records and operations of the other Party, including, but not limited to, a review of the Party's loan portfolios, ORE and classified assets, investment portfolios and properties, to verify the reasonableness of the Party's earnings projections, growth projections and sustained earnings prospects after consummation of the Merger at reasonable growth rates; provided, however, that any review conducted by a Party pursuant to the provisions of this Section 2.3 shall be completed within thirty (30) days from the date of this Reorganization Agreement.

                 2.4 Availability of Information. Promptly after the execution by the Parties of this Reorganization Agreement, each Party shall provide to the other Party, its Officers, employees, agents, and representatives access, on reasonable notice and during customary business hours, to all of the books, records, properties and facilities of the Party and shall use its best efforts to cause its Officers, employees, agents and representatives to cooperate with any of the reviewing Party's reasonable requests for information which would be customary in order to conduct the review provided for in Section 2.3 of this Reorganization Agreement. Except as expressly permitted by the disclosing Party, the receiving Party shall keep confidential all non-public information received by the disclosing Party in connection with the provisions of this Section 2.4.

                 2.5 UPC's Right to Revise the Structure of the Transaction. UPC shall have the unilateral right to revise the structure of the corporate Reorganization contemplated by this Reorganization Agreement in order to achieve tax benefits or for any other reason which UPC may deem advisable; provided, however, that UPC shall not have the right, without the approval of the Board of Directors of FNB, to make any revision to the structure of the Reorganization which (i) changes the amount of the Consideration which the FNB Record Holders are entitled to receive (determined in the manner provided in Section 3.1(e) of this Reorganization Agreement);
(ii) changes the intended tax-free effects of the Merger to UPC, INTERIM, FNB or any FNB Subsidiary; or (iii) would permit UPC to pay the Consideration other than by delivery of shares of UPC Common Stock registered





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 10 with the SEC (in the manner described in Section 6.2 of this Reorganization Agreement). UPC may exercise this right of revision by giving written Notice to FNB in the manner provided in Section 10.1 of this Reorganization Agreement which Notice shall be in the form of an amendment to this Reorganization Agreement or in the form of an Amended and Restated Agreement and Plan of Reorganization.

                 2.6 Holding Period of UPC Common Stock. FNB and each FNB Subsidiary hereby acknowledge and agree that, in order to qualify the Merger under the Internal Revenue Code as a tax-free reorganization and for accounting purposes as a pooling of interests under the rules and regulations promulgated by the SEC, Accounting Principles Board Opinion No. 16 and GAAP, any FNB Record Holder who would be deemed an Affiliate of FNB at the time of Closing under the Securities Laws and who accepts shares of UPC Common Stock as Consideration for the cancellation, exchange and conversion of his shares of FNB Common Stock pursuant to the terms and conditions of this Reorganization Agreement, shall not pledge, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Common Stock to be received by such FNB Record Holder upon consummation of the Merger, nor enter into any formal or informal agreement to pledge, assign, sell or transfer, devise, or otherwise alienate his right, title and interests in any of the shares of UPC Common Stock to be delivered by UPC to such FNB Record Holder pursuant to the terms and conditions of this Reorganization Agreement until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of operations of UPC and FNB for a period of not less than thirty (30) days subsequent to the Effective Time of the Merger. FNB further acknowledges and agrees that any UPC Common Stock certificates issued in connection with the Merger to FNB Record Holders who would be deemed Affiliates of FNB or UPC at the time of Closing under the Securities Laws shall be subject to and bear a restrictive legend substantially in the form as follows:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE HELD SUBJECT TO ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE RULES AND REGULATIONS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") THEREUNDER. NO SALES, TRANSFERS OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT (OTHER THAN A REGISTRATION STATEMENT ON SEC FORM S-4) OR UPON THE PRIOR DELIVERY TO UNION PLANTERS CORPORATION ("UPC") OF AN OPINION FROM LEGAL COUNSEL, SATISFACTORY TO UPC, IN FORM AND SUBSTANCE SATISFACTORY TO UPC AND ITS LEGAL COUNSEL, STATING THAT SUCH SALE OR OTHER DISPOSITION IS





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 11

         BEING MADE PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SEC RULES 144 AND 145 OR IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND THAT SUCH SALE OR OTHER DISPOSITION WILL NOT AFFECT THE "POOLING OF INTERESTS" ACCOUNTING TREATMENT OF THE MERGER WHICH RESULTED IN THESE SHARES BEING ISSUED. NO SALE, TRANSFER, OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE UNTIL AFTER THE PUBLICATION OF FINANCIAL RESULTS COVERING AT LEAST 30 DAYS OF POST MERGER COMBINED OPERATIONS OF UPC AND FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. NO AGREEMENT MAY BE ENTERED INTO BY THE HOLDER OF THIS CERTIFICATE WHICH WOULD ALLOW OR REQUIRE THE SALE, TRANSFER, OR OTHER DISPOSITION OF THESE SHARES DURING THE TIME PERIOD MENTIONED ABOVE OR WHICH WOULD OTHERWISE REDUCE THE RISK BORNE BY THE SHAREHOLDER NAMED ON THE REVERSE SIDE OF THIS CERTIFICATE SUBSEQUENT TO THE CONSUMMATION OF THE MERGER.

                 2.7 FNB Stock Options and Treasury Stock. Except as described in Schedule 2.7 hereto, as of the date of this Reorganization Agreement, there are no validly issued and outstanding options to purchase shares of FNB Common Stock, and no other options, rights, warrants, scrip or similar rights to purchase shares of FNB Common Stock (collectively, the "FNB Stock Options") are (or have been) issued and outstanding by FNB. Therefore, at the Effective Time of the Merger, there will be no issued and outstanding FNB Stock Options other than as described in Schedule 2.7 hereto. Except as described in Schedule 2.7 hereto, within two (2) years prior to the date of this Reorganization Agreement, FNB has not repurchased FNB Stock Options, and FNB has not repurchased any shares of its capital stock. Therefore, as of the date of this Reorganization Agreement, there are no shares of FNB Common Stock held by FNB as Treasury Stock, nor will there be any such shares at the Effective Time of the Merger.



                                   ARTICLE 3

                           DESCRIPTION OF TRANSACTION

                 3.1      Terms of the Merger.

                          (a)     Satisfaction of Conditions to Closing.  After
the transactions contemplated herein have been approved by the shareholders of FNB and INTERIM, and each other condition to the obligations of the Parties hereto, other than those conditions which are to be satisfied by delivery of documents by any Party to any other Party, has been satisfied or, if lawfully permitted, waived by the Party or Parties entitled to the benefits thereof,





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 12 a closing (the "Closing") will be held on the date (the "Closing Date") and at the time of day and place referred to in Section 3.2 of this Reorganization Agreement. At the Closing the Parties shall use their respective best efforts to deliver the certificates, letters and opinions which constitute conditions to effecting the Merger and each Party will provide the other Parties with such proof or indication of satisfaction of the conditions to the obligations of such other Parties to consummate the Merger as such other Parties may reasonably require. If all conditions to the obligations of each of the Parties shall have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute a Articles of Merger for filing with the Secretary of State of the State of Tennessee and promptly thereafter FNB and INTERIM shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable laws, rules and regulations and the Plan of Merger which is attached hereto as Exhibit A and incorporated by reference as part of this Reorganization Agreement. The Parties shall thereupon take such other and further actions as UPC shall direct or as may be required by law or this Reorganization Agreement to consummate the transactions contemplated herein.

                          (b)     Effective Time of the Merger.  Upon the
satisfaction of all conditions to Closing, the Merger shall become effective on the date and at the time of filing of a Articles of Merger with the Secretary of State of the State of Tennessee or at such later date and/or time as may be agreed upon by the Parties and set forth in the Articles of Merger so filed (the "Effective Time of the Merger").

                          (c)     Conversion of Shares of INTERIM.  At the
Effective Time of the Merger, each share of $1.00 par value common stock of INTERIM (the "INTERIM Common Stock") issued and outstanding immediately prior to the Effective Time of The Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted into and become one share of the issued and outstanding common stock of the Surviving Corporation.

                          (d)     Conversion and Cancellation of Shares of FNB.
At the Effective Time of the Merger, each share of $10.00 par value per share common stock of FNB (the "FNB Common Stock") validly issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted, exchanged and cancelled as provided in Section 3.1(e) hereof.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 13

                          (e)     Conversion and Exchange of FNB Shares;
Exchange Ratio. At the Effective Time of the Merger, the outstanding shares of FNB Common Stock held by the FNB Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, shareholder or otherwise) in FNB and shall automatically be converted exclusively into, and constitute only the right of the FNB Record Holders to receive in exchange for their shares of FNB Common Stock, whole shares of UPC Common Stock and a cash payment in settlement of any remaining fractional share of UPC Common Stock in accordance with the terms and conditions of this Section 3.1(e). The shares of UPC Common Stock and the cash settlement of any remaining fractional share of UPC Common Stock deliverable by UPC to the FNB Record Holders pursuant to the terms of this Reorganization Agreement are sometimes collectively referred to herein as the "Consideration."

The number of shares of UPC Common Stock to be exchanged for each share of FNB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (based on there being no more than 130,000 shares of FNB Common Stock issued and outstanding at the Effective Time of the Merger) shall be based on an exchange ratio (the "Exchange Ratio") as determined and set forth in this Section 3.1(e). The Exchange Ratio shall be determined as follows:

                                  (i)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than or equal to $25.375 per share of UPC Common Stock but less than or equal to $33.375 per share of UPC Common Stock (the "Primary Collar"), the Exchange Ratio shall be based on a fixed Exchange Ratio of seven (7) shares of UPC Common Stock for each share of FNB Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger;

                                  (ii)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than $33.375 per share of UPC Common Stock (the "Ceiling"), the Exchange Ratio shall be based on (a) a fixed price of $233.625 per share of FNB Common Stock divided by (b) the Current Market Price Per Share of UPC Common Stock; provided, however, in the event that UPC shall have entered into a letter of intent, agreement or understanding with a third party for a change in control of UPC, the Exchange Ratio shall remain fixed at seven (7) shares of UPC Common Stock for each share of FNB Common Stock validly issued and outstanding at the Effective Time of the Merger; and





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 14

                                  (iii)  In the event the Current Market Price
         Per Share of UPC Common Stock should be less than $25.375 per share of UPC Common Stock (the "Floor"), the Exchange Ratio shall be fixed at seven (7) shares of UPC Common Stock for each share or FNB Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, FNB shall have the right to either accept the fixed Exchange Ratio of seven (7) shares of UPC Common Stock for each share of FNB Common Stock or terminate this Reorganization Agreement and the transactions contemplated herein;provided, further, in the event FNB should elect to terminate this Reorganization Agreement in accordance with this Section 3.1(e)(iii), UPC may, in its sole discretion, reinstate this Reorganization Agreement and the transactions contemplated herein by increasing the number of shares of UPC Common Stock to be delivered by UPC to the FNB Record Holders based on (a) a fixed price of $177.625 per share of FNB Common Stockdivided by (b) the Current Market Price Per Share of UPC Common Stock.

The Exchange Ratio as determined in this Section 3.1(e) shall be based on an aggregate of no more than 130,000 shares of FNB Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that no fractional shares of UPC Common Stock shall be issued and if, after aggregating all of the shares of UPC Common Stock to which a FNB Record Holder is entitled based upon the Exchange Ratio, there shall be a fractional share of UPC Common Stock remaining, such fractional share shall be settled by a cash payment therefor pursuant to the Mechanics of Payment of the Consideration set forth in Section 3.1(f) hereof, which shall be calculated based upon the Current Market Price Per Share of one (1) full share of UPC Common Stock.

                                  (i)      DEFINITION OF "CURRENT MARKET PRICE
         PER SHARE." The "Current Market Price Per Share" shall be the average closing price per share of the "last" real time trades (i.e., closing price) of the UPC Common Stock on the NYSE (as published in The Wall Street Journal) for each of the ten (10) NYSE general market trading days next preceding the Closing Date on which the NYSE was open for business (the "Pricing Period"). In the event the UPC Common Stock does not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date shall be disregarded in computing the average closing price per share of UPC Common Stock and the average shall be based upon the "last" real time trades and number of days on which the UPC Common Stock actually traded during the Pricing Period.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 15

                                  (ii) EFFECTS OF DISSENTERS' RIGHTS ON THE
         EXCHANGE RATIO. Should FNB Record Holders representing at least 5% of the shares of FNB Common Stock issued and outstanding at the time of Closing perfect such FNB Record Holder's Dissenters' Rights pursuant to the Tennessee Code and maintain the perfected status of such Dissenters' Rights through the Closing Date, UPC and INTERIM shall have the right, exercisable in their sole discretion, to either terminate this Reorganization Agreement or, subject to the prior approval of the FNB Board of Directors, reduce the per share Consideration to be delivered by UPC hereunder by an amount sufficient to off-set against the Consideration any amounts paid, or to be paid, by UPC in satisfaction of such Dissenters' Rights.

                                  (iii) EFFECT OF STOCK SPLITS, REVERSE STOCK
         SPLITS, STOCK DIVIDENDS AND SIMILAR CHANGES IN THE CAPITAL OF FNB. Should FNB effect any stock splits, reverse stock splits, stock dividends or similar changes in its respective capital accounts subsequent to the date of this Reorganization Agreement but prior to the Effective Time of the Merger, the Exchange Ratio shall be adjusted in such a manner as the Board of Directors of UPC shall deem in good faith to be fair and reasonable in order to give effect to such changes.

                          (f)     Mechanics of Payment of Consideration.  As
soon as reasonably practicable after the Effective Time of the Merger, the Corporate Trust Department of Union Planters National Bank, Memphis, Tennessee (the "Exchange Agent") shall deliver to each of the FNB Record Holders such materials and information deemed necessary by the Exchange Agent to advise the FNB Record Holders of the procedures required for proper surrender of their certificates evidencing and representing shares of the FNB Common Stock in order for the FNB Record Holders to receive the Consideration. Such materials shall include, without limitation, a Letter of Transmittal, an Instruction Sheet, and a return mailing envelope addressed to the Exchange Agent (collectively the "Shareholder Materials"). All Shareholder Materials shall be sent by United States mail to the FNB Record Holders at the addresses set forth on a certified shareholder list to be delivered by FNB to UPC at the Closing (the "Shareholder List"). As soon as reasonably practicable thereafter, the FNB Record Holders of all of the outstanding shares of FNB Common Stock, shall deliver, or cause to be delivered, to the Exchange Agent, pursuant to the Shareholder Materials, the certificates formerly evidencing and representing all of the shares of FNB Common Stock which were validly issued and outstanding immediately prior to the Effective Time of the Merger, and the Exchange Agent shall take prompt action to process such certificates formerly





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 16 evidencing and representing shares of FNB Common Stock received by it (including the prompt return of any defective submissions with instructions as to those actions which may be necessary to remedy any defects). Upon receipt of the proper submission of the certificate(s) formerly representing and evidencing ownership of the shares of FNB Common Stock, the Exchange Agent shall, on or prior to the 30th day after the Effective Time of the Merger, mail to the former FNB Record Holders in exchange for the certificate(s) surrendered by them, the Consideration to be paid for each such FNB Record Holder's shares of FNB Common Stock evidenced by the certificate or certificates which were cancelled and converted exclusively into the right to receive the Consideration upon the Merger becoming effective. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of FNB Common Stock of a FNB Record Holder, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such FNB Record Holder's shares of FNB Common Stock were converted and aggregated at the Effective Time of the Merger. Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the FNB Record Holder's FNB Common Stock shall have been properly surrendered as provided above, the Consideration payable to the FNB Record Holder(s) of the cancelled shares as of any time after the Effective Date shall not be paid to the FNB Record Holder(s) of such certificate(s) until such certificates shall have been surrendered in the manner required. Each FNB Record Holder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the Consideration to be paid in the Merger. The FNB Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Section, receive the Consideration to which each such FNB Record Holder is entitled, provided that each such FNB Record Holder shall deliver to UPC and to the Exchange
Agent: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to UPC and the Exchange Agent which has been duly executed by a corporate surety satisfactory to UPC and the Exchange Agent, indemnifying the Surviving Corporation, UPC, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be for the account of the FNB Record Holder.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 17

                          (g)     Stock Transfer Books.  At the Effective Time
of the Merger, the stock transfer books of FNB shall be closed and no transfer of shares of FNB Common Stock shall be made thereafter.

                          (h)     Effects of the Merger.  At the Effective Time
of the Merger, the separate existence of INTERIM shall cease, and INTERIM shall be merged with and into FNB which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both FNB and INTERIM.

                          (i)     Transfer of Assets.  At the Effective Time of
the Merger, all rights, assets, licenses, permits, franchises and interests of FNB and INTERIM in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and to choses in action shall be deemed to be vested in FNB as the Surviving Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

                          (j)     Assumption of Liabilities.  At the Effective
Time of the Merger, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of FNB as well as those of INTERIM, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of FNB or INTERIM.

                          (k)     Dissenters' Rights of FNB Shareholders.  Any
FNB Record Holder of shares of FNB Common Stock who shall comply strictly with the provisions of Sections 48-23-201 et seq. of the Tennessee Code, shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Tennessee Code. Such an FNB Shareholder is referred to herein as an "FNB Dissenting Shareholder." However, UPC and INTERIM shall not be obligated to consummate the Merger if FNB Record Holders holding or controlling more than five percent (5%) of the shares of the FNB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall have perfected and maintained in perfected status their Dissenters' Rights in accordance with the Tennessee Code and the perfected status of said Dissenters' Rights shall have continued to the time of Closing.

                          (l)     Reservation, Registration and Listing of
shares of UPC Common Stock.  UPC shall reserve for issuance,





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 18 register under the Securities Laws and apply for listing for trading on the NYSE a sufficient number of shares of UPC Common Stock for the purpose of issuing shares of UPC Common Stock to the FNB Record Holders in accordance with the terms and conditions of this Section 3.1.

                 3.2 Time and Place of Closing. The Closing shall take place at 10:00 a.m. on the Business Day next preceding the date on which the Effective Time of the Merger is expected to occur, or at such other time as the Parties, acting through their chief executive officers, presidents or chief financial officers, may mutually agree (the "Closing Date"). The place of Closing shall be at Union Planters Administrative Center, Union Planters Corporation Executive Offices (Fourth Floor), 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018. The Closing may be held at such other time or place as may be mutually agreed upon by the Parties.



                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF UPC AND INTERIM

                 As of the date hereof and as of the Effective Time of the Merger, UPC and INTERIM represent and warrant to FNB as follows:

                 4.1 Organization and Corporate Authority. UPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. INTERIM is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. UPC and INTERIM (i) have, in all material respects, all requisite corporate power and authority to own, operate and lease their material properties and carry on their businesses as they are currently being conducted; (ii) are in good standing and are duly qualified to do business in each jurisdiction where the character of their properties owned or held under lease or the nature of their business makes such qualification necessary; and (iii) have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their properties and assets and to carry on their businesses as they are currently being conducted. The corporate Charter and Bylaws of UPC and the Charter and Bylaws of INTERIM, as amended to date, are in full force and effect as of the date of this Reorganization Agreement.

                 4.2 Authorization, Execution and Delivery; Reorganization Agreement Not in Breach.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 19

                          (a)     UPC and INTERIM have all requisite corporate
power and authority to execute and deliver this Reorganization Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. This Reorganization Agreement, and all other agreements contemplated to be executed in connection herewith by UPC and INTERIM, have been (or upon execution will have been) duly executed and delivered by UPC and INTERIM, have been (or upon execution will have been) effectively authorized by all necessary action, corporate or otherwise, and, other than the approval of UPC as sole shareholder of INTERIM and UPC's Board of Directors, no other corporate proceedings on the part of UPC or INTERIM are (or will be) necessary to authorize such execution and delivery, and constitute (or upon execution will constitute) legal, valid and enforceable obligations of UPC and INTERIM, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and to the application of equitable principles and judicial discretion.

                          (b)     The execution and delivery of this
Reorganization Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice or both, would constitute a default under), or conflict with, or permit the acceleration of any obligation under, any material mortgage, lease, covenant, agreement, indenture or other instrument to which UPC or INTERIM is a party or by which they or their property or any of their assets are bound; the corporate Charter and Bylaws of UPC or the Charter and Bylaws of INTERIM; or any material judgment, decree, order or award of any court, governmental body or arbitrator by which UPC or INTERIM is bound; or any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to UPC or INTERIM or their properties; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of UPC or INTERIM, except that the Government Approvals shall be required in order for UPC and INTERIM to consummate the Merger.

                 4.3 No Legal Bar. Neither UPC nor INTERIM is a party to, subject to or bound by any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction which would prevent the execution of this Reorganization Agreement by UPC or INTERIM, its delivery to FNB and the FNB Companies or the consummation of the transactions contemplated hereby, and no action or proceeding





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 20 is pending against UPC or INTERIM in which the validity of this Reorganization Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby is at issue.

                 4.4 Government Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by UPC or INTERIM in connection with the execution and delivery of this Reorganization Agreement or the consummation of the transactions contemplated hereby by UPC or INTERIM, except for: (a) the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") of the Merger under the Bank Holding Company Act of 1956, as amended; and (b) the prior approval of the Tennessee Department of Financial Institutions ("TDFI") under Sections 45-12-101 et seq of the Tennessee Code and the regulations promulgated by the TDFI thereunder (collectively, the "Government Approvals").

                 4.5 Capitalization. (a) The authorized capital stock of UPC consists of 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"), and 50,000,000 shares of common stock having a par value of $5.00 per share (the "UPC Common Stock"). As of June 30, 1993, UPC had issued and outstanding: 44,000 shares of $8.00 Nonredeemable Cumulative Convertible Preferred Stock, Series B; 690,000 shares of 10-3/8% Increasing Rate, Redeemable, Cumulative Preferred Stock, Series C; 253,655 shares of 9.5% Redeemable, Cumulative Preferred Stock, Series D; and 3,107,922 shares of 8% Cumulative, Convertible Preferred Stock, Series E. In addition, 250,000 shares of UPC Preferred Stock have been reserved for issuance as Series A Preferred Stock pursuant to the UPC Share Purchase Rights Agreement dated January 19, 1989, between UPC and Union Planters National Bank as Rights Agent (the "UPC Share Purchase Rights Agreement"). As of June 30, 1993, 18,254,509 shares of UPC Common Stock were validly issued and outstanding.

         As of the date hereof, UPC is the holder, directly or indirectly, of all of the outstanding capital stock of its Subsidiaries, except for director qualifying shares.

                          (b)  The authorized capital stock of INTERIM consists
of 1,000 shares of common stock having a par value of $1.00 per share (the "INTERIM Common Stock") and no preferred stock. As of the date hereof, INTERIM had issued all 1,000 shares of the authorized INTERIM Common Stock to UPC. Therefore, UPC is the record holder and beneficial owner of all of the INTERIM Common Stock outstanding.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 21

                 4.6 UPC Financial Statements. UPC has delivered and, to the extent reference is made to financial statements not yet available or capable of development, will deliver to FNB true and complete copies of: (i) UPC's audited Consolidated Financial Statements for the calendar years ended December 31, 1991 and 1992 (as originally issued, but without giving effect to subsequently effected business combinations accounted for as poolings of interests); (ii) UPC's unaudited consolidated financial statements for each of the calendar quarters ending in calendar year 1993 and thereafter, ending prior to the Closing Date; and (iii) upon issuance thereof, UPC's audited Consolidated Financial Statements for the calendar year ending December 31, 1993. Such financial statements and the notes thereto present fairly, or will present fairly when issued, in all material respects, the consolidated financial position of UPC at the respective dates thereof and the consolidated results of operations and consolidated cash flow of UPC for the periods indicated, and in each case in conformity with GAAP consistently applied and maintained.

                 4.7      Exchange Act and Listing Filings.

         (a) The outstanding shares of UPC Common Stock are registered with the SEC pursuant to the 1934 Act and UPC has filed with the SEC all material forms and reports required by law to be filed by UPC with the SEC, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (b) The outstanding shares of UPC Common Stock are listed for trading on the NYSE (under the symbol "UPC") pursuant to the listing rules of the NYSE and UPC has filed with the NYSE all material forms and reports required by the NYSE to be filed by UPC with the NYSE, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                 4.8 The UPC Common Stock. All shares of UPC Common Stock to be issued by UPC and delivered to the FNB Record Holders in exchange for all of the FNB Common Stock will be duly authorized, validly issued, fully paid and non-assessable, and none of such shares of UPC Common Stock will have been issued in violation of any preemptive rights of any UPC shareholders. The shares of UPC Common Stock to be delivered in payment of the





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 22

Consideration shall have in all material respects such distinguishing characteristics as those of the shares of UPC Common Stock outstanding immediately prior to the Effective Time of the Merger.

                 4.9 Litigation. Except as set forth in Schedule 4.9 hereto, there is no action, suit or proceeding pending against UPC or any UPC Subsidiary, or to the best knowledge of UPC or any UPC Subsidiary threatened against or affecting UPC, any UPC Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official that (i) would, if decided against UPC or the UPC Subsidiary, have a material adverse impact on the business, properties, assets, liabilities, condition (financial or other) or prospects of UPC or any UPC Subsidiary and that are not reflected in the UPC Financial Statements or (ii) has been brought by or on behalf of any employee employed or formerly employed by UPC or any UPC Subsidiary.

                 4.10 Labor and Employment Matters. Except as reflected in Schedule 4.10 hereto, there is no (i) collective bargaining agreement or other labor agreement to which UPC or any UPC Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which UPC or any UPC Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of UPC or any UPC Subsidiary. No party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither UPC nor any UPC Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. UPC and each UPC Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, and UPC and each UPC Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of UPC and each UPC Subsidiary and are not liable for





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 23 any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Schedule 4.10, there is no: unfair labor practice complaint against UPC or any UPC Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or other labor trouble affecting UPC or any UPC Subsidiary; labor grievance pending against UPC or any UPC Subsidiary; pending representation question respecting the employees of UPC or any UPC Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which UPC or any UPC Subsidiary is a party, or to the best knowledge of UPC, any basis for which a claim may be made under any collective bargaining agreement to which UPC or any UPC Subsidiary is a party.

                 4.11 Absence of Undisclosed Liabilities. Except as described in Schedule 4.11 hereto, neither UPC nor any UPC Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of UPC or any UPC Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of UPC or any UPC Subsidiary (i) except as disclosed in the UPC Financial Statements delivered to FNB prior to the date of this Reorganization Agreement, or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices, or (iii) except as contemplated under this Reorganization Agreement. Since December 31, 1992, neither UPC nor any UPC Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of UPC or such UPC Subsidiary, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to UPC or any UPC Subsidiary.

                 4.12 Disclosure. The information concerning, and the representations or warranties made by UPC and INTERIM as set forth in this Reorganization Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by UPC and INTERIM to FNB pursuant hereto, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to FNB by UPC and INTERIM pursuant hereto were or will be complete and accurate copies of such documents.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 24

                                   ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF FNB COMPANIES

         Both as of the date hereof and as of the Effective Time of the Merger, FNB and FIRST NATIONAL represent and warrant to UPC and INTERIM as follows:

                 5.1      Organization and Qualification of FNB and
Subsidiaries.

                          (a)  FNB is a corporation duly organized, validly
existing and in good standing under the laws of the State of Tennessee and (i) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted;
(ii) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary; and (iii) is a registered bank holding company with the Federal Reserve.

                          (b)  Each FNB Subsidiary is duly chartered, validly
existing and in good standing under the laws of the state or jurisdiction of its incorporation and (i) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted and (ii) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary. FNB and each of its Subsidiaries have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their respective properties and assets and to carry on their business as it is currently being conducted.

                          (c)  FIRST NATIONAL is a national banking
association, duly organized, validly existing and in good standing under the laws of the United States of America and engages only in activities (and holds properties only of the types) permitted by the United States Code Annotated and the rules and regulations promulgated by the Comptroller thereunder or the FDIC for insured depository institutions. FIRST NATIONAL's deposit accounts are insured by the Bank Insurance Fund (the "BIF") as administered by the FDIC to the fullest extent permitted under applicable law.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 25

                 5.2 Authorization, Execution and Delivery; Reorganization Agreement Not in Breach.

                          (a)     FNB and FIRST NATIONAL have all requisite
power and authority to execute and deliver this Reorganization Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the proposed transaction have been (or within thirty (30) days from the date of this Reorganization Agreement will have been) duly authorized by majorities of the entire Boards of Directors of FNB and FIRST NATIONAL and, except for the approval of the FNB Shareholders, no other corporate proceedings on the part of FNB are necessary to authorize the execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby. This Reorganization Agreement and all other agreements and instruments herein contemplated to be executed by FNB or FIRST NATIONAL have been (or upon execution will have been) duly executed and delivered by FNB and FIRST NATIONAL and constitute (or upon execution will constitute) legal, valid and enforceable obligations of FNB and FIRST NATIONAL, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

                          (b)     Except as described in Schedule 5.2(b)
hereto, the execution and delivery of this Reorganization Agreement and the Plan of Merger, the consummation of the transaction contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof will not result in a violation or breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or conflict with, or permit the acceleration of, any obligation under any mortgage, lease, covenant, agreement, indenture or other instrument to which FNB or any FNB Subsidiary is a party or by which FNB or any FNB Subsidiary is bound; the Charter and Bylaws of FNB or the Charter and Bylaws of any FNB Subsidiary; or any judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator by which FNB or any FNB Subsidiary is bound; or any permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to FNB or any FNB Subsidiary or the properties of any of them; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of FNB or any FNB Subsidiary.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 26

                 5.3      No Legal Bar.   Neither FNB nor any FNB Subsidiary is
a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body, or any law which would prevent the execution of this Reorganization Agreement by FNB or FIRST NATIONAL, or the Plan of Merger by FNB, or the delivery thereof to UPC and INTERIM, or the consummation of the transaction contemplated hereby and thereby, and no action or proceeding is pending against FNB or any FNB Subsidiary in which the validity of this Reorganization Agreement, the transaction contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with the transaction contemplated hereby is at issue.

                 5.4 Government and Other Approvals. Except for the Government Approvals described in Section 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by FNB or any FNB Subsidiary in connection with the execution and delivery of this Reorganization Agreement or the consummation of the transactions contemplated by this Reorganization Agreement nor is any consent or approval required from any landlord, licensor or other non-governmental party which has granted rights to FNB or any FNB Subsidiary in order to avoid forfeiture or impairment of such rights. Neither FNB nor any FNB Subsidiary are aware of any facts, circumstances or reasons why such Government Approvals should not be forth coming or which would prevent or hinder such approvals from being obtained.

                 5.5 Compliance With Law. FNB and all FNB Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, and FNB and each FNB Subsidiary, respectively, as the owners of the Realty have complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over FNB's or any FNB Subsidiary's properties or over any other part of FNB's or any FNB Subsidiary's assets, liabilities or operations. The benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and may continue to be enjoyed by FNB and each FNB Subsidiary subsequent to the Closing of the transactions contemplated herein without any consent or approval. Neither FNB nor any FNB Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or has been threatened by any governmental authority.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 27

                 5.6 Charter Documents. Included in Schedule 5.6 hereto are true and correct copies of the Charter and Bylaws of FNB and the Articles of Association or Charter and Bylaws of each FNB Subsidiary, respectively. The Charter and Bylaws of FNB and the Articles of Association or Charter and Bylaws of each FNB Subsidiary, as amended to date, are in full force and effect.

                 5.7 FNB Financial Statements. Accompanying Schedule 5.7 hereto are true copies of the audited consolidated balance sheets of FNB as of December 31, 1992, the audited consolidated balance sheets of FNB as of December 31, 1991, and selected financial data for FNB as of December 31, 1990, 1989 and 1988, and the related consolidated statements of income and changes in stockholders' equity and cash flows of FNB and each FNB Subsidiary for the years ended December 31, 1992, 1991 and 1990 (the "Audited Financial Statements of FNB") and the comparative interim (or annual) financial statements for any subsequent quarter (or year) ending after December 31, 1992 and prior to the Closing Date. Such financial statements (i) were (or will be) prepared from the books and records of FNB and each FNB Subsidiary; (ii) were (or will be) prepared in accordance with generally accepted accounting principles consistently applied; (iii) accurately present (or will present) FNB's and each FNB Subsidiary's consolidated financial condition and the consolidated results of their operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby; (iv) do contain or reflect (or will contain and reflect) all necessary adjustments and accruals for an accurate presentation of FNB's and each FNB Subsidiary's consolidated financial condition and the consolidated results of FNB's and each FNB Subsidiary's operations and cash flows for the periods covered by such Financial Statements; (v) do contain and reflect (or will contain and reflect) adequate provisions for loan losses, for ORE reserves and for all reasonably anticipatable liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and (vi) do contain and reflect (or will contain and reflect) adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to FASB 106 and 112.

                 5.8      Absence of Certain Changes.  Except as disclosed in
Schedule 5.8 or as provided for or contemplated in this Reorganization Agreement, since December 31, 1992 (the "Balance Sheet Date") there has not been:

                          (a)     any transaction by FNB or any FNB Subsidiary
not in the ordinary course of business and in conformity with past practice;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 28

                          (b)     any material adverse change in the business,
property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of FNB or any FNB Subsidiary;

                          (c)     any damage, destruction or loss, whether or
not covered by insurance, which has had or may have a material adverse effect on any of the properties, business or prospects of FNB or any FNB Subsidiary or their future use and operation by FNB or any FNB Subsidiary;

                          (d)     any acquisition or disposition by FNB or any
FNB Subsidiary of any property or asset of FNB or any FNB Subsidiary, whether real or personal, having a fair market value, singularly or in the aggregate for each FNB Company, in an amount greater than Twenty Thousand Dollars ($20,000), except in the ordinary course of business and in conformity with past practice;

                          (e)     any mortgage, pledge or subjection to lien,
charge or encumbrance of any kind on any of the respective properties or assets of FNB or any FNB Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice;

                          (f)     any amendment, modification or termination of
any contract or agreement, relating to FNB or any FNB Subsidiary, to which FNB or any FNB Subsidiary is a party which would have an adverse effect upon the financial condition or operations of FNB or any FNB Subsidiary.

                          (g)     any increase in, or commitment to increase,
the compensation payable or to become payable to any officer, director, employee or agent of FNB or any FNB Subsidiary, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of ten percent (10%) per annum or $6,000 for any of them individually;

                          (h)     any incurring of, assumption of, or taking
of, by FNB or any FNB Subsidiary, any property subject to, any liability, except for liabilities incurred or assumed or property taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice;

                          (i)     any material alteration in the manner of
keeping the books, accounts or Records of FNB or any FNB Subsidiary, or in the accounting policies or practices therein reflected;





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
                          (j)     any release or discharge of any obligation or
liability of any person or entity related to or arising out of any loan made by FNB or any FNB Subsidiary of any nature whatsoever, except in the ordinary course of business and in conformity with past practice; or

                          (k)     any loan (except credit card loans, passbook
loans or home loans) by FNB or any FNB Subsidiary to any Officer, director or 2% shareholder of FNB or any FNB Subsidiary or any Affiliate of FNB or any FNB Subsidiary; or to any member of the immediate family of such Officer, director or 2% shareholder of FNB or any FNB Subsidiary or any Affiliate of FNB; or to any Person in which such Officer, director or 2% shareholder directly or indirectly owns beneficially or of record ten percent (10%) or more of any class of equity securities in the case of a corporation, or of any equity interest, in the case of a partnership or other non-corporate entity; or to any trust or estate in which such Officer, director or 2% shareholder has a ten percent (10%) or more beneficial interest; or as to which such Officer, director or 2% shareholder serves as a trustee or in a similar capacity. As used in this Section 5.8, "Officer" shall refer to a person who holds the title of chairman, president, executive vice president, senior vice president, controller, secretary, cashier or treasurer or who performs the normal duties of such officer whether or not he or she is compensated for such service or has an official title.

                 5.9 Deposits. None of the Deposits of any FNB Subsidiary is a "brokered" Deposit or subject to any encumbrance, legal restraint or other legal process. Except as set forth in Schedule 5.9, no portion of the Deposits represents a Deposit by any Affiliate of FNB or any FNB Subsidiary.

                 5.10 Properties. Except as described in Schedule 5.10 hereto or adequately reserved against in the Audited Financial Statements of FNB, FNB and each FNB Subsidiary has good and marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the Audited Financial Statements of FNB as being owned by FNB or any FNB Subsidiary as of the dates thereof. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of FNB and its Subsidiaries on a consolidated basis, held under leases or subleases by FNB or any FNB Subsidiary, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 30 performance or injunctive relief is subject to the discretion of the court before which any proceedings may be pending). The policies of fire, theft, liability, and other insurance maintained with respect to the properties, assets or businesses of the FNB Companies provide adequate coverage against loss, and the fidelity bonds in effect as to which any of the FNB Companies is a named insured are believed to be sufficient.

                 5.11 FNB Subsidiaries. Schedule 5.11 hereto lists all of the active and inactive FNB Subsidiaries (including any Subsidiary of a FNB Subsidiary) as of the date of this Reorganization Agreement and describes generally the business activities conducted, or permitted to be conducted, by each FNB Subsidiary. Except as described in Schedule 5.11 hereto, no equity securities of any of the FNB Subsidiaries are or may become required to be issued (other than to FNB or any FNB Subsidiary) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any FNB Subsidiary, and there are no contracts, commitments, understandings, or arrangements by which any FNB Subsidiary is bound to issue (other than to FNB) any additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Except as described in Schedule 5.11 hereto, all of the shares of capital stock of each FNB Subsidiary held by FNB or by any FNB Subsidiary are fully paid and nonassessable and are owned by FNB or such FNB Subsidiary free and clear of any claim, lien, or encumbrance of any nature whatsoever, whether perfected or not.

                 5.12 Condition of Fixed Assets and Equipment. Except as disclosed in Schedule 5.12 hereto, each item of FNB's or any FNB Subsidiary's fixed assets and equipment having a net book value in excess of Twenty Thousand Dollars ($20,000) included in the Fixed Assets is in good operating condition and repair, normal wear and tear excepted.

                 5.13 Tax Matters. Except as described in Schedule 5.13 hereto:

                          (a)  all federal, state, local, and foreign tax
returns required to be filed by or on behalf of FNB and each FNB Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Reorganization Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid. As of the date of this Reorganization Agreement, there is no audit examination, deficiency, or refund





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 31 litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to FNB or any FNB Subsidiary except as fully reserved for in the Audited Financial Statements of FNB. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

                          (b)  Neither FNB nor any FNB Subsidiary has executed
an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

                          (c)  Adequate provision for any federal, state,
local, or foreign taxes due or to become due for FNB and all FNB Subsidiaries for all periods through and including December 31, 1992, has been made and is reflected on the December 31, 1992 financial statements included in the Audited Financial Statements of FNB, and have been and will continue to be made with respect to periods ending after December 31, 1992.

                          (d)  Deferred taxes of FNB and each FNB Subsidiary
have been and will be provided for in accordance with GAAP.

                          (e)  To the best knowledge of FNB and any FNB
Subsidiary, neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against FNB or any FNB Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All material income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon FNB by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by FNB or any FNB Subsidiary, either have been paid in full, or have been properly accrued and reflected in the Audited Financial Statements of FNB referred to in Section 5.7 of this Reorganization Agreement.

                 5.14 Litigation. Except as set forth in Schedule 5.14 hereto, there is no action, suit or proceeding pending against FNB or any FNB Subsidiary, or to the best knowledge of FNB or any FNB Subsidiary threatened against or affecting FNB, any FNB Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official that (i) would, if decided against FNB or the FNB Subsidiary, have a material adverse impact on the business, properties, assets, liabilities, condition (financial or other) or prospects of FNB or any FNB Subsidiary and that are not reflected in the Audited Financial





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 32

Statements of FNB or (ii) has been brought by or on behalf of any employee employed or formerly employed by FNB or any FNB Subsidiary.

                 5.15  Hazardous Materials.

                          (a)     FNB and all FNB Subsidiaries have obtained
all material permits, licenses and other authorizations which are required to be obtained by FNB or its Subsidiaries with respect to the Property (as defined herein) under all Applicable Environmental Laws (as defined herein). All Property controlled, directly or indirectly, by FNB or any FNB Subsidiary is in material compliance with the terms and conditions of all of such permits, licenses and authorizations, and is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except as described in detail in Schedule 5.15 hereto. For purposes hereof, the following terms shall have the following meanings:

                 "APPLICABLE ENVIRONMENTAL LAWS" shall mean all federal, state, local and municipal environmental laws, rules or regulations to the extent applicable to the Property, including, but not limited to, (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq. ("CERCLA"); (b) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. "RCRA"; (c) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; (d) the Clean Air Act, 42 U.S.C.
Section 7401 et seq.; (e) the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1471 et seq.; (f) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (g) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (h) the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; (i) the Rivers and Harbours Act of 1899, 33 U.S.C.
Section 401 et seq.; (j) the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq.; (k) the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; (l) the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; (m) the Hazardous Waste Management Act of 1977, Sections 68-46-101 et seq. of the Tennessee Code; (n) the Hazardous Waste Management Act of 1983, Sections 68-46-201 et seq. of the Tennessee Code; (o) the Hazardous Waste Reduction Act of 1990, Sections 68-46-301 et seq. of the Tennessee Code; (p) the Petroleum Underground Storage Tank Act, Sections 68-58-101 et seq. of the Tennessee Code;
(q) any amendments to the foregoing Acts as adopted from time to time on or before the Closing; and (r) any rule, regulation, order, injunction, judgment,





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 33 declaration or decree implementing or interpreting any of the foregoing Acts, as amended.

                 "HAZARDOUS SUBSTANCES" shall mean any substance, material, waste, or pollutant that is now (or prior to the Closing) listed, defined, characterized or regulated as hazardous, toxic or dangerous under or pursuant to any statute, law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having jurisdiction over the Property of FNB or any FNB Subsidiary or its use or operation, including, without limitation, (a) any substance, material, element, compound, mixture, solution, waste, chemical or pollutant listed, defined, characterized or regulated as hazardous, toxic or dangerous under any Applicable Environmental Laws, (b) petroleum, petroleum derivatives or by-products, and other hydrocarbons, (c) polychlorinated biphenyls (PCBs), asbestos and urea formaldehyde, and (d) radioactive substances, materials or waste.

                 "PROPERTY" shall be deemed to include, but shall not be limited to, all real property owned, controlled, leased or held by FNB or a FNB Subsidiary, in whole or in part, solely or in a joint venture or other business arrangement, either for operational or investment purposes, and whether assigned, purchased, or obtained through foreclosure (or similar action) or in satisfaction of debts previously contracted.

                          (b)     In addition, except as set forth in Schedule
5.15(b) hereto:

                                  (i)      No notice, notification, demand,
         request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending by any governmental or other entity with respect to any alleged failure by FNB or any FNB Subsidiary to have any permit, license or authorization required in connection with the conduct of the business of FNB or any FNB Subsidiary or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. Section 9601(22) ("Release"), of any Hazardous Substances generated by FNB or any Affiliate of FNB at the Property;

                                  (ii)      None of the Property has received
         or held any Hazardous Substances in such amount and in such manner as to constitute a violation of the Applicable Environmental Laws, and no Hazardous Substances have been Released or disposed of on, in or under any of the Property during or prior to FNB's or any FNB Subsidiary's occupancy





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 34 thereof, or during or prior to the occupancy thereof by any assignee or sublessee of FNB or any FNB Subsidiary, except in compliance with all Applicable Environmental Laws;

                                  (iii)  There are no Hazardous Substances
         being stored at any Property or located in, on or upon, any Property (including the subsurface thereof) or installed or affixed to structures or equipment on the Property; and there are no underground storage tanks for Hazardous Substances, active or abandoned, at any Property; and

                                  (iv)      No Hazardous Substances have been
         Released in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any Property.

                          (c)      Neither FNB nor any Affiliate of FNB has
transported or arranged for the transportation of any Hazardous Substances to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the CERCLA Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the owner of the Property for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                          (d)     Except as set forth in Schedule 5.15(d), no
Hazardous Substances have been generated, recycled, treated, stored, disposed of or Released by, FNB or any Affiliate of FNB in violation of Applicable Environmental Laws.

                          (e)     No oral or written notification of a Release
of Hazardous Substances has been filed by or on behalf of FNB or any Affiliate of FNB relating to the Property and no Property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

                          (f)     There are no liens arising under or pursuant
to any Applicable Environmental Laws on any Property, and no government actions have been taken or, to the best knowledge of FNB, threatened, or are in process which could subject any of such properties to such liens and none of the Property would be required to place any notice or restriction relating to the presence of Hazardous Substances at any Property in any deed to such Property.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 35

                          (g)     Except as described in Schedule 5.15(g)
hereto, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of FNB or any Affiliate of FNB in relation to any Property, which have not been made available to UPC.

                          (h)     Neither FNB nor any FNB Subsidiary is aware
of any facts which might suggest that FNB or any FNB Subsidiary has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject FNB or any FNB Subsidiary or the Property to any liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990), as modified by 40 C.F.R. Part 300.

                 5.16 Insurance. FNB and each FNB Subsidiary have paid all material amounts due and payable under any insurance policies and guaranties applicable to FNB and any FNB Subsidiary and FNB's or any FNB Subsidiary's assets and operations; all such insurance policies and guaranties are in full force and effect; and FNB and each FNB Subsidiary and all of FNB's and each FNB Subsidiary's material Realty and other material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts that are adequate and consistent with past practice and experience.

                 5.17 Labor and Employment Matters. Except as reflected in Schedule 5.17 hereto, there is no (i) collective bargaining agreement or other labor agreement to which FNB or any FNB Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which FNB or any FNB Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of FNB or any FNB Subsidiary. No party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither FNB nor any FNB Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. FNB and each FNB Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 36 those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, and FNB and each FNB Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of FNB and each FNB Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Schedule 5.17, there is no: unfair labor practice complaint against FNB or any FNB Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or other labor trouble affecting FNB or any FNB Subsidiary; labor grievance pending against FNB or any FNB Subsidiary; pending representation question respecting the employees of FNB or any FNB Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which FNB or any FNB Subsidiary is a party, or to the best knowledge of FNB, any basis for which a claim may be made under any collective bargaining agreement to which FNB or any FNB Subsidiary is a party.

                 5.18 Records and Documents. The Records of each FNB Subsidiary are and will be sufficient to enable such FNB Subsidiary to continue conducting its business under similar standards as such FNB Subsidiary has heretofore conducted such business.

                 5.19 Capitalization of FNB. The authorized capital stock of FNB consists of 700,000 shares of common stock having a par value of $10.00 per share (the "FNB Common Stock"), no shares of preferred stock (the "FNB Preferred Stock") and no other class of equity security. As of the date of this Reorganization Agreement, 130,000 shares of FNB Common Stock were issued and outstanding, no shares of FNB Common Stock were held by FNB as treasury stock and no shares of FNB Preferred Stock were issued and outstanding. All of the outstanding FNB Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any FNB Shareholder. Except as described in Section 2.7 of this Reorganization Agreement or as described on Schedule 5.19 hereto, as of the date hereof, there are no outstanding securities or other obligations which are convertible into FNB Common Stock or into any other equity or debt security of FNB, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued FNB Common Stock or any other equity or debt security of FNB. Accordingly, immediately prior to the Effective Time of the Merger, there will





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 37 be not more than (nor less than) 130,000 shares of FNB Common Stock issued and outstanding. Except as set forth in Schedule 5.19 hereto, FNB owns and is the beneficial record holder of, and has good and freely transferable title to, all of the shares of FNB Subsidiary Common Stock outstanding, and recorded on the books and Records of each FNB Subsidiary as being held in its name, free and clear of all liens, charges or encumbrances, and such stock is not subject to any voting trusts, agreements or similar arrangements or other claims which could effect the ability of FNB to freely vote such stock in support of the transactions contemplated herein.

                 5.20 Sole Agreement. Except as described in Schedule 5.20 hereto, with the exception of this Reorganization Agreement, neither FNB, nor any FNB Subsidiary, nor any Subsidiary of either has been, is or will become a party to: any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or to any other agreement which contemplates the involvement of FNB or any FNB Subsidiary or any Subsidiary of any FNB Subsidiary (or any of their assets) in any business combination of any kind; or any agreement obligating FNB or any FNB Subsidiary to issue or sell or authorize the sale or transfer of FNB Common Stock or the capital stock of any FNB Subsidiary. Except as described in
Schedule 5.20 hereto, there are no (nor will there be at the Effective Time of the Merger any) shares of capital stock or other equity securities of FNB outstanding, except for shares of FNB Common Stock presently issued and outstanding, and there are no (nor will there be at the Effective Time of the Merger any) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FNB or any FNB Subsidiary, or contracts, commitments, understandings, or arrangements by which FNB or any FNB Subsidiary is or may be bound to issue additional shares of their capital stock or options, warrants, or rights to purchase or acquire any additional shares of their capital stock. There are no (nor will there be at the Effective Time of the Merger any) contracts, commitments, understandings, or arrangements by which FNB or any FNB Subsidiary is or may be bound to transfer or issue to any third party any shares of the capital stock of any FNB Subsidiary, and there are no (nor will there be at the Effective Time of the Merger any) contracts, agreements, understandings or commitments relating to the right of FNB to vote or to dispose of any such shares.

                 5.21 Disclosure. The information concerning, and representations and warranties made by, FNB and any FNB Subsidiary set forth in this Reorganization Agreement, or in the Schedules of Exceptions of FNB hereto, or in any document,





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 38 statement, certificate or other writing furnished or to be furnished by FNB or any FNB Subsidiary to UPC and INTERIM pursuant hereto, does not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to UPC or INTERIM by FNB or any FNB Subsidiary pursuant hereto were or will be complete and accurate copies of such documents.

                 5.22 Absence of Undisclosed Liabilities. Except as described in Schedule 5.22 hereto, neither FNB nor any FNB Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of FNB or any FNB Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of FNB or any FNB Subsidiary (i) except as disclosed in the Audited Financial Statements of FNB delivered to UPC prior to the date of this Reorganization Agreement or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Reorganization Agreement. Since December 31, 1992, neither FNB nor any FNB Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of FNB or such FNB Subsidiary, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to FNB or any FNB Subsidiary.

                 5.23 Allowance for Possible Loan or ORE Losses. The allowance for possible loan losses shown on the Audited Financial Statements of FNB is (with respect to periods ended on or before December 31, 1992) or will be (with respect to periods ending subsequent to December 31, 1992) adequate in all respects to provide for anticipated losses inherent in Loans outstanding or for commitments to extend credit or similar off-balance-sheet items (including accrued interest receivable) as of the dates thereof. Except as disclosed in
Schedule 5.23 hereto, as of the date thereof, neither FNB nor any FNB Subsidiary has any Loan which has been criticized or classified by bank examiners representing any Regulatory Authority or by its independent auditors as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss" or as a "Potential Problem Loan."

         The allowance for possible losses on other real estate ("ORE") shown on the Audited Financial Statements of FNB is (with





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 39 respect to periods ended on or before December 31, 1992) or will be (with respect to periods ending subsequent to December 31, 1992) adequate in all respects to provide for anticipated losses inherent in ORE owned or held by FNB or any FNB Subsidiary and the net book value of ORE on the Balance Sheet of the Audited Financial Statements of FNB is the net realizable value of the ORE in accordance with Statement of Position 92-3.

                 5.24  Compliance with Laws.  FNB and each FNB Subsidiary:
                          (a)  Is in compliance with all laws, rules,
regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a material adverse effect on the financial condition or operations of FNB or any FNB Subsidiary, or which would or could reasonably be expected to subject FNB or any FNB Subsidiary or any of its directors or officers to civil money penalties; and

                          (b)  Has received no notification or communication
from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that FNB or any FNB Subsidiary is not in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on FNB or any FNB Subsidiary, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of FNB or any FNB Subsidiary, or (iii) requiring FNB or any FNB Subsidiary to enter into a cease and desist order, consent, agreement, or memorandum of understanding.

                 5.25  Employee Benefit Plans.

                          (a)     FNB has previously provided to UPC true and
complete copies of each "employee pension benefit plan," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") which, to the best of its knowledge, is subject to any provision of ERISA and covers any employee, whether active or retired, of FNB or any FNB Subsidiary or any other entity which is a member of a controlled group or is under common control with FNB or its Subsidiaries in the manner defined and further described in Section 414(b), (c), or (m) of the Internal Revenue Code of 1986 (the "Code"). Such plans are hereinafter referred to collectively as the "Employee Pension Benefit Plans", and each such Employee Pension Benefit Plan is





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 40 listed in Schedule 5.25(a) hereto. FNB has also provided to UPC true and complete copies of all trust agreements, collective bargaining agreements, and insurance contracts related to such Employee Pension Benefit Plans.

                          To the best knowledge of FNB and its Subsidiaries,
each Employee Pension Benefit Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Copies of the latest determination letters concerning the qualified status of each Employee Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Code have been provided to UPC. Requests for determination letters relating to amendments required to cause such Employee Pension Benefit Plans to be in compliance with the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984 were timely filed and have been received by FNB and its Subsidiaries. Requests for determination letters relating to any subsequent amendments to such plans which are currently pending have been provided to UPC. All such requests were timely and properly filed and appropriate notice of any such filing was timely and properly provided to affected plan participants and beneficiaries.

                          Each of the Employee Pension Benefit Plans has been
operated in substantial conformity with the written provisions of the applicable plan documents which have been delivered to UPC and in compliance with the requirements prescribed by all statutes, orders, rules, and regulations including, but not limited to, ERISA and the Code, which are applicable to such Employee Pension Benefit Plans. To the extent that the operation of an Employee Pension Benefit Plan has deviated from the written provisions of the plan, such operational deviations have been disclosed in
Schedule 5.25(a) hereto. All such deviations have been made in conformity with applicable laws, including ERISA and the Code.

                          With respect to Employee Pension Benefit Plans which
are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Code Section 6047, all required annual reports and annual returns, or such other documents as may have been required as alternative means of compliance with the annual report requirement, have been timely filed. Copies of all such annual returns/reports, including all attachments and Schedules, for the three (3) plan years immediately preceding the current date have been delivered to UPC. With respect to Employee Pension Benefit Plans which complied with the annual return requirement by satisfaction of an alternate compliance method, any documents required to be filed





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 41 with the Department of Labor in satisfaction of such requirements have been provided to UPC.

                          With respect to all Employee Pension Benefit Plans
which are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were required to be filed with the Department of Labor and distributed to participants and beneficiaries have been timely filed and distributed. Copies of all such summary plan descriptions have been delivered to UPC. No Employee Pension Benefit Plan constitutes a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                          No Employee Pension Benefit Plan subject to Part III
of Subtitle B of ERISA or Section 412 of the Code, or both, has incurred an "accumulated funding deficiency" within the meaning of Code Section 412, whether or not waived. All required contributions to all Employee Pension Benefit Plans have been timely made. Any penalties or taxes which have been incurred by FNB or its subsidiaries or by any Employee Pension Benefit Plan with respect to the timing or amount of payment of any contribution to an Employee Pension Benefit Plan have been timely paid. The limitations of Code
Section 415 have not been exceeded with respect to any Employee Pension Benefit Plan or combination of such plans to which such limitations apply.

                          No "reportable event" (as described in Section
4043(b) of ERISA) has occurred with respect to any Employee Pension Benefit Plan. No Employee Pension Benefit Plan or any trust created thereunder, nor any "disqualified person" with respect to the plan (as defined in Section 4975 of the Code), has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code, which could subject such Employee Pension Benefit Plan, any such trust or any such disqualified person (other than a person for whom neither FNB nor any FNB Subsidiary is directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Code.

                          No condition exists with regard to any Employee
Pension Benefit Plan which constitutes grounds for the termination of such plan pursuant to Section 4042 of ERISA.

                          The fair market value of the assets of any Employee
Pension Benefit Plan which is subject to Title IV of ERISA (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under any such plan, determined on a termination basis using the assumptions established by the Pension Benefit Guaranty Corporation as in effect on such date. Neither FNB nor its





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 42

Subsidiaries have incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. The termination of any Code Section 401(a) qualified Employee Pension Benefit Plan previously terminated by FNB or any FNB Subsidiary did not adversely affect the qualification of such Employee Pension Benefit Plan. The distribution of the assets of any such Employee Pension Benefit Plan was made or is currently being made in conformity with the requirements of that Employee Pension Benefit Plan and of applicable legal requirements and has not resulted in, will not result in, and is reasonably not anticipated to result in the assessment of any tax, penalty, or excise tax against such pension plan, its related trusts, the fiduciary and administrators of the Employee Pension Benefit Plan, FNB or its Subsidiaries, or any disqualified person (as defined in Code Section 4975) with respect to the Employee Pension Benefit Plan.

                          No tax has been, will be, or is reasonably
anticipated to be imposed under Code Section 4978, 4978A, 4978B, or 4979A due to the operation of an Employee Pension Benefit Plan sponsored by FNB or its Subsidiaries which is an employee stock ownership plan ("ESOP").

                          Except as disclosed in Schedule 5.25(a) hereto, all
Employee Pension Benefit Plans were in effect for substantially all of calendar year 1992. There has been no material amendment of any such plans (other than amendments required to comply with applicable law) or material increase in the cost of maintaining such plans or providing benefits thereunder on or after the last day of the plan year which ended in calendar year 1992 for each such Employee Pension Benefit Plan.

                          FNB has provided to UPC copies of the annual
actuarial valuation or allocation report for each Employee Pension Benefit Plan for the three (3) plan years for such plan immediately preceding the current date. With regard to Employee Pension Benefit Plans which are not intended to be qualified under Section 401(a) of the Code, copies of financial statements or reports containing information regarding the expense of maintaining any such Employee Pension Benefit Plan for the three (3) plan years preceding the current date have been delivered to UPC.

                          FNB has provided to UPC copies of all filings
regarding the Employee Pension Benefit Plans which have been made with the Securities and Exchange Commission for the three (3) plan years preceding the current date.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 43

                 (b) FNB has furnished to UPC true and complete copies of each "Employee Welfare Benefit Plan" as defined in Section 3(1) of ERISA, which, to the best of its knowledge, is subject to any provision of ERISA and covers any employee, whether active or retired, of FNB or any FNB Subsidiary or members of a controlled group or entities under common control with FNB or its Subsidiaries in the manner defined and further described in Section 414(b),
(c), or (m) of the Code. Such plans are hereinafter referred to collectively as the "Employee Welfare Benefit Plans", and each such Employee Welfare Benefit Plan is listed in Schedule 5.25(b) hereto.

                          FNB has also provided to UPC true and complete copies
of documents establishing all funding instruments for such Employee Welfare Benefit Plans, including but not limited to, trust agreements, cafeteria plans (pursuant to Code Section 125), and voluntary employee beneficiary associations (pursuant to Code Section 501(c)(9)). Each of the Employee Welfare Benefit Plans has been operated in substantial conformity with the written provisions of the plan documents which have been delivered to UPC and in compliance with the requirements prescribed by all statutes, orders, rules, and regulations including, but not limited to, ERISA and the Code, which are applicable to such Employee Welfare Benefit Plans. Any deviation in the operation of such plans from the requirements of the plan documents or of applicable laws have been listed in Schedule 5.25(b) hereto. FNB has provided any notification required by law to any participant covered under any Employee Welfare Benefit Plan which has failed to comply with the requirements of any Code section which results in the imposition of a tax on benefits provided to such participants under such plan.

                          With respect to all Employee Welfare Benefit Plans
which are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Code Section 6039D, all annual reports and annual returns as were required to be filed pursuant to such sections have been timely filed. Copies of all such annual returns/reports, including all attachments and Schedules, for the three (3) plan years immediately preceding the current date for all plans subject to such requirements have been delivered to UPC. With respect to all Employee Welfare Benefit Plans which are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were required to be filed with the Department of Labor and distributed to participants and beneficiaries have been timely filed and distributed. Copies of all such summary plan descriptions have been delivered to UPC.

                          Except as disclosed in Schedule 5.25(b) hereto, all
Employee Welfare Benefit Plans which are in effect were in





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 44 effect for substantially all of calendar year 1992. Except as disclosed in
Schedule 5.25(b) hereto, there has been with respect to such Employee Welfare Benefit Plans no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1993.

                          No Employee Welfare Benefit Plan or any trust created
thereunder, nor any "party in interest" with respect to the plan (as defined in Section 3(14) of ERISA), has engaged in a "prohibited transaction", as such term is defined in Section 406 of ERISA, which could subject such Employee Welfare Benefit Plan, any such trust, or any party in interest (other than a person for whom neither FNB nor any FNB Subsidiary is directly or indirectly responsible) to the imposition of a penalty for such prohibited transaction under Section 502(i) of ERISA. The Department of Labor has not assessed any such penalty or served notice to FNB or any of its Subsidiaries that such a penalty may be imposed upon any Employee Welfare Benefit Plan.

                          Neither FNB nor any FNB Subsidiary has failed to make
any contribution to, or pay any amount due and owing by FNB or an FNB Subsidiary under the terms of, an Employee Welfare Benefit Plan. Except as disclosed in Section 5.25(b) hereto, no claims have been incurred with respect to any Employee Welfare Benefit Plan which may, to the best knowledge, information and belief of FNB, constitute a liability for FNB or any FNB Subsidiary after the application of any insurance, trust or other funds which are applicable to the payment of such claims.

                          Except as disclosed in Schedule 5.25(b) hereto, to
the best knowledge, information and belief of FNB, no condition exists that could subject any Employee Welfare Benefit Plan or any person (other than a person for whom neither FNB or any FNB Subsidiary is directly or indirectly responsible) to liabilities, damages, losses, taxes, or sanctions that arise under Section 4980B of the Code or Sections 601 through 608 of ERISA for failure to comply with the continuation health care coverage requirements of ERISA Sections 601 through 608 and Code Section 4980B with respect to any current or former employee of FNB or any FNB Subsidiary, or the beneficiaries of such employee.

                 (c) FNB has furnished to UPC true and complete copies and/or descriptions of each plan or arrangement maintained or otherwise contributed to by FNB or any FNB Subsidiary which is not an Employee Pension Benefit Plan and is not an Employee Welfare Benefit Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, retirement, group health or insurance, welfare benefits, fringe benefits, or similar plan or arrangement for the benefit of any employee or class of





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 45 employees, whether active or retired, or independent contractors of FNB or any FNB subsidiary. Such plans and arrangements shall collectively be referred to herein as "Benefit Arrangements" and all such Benefit Arrangements of FNB and FNB's Subsidiaries are listed on Schedule 5.25(c) hereto. Except as disclosed in Schedule 5.25(c) hereto, there are no other benefit arrangements of the FNB companies and all Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1992. Except as disclosed in Schedule 5.25(c) hereto, there has been with respect to Benefit Arrangements no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1993. There has been no material increase in the base salary and wage levels of FNB or any FNB Subsidiary and, except in the ordinary course of business, no change in the terms or conditions of employment (including severance benefits) compared, in each case, to those prevailing for substantially all of calendar year 1992. Except as disclosed in Schedule 5.25(c) hereto, there has been no material increase in the compensation of, or benefits payable to, any senior executive employee of FNB or any FNB subsidiary on or after January 1, 1993, nor has any employment, severance, or similar contract been entered into with any such employee, nor has any amendment to any such contract been made on or after January 1, 1993.

                          With respect to all Benefit Arrangements which are
subject to the annual return requirement of Code Section 6039D, all annual returns as were required to be filed have been timely filed. Copies of all such annual returns for the three (3) plan years immediately preceding the current date have been delivered to UPC.

                 (d) Listed on Schedule 5.25(d) hereto are all Employee Pension Benefit Plans, Employee Welfare Benefit Plans, and Benefit Arrangements which provide compensation or benefits which become effective upon a change in control of FNB or any FNB Subsidiary, including, but not limited to, additional compensation or benefits, or acceleration in the amount or timing of payment of compensation or benefits which had become effective prior to the date of such acceleration. Except as disclosed in Schedule 5.25(d) hereto, there is no Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement covering any employee of FNB or any FNB Subsidiary which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment", as such term is defined in
Section 280G of the Code and Regulations proposed pursuant to that section.

                 (e) Except as described in Schedule 5.25(e) hereto, each Employee Pension Benefit Plan, Employee Welfare Benefit





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 46

Plan, or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee, or other person may be terminated by FNB (or by FNB as the Surviving Corporation) within a period of no more than thirty
(30) days following the effective time of the merger, without payment of any amount as a penalty, bonus, premium, severance pay, or other compensation for such termination. No limitation on the right to terminate any such plan has been communicated by FNB or its Subsidiaries to employees, former employees, or retirees who are or may be participants in or beneficiaries of such plans or arrangements. Each Employee Pension Benefit Plan which is qualified under
Section 401(a) of the Code as a qualified defined benefit pension plan permits the reversion of excess assets to the employer maintaining the plan or its successors or assigns upon a plan termination and such provision has been included in the Employee Pension Benefit Plan for the period required under ERISA Section 4044(d).

                 (f) Except as disclosed in Schedule 5.25(f) hereto, neither FNB nor any FNB Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws or of any prospective audit or other investigation for the purpose of reviewing compliance with applicable laws with respect to any Employee Pension Benefit Plan, Employee Welfare Benefit Plan or Benefit Arrangement.

                          Except as disclosed in Schedule 5.25(f) hereto, no
suits, actions, or claims have been filed in any court of law or with any governmental agency regarding the operation of any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and no such additional suits, actions, or claims are, to the best information, knowledge and belief of FNB, anticipated to be filed.

                 5.26 Material Contracts. Except as reflected in the Audited Financial Statements of FNB, or as described in Schedule 5.26 hereto, neither FNB nor any FNB Subsidiary, nor any of their respective assets, businesses, or operations, is as of the date of this Reorganization Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto that in each case would (assuming that each were a reporting company under the 1934 Act, whether or not it is so registered) be required to be filed as an exhibit to an Annual Report on Form 10-K filed by FNB as of the date of this Reorganization Agreement that has not already been filed as an exhibit to FNB's Form 10-K filed for the fiscal year ended December 31, 1992, or in any other SEC Document filed prior to the date of this Reorganization Agreement.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 47

                 5.27 Material Contract Defaults. Neither FNB nor any FNB Subsidiary is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on FNB or any FNB Subsidiary, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                 5.28 Reports. Since January 1, 1988, FNB and each FNB Subsidiary have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the TDFI; (ii) the Federal Reserve, (iii) the Comptroller, (iv) the SEC, including, but not limited to, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Reports on Forms 2900 and FFIEC 034 and proxy statements; and
(v) any other applicable federal or state securities or banking authorities (except, in the case of federal or state securities authorities, filings that are not material). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. FNB has previously provided to UPC true and correct copies of all such reports filed by FNB or any FNB Subsidiary after January 1, 1988.

                 5.29 Exchange Act Filings. The outstanding shares of FNB Common Stock are registered with the SEC pursuant to the 1934 Act and FNB has filed with the SEC all material forms and reports required by law to be filed by FNB with the SEC, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                 5.30 Statements True and Correct. None of the information prepared by, or on behalf of, FNB or any FNB Subsidiary regarding FNB, any FNB Subsidiary or any Subsidiary of a FNB Subsidiary included or to be included in the Proxy





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 48

Statement to be mailed to FNB's shareholders in connection with the Shareholders Meeting, and any other documents to be filed with the SEC, or any other Regulatory Authority in connection with the transaction contemplated herein, will, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of FNB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders Meeting. All documents which FNB or any FNB Subsidiary is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws and the rules and regulations issued thereunder.


                                   ARTICLE 6

                                COVENANTS OF UPC

                 6.1 Regulatory Approvals. Within a reasonable time after execution of this Reorganization Agreement, UPC shall file any and all applications with the appropriate government Regulatory Authorities in order to obtain the Government Approvals and shall take such other actions as may be reasonably required to consummate the transactions contemplated in this Reorganization Agreement and the Plan of Merger with reasonable promptness.
UPC shall pay all fees and expenses arising in connection with such applications for regulatory approval. UPC agrees to provide the appropriate Regulatory Authorities with the information required by such authorities in connection with UPC's applications for regulatory approval and UPC agrees to use its best efforts to obtain such regulatory approvals, and any other approvals and consents as may be required for the Closing, as promptly as practicable; provided, however, that nothing in this Section 6.1 shall be construed to obligate UPC to take any action to meet any condition required to obtain prior regulatory approval if UPC shall, in UPC's sole discretion, deem such condition to be unreasonable or to constitute a significant impediment upon UPC's ability to carry on its business or acquisition programs or to require UPC to increase UPC's capital ratios to amounts in excess of the Federal Reserve's minimum





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 49 capital ratio guidelines which may be in effect from time to time.

                 6.2 Registration of UPC Common Stock under the Securities Laws. UPC shall cooperate with FNB in the preparation of the FNB Proxy Statement to be used at the Shareholders Meeting (and which shall serve also as UPC's prospectus with respect to UPC's issuance of shares of the UPC Common Stock) and shall cause a registration statement on the appropriate form of the SEC to be prepared and filed so as to cause any shares of UPC Common Stock which may be delivered to the FNB Record Holders in payment of the Consideration to be registered under the 1933 Act and to be duly qualified under appropriate state securities laws. UPC shall also list for trading on the NYSE the UPC Common Stock. Such registration, qualification and listing shall be effected prior to the Closing.

                 6.3 Employee Benefits. Following the consummation of the transactions contemplated herein, UPC shall not be obligated to make further contributions to any of the Employee Plans or Benefit Arrangements of FNB or the FNB Subsidiaries and all employees of FNB and the FNB Subsidiaries immediately prior to the Effective Time of the Merger who shall continue as employees of FNB as the Surviving Corporation or as employees of any other UPC Subsidiary will be afforded the opportunity to participate in any employee benefit plans maintained by UPC or UPC's Subsidiaries, including but not limited to any "employee benefit plan," as that term is defined in ERISA, on an equal basis with employees of UPC or any UPC Subsidiaries with comparable positions, compensation, and tenure. Service with FNB or with any FNB Subsidiary prior to the Effective Time of the Merger by such former FNB Company employees will be deemed service with UPC for purposes of determining eligibility for participation and vesting in such employee benefit plans of UPC and UPC's Subsidiaries. In its sole discretion, UPC may elect to postpone until the first day of January next following the Effective Time of the Merger the participation of the employees of FNB and FNB's Subsidiaries in the employee benefit plans maintained by UPC or UPC's Subsidiaries; provided, however, during any such postponement period, The FNB Employee Plans and all related employee benefit plans shall continue in full force and effect, except as expressly modified or amended by the terms of this Reorganization Agreement, or until such time as the plans are replaced by benefit plans maintained by UPC.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 50

                                   ARTICLE 7

                           COVENANTS OF FNB COMPANIES

                 7.1 Proxy Statement; FNB Shareholder Approval. FNB shall call the Shareholders Meeting to be held as soon as reasonably practicable after the date of this Reorganization Agreement and shall use its best efforts to ensure that such meeting is held not later than December 1, 1993, for the purpose of (i) approving this Reorganization Agreement and the Plan of Merger, and (ii) such other related matters as it deems appropriate. In connection with the Shareholders Meeting, (i) FNB shall, with UPC's assistance, prepare a Proxy Statement to be filed with the SEC as part of UPC's registration statement and with any other appropriate Regulatory Authority; shall mail or cause to be mailed such Proxy Statement to the FNB Shareholders and shall provide UPC the opportunity to review and comment on the Proxy Statement at least five (5) business days prior to the filing of the Proxy Statement with the Regulatory Authorities for prior review and at least five (5) business days prior to the mailing of the Proxy Statement to the FNB Shareholders; (ii) the Parties shall furnish to each other all information concerning them that the other Party may reasonably request in connection with the preparation of such Proxy Statement; (iii) the Board of Directors of FNB shall recommend (subject to compliance with their legal and fiduciary duties as advised by counsel) to FNB Shareholders the approval of this Reorganization Agreement and the Plan of Merger; and (iv) FNB shall use its best efforts, subject to compliance with its legal and fiduciary duty as advised by counsel, to obtain such FNB Shareholders' approvals.

                 7.2 Conduct of Business -- Affirmative Covenants. Unless the prior written consent of UPC shall have been obtained and, except as otherwise contemplated herein:

                          (a)  FNB and each FNB Subsidiary shall, and shall
cause each FNB Subsidiary to:

                                  (i)  Operate its business only in the usual,
         regular, and ordinary course;

                                  (ii)  Preserve intact its business
         organizations and assets and to maintain its rights and franchises;

                                  (iii)  Take no action, unless otherwise
         required by law, rules or regulation, that would (A) adversely affect the ability of any of them or UPC to obtain any necessary approvals of Regulatory Authorities required to consummate the transactions contemplated by this





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 51

         Reorganization Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Reorganization Agreement;

                                  (iv)  Except as they may terminate in
         accordance with their terms, keep in full force and effect, and not default in any of their obligations under, all material contracts;

                                  (v)  Keep in full force and effect insurance
         coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of FNB or such FNB Subsidiary and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;

                                  (vi)  Use its best efforts to retain any FNB
         Subsidiary's present customer base and to facilitate the retention of such customers by any FNB Subsidiary and its branches after the Effective Time of the Merger; and

                                  (vii)  Maintain, renew, keep in full force
         and effect, and preserve its business organization and material rights and franchises, permits and licenses, and to use its best efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to FNB, any FNB Subsidiary or UPC and UPC's Subsidiaries at and after the Effective Time of the Merger, and to use its best efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of any FNB Subsidiary's customer relationships;

                          (b)  FNB and each FNB Subsidiary agree to use their
best efforts to assist UPC in obtaining the Government Approvals necessary to complete the transactions contemplated hereby and do not know of any reason that such Government Approvals can not be obtained, and FNB and each FNB Subsidiary shall provide to UPC or to the appropriate governmental authorities all information reasonably required to be submitted in connection with obtaining such approvals;

                          (c) FNB and each FNB Subsidiary, at their own cost
and expense, shall use their best efforts to secure all necessary consents and all consents and releases, if any, required of FNB, any FNB Subsidiary or third parties and shall comply with all applicable laws, regulations and rulings in connection with this Reorganization Agreement and the consummation of the transactions contemplated hereby;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 52

                          (d)  At all times to and including, and as of, the
Closing, FNB and each FNB Subsidiary shall inform UPC in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the Schedules attached hereto as necessary so that the information contained herein and therein will accurately reflect the current status of FNB and any FNB Subsidiary; provided, however, that any such updates to Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the Schedules and the information contained therein; and provided further, that before such amendment, supplement or update may be deemed to be a part of this Reorganization Agreement, UPC shall have agreed in writing to each amendment, supplement or update to the Schedules made subsequent to the date of this Reorganization Agreement as an amendment to this Reorganization Agreement;

                          (e)  On and after the Closing Date, FNB and each FNB
Subsidiary shall give such further assistance to UPC and shall execute, acknowledge and deliver all such documents and instruments as UPC may reasonably request and take such further action as may be necessary or appropriate effectively to consummate the transactions contemplated by this Reorganization Agreement;

                          (f)  Between the date of this Reorganization
Agreement and the Closing Date, FNB and each FNB Subsidiary shall afford UPC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of, or relating to FNB and any FNB Subsidiary. FNB and each FNB Subsidiary shall provide reasonable assistance to UPC in its investigation of matters relating to FNB and any FNB Subsidiary; and

                          (g) Subject to the terms and conditions of this
Reorganization Agreement, FNB and each FNB Subsidiary agree to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Reorganization Agreement, the transactions contemplated by this Reorganization Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Reorganization Agreement. FNB shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 53 consummation of each of the transactions contemplated by this Reorganization Agreement.

                 7.3 Conduct of Business -- Negative Covenants. From the date of this Reorganization Agreement until the earlier of the Effective Time of the Merger or the termination of this Reorganization Agreement, FNB and each FNB Subsidiary covenant and agree that they will neither do, nor agree or commit to do, nor permit any FNB Subsidiary to do or commit or agree to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of UPC, which consent will not be unreasonably withheld:

                          (a)  Except as expressly contemplated by this
Reorganization Agreement or the Plan of Merger, amend its Charter or Bylaws; or

                          (b)  Impose, or suffer the imposition, on any share
of capital stock held by it or by any of its Subsidiaries of any lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist; or

                          (c)  (i) Repurchase, redeem, or otherwise acquire or
exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities except as expressly permitted by this Reorganization Agreement or the Plan of Merger; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare a stock dividend on the FNB Common Stock; or (v) pay or declare a regular quarterly cash dividend in excess of Seventy-Five Cents ($0.75) per share of FNB Common Stock or make or declare any other type of distribution on the FNB Common Stock except as expressly permitted by this Reorganization Agreement or the Plan of Merger; or

                          (d)  Except as expressly permitted by this
Reorganization Agreement, acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) mergers, acquisitions, or other transactions approved in writing by UPC, (ii) internal reorganizations or consolidations involving existing Subsidiaries, (iii) foreclosures in the ordinary course of business and not knowingly exposing it to liability by reason of Hazardous Substances,
(iv) acquisitions of control in its fiduciary capacity, or (v) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by this Reorganization Agreement; or





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 54

                          (e)  Except as expressly permitted by this
Reorganization Agreement or the Plan of Merger, to (i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of FNB Common Stock, or any other capital stock of FNB or of any FNB Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock, unless any such shares of such stock are directly sold or otherwise directly transferred to FNB or any FNB Subsidiary, or (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of FNB or of any FNB Subsidiary; or (iii) sell, agree to sell, or otherwise dispose of any asset of FNB or any FNB Subsidiary other than in the ordinary course of business for reasonable and adequate consideration; or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person or entity; or

                          (f)  Incur, or permit any FNB Subsidiary to incur,
any additional debt obligation or other obligation for borrowed money other than (i) in replacement of existing short-term debt with other short-term debt of an equal or lesser amount, (ii) financing of banking related activities consistent with past practices, or (iii) indebtedness of FNB or any FNB Subsidiary to any FNB Subsidiary in excess of an aggregate of $50,000 (for FNB and its Subsidiaries on a consolidated basis) except in the ordinary course of the business of FNB or such FNB Subsidiary consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, creation of deposit liabilities, entry into repurchase agreements or reverse repurchase agreements, purchases or sales of federal funds, Federal Reserve advances, and sales of certificates of deposit); or

                          (g)  Grant any increase in compensation or benefits
to any of its employees or officers, except in accordance with past practices or as required by law; pay any bonus except in accordance with past practices; enter into any severance agreements with any of its officers or employees; grant any material increase in fees or other increases in compensation or other benefits to any director of FNB or of any FNB Subsidiary; or effect any change in retirement benefits for any class of its employees or officers, unless such change is required by applicable law; or

                          (h)  Amend any existing employment contract between
it and any person having a salary thereunder in excess of $30,000 per year (unless such amendment is required by law) to increase the compensation or benefits payable thereunder; or to enter into any new employment contract with any person having an





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 55 annual salary thereunder in excess of $30,000 that FNB or any FNB Subsidiary (or their respective successors) do not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time of the Merger; or

                          (i)  Adopt any new employee benefit plan or terminate
or make any material change in or to any existing employee benefit plan other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan; or

                          (j)  Enter into any new service contracts, purchase
or sale agreements or lease agreements that are material to FNB or any FNB Subsidiary; or

                          (k)  Make any capital expenditure except for ordinary
purchases, repairs, renewals or replacements; or

                          (l)  Enter into any transactions other than in the
ordinary course of business; or

                          (m)  Grant or commit to grant any new extension of
credit to any officer, director or holder of 2% or more of the outstanding FNB Common Stock, or to any corporation, partnership, trust or other entity controlled by any such person, if such extension of credit, together with all other credits then outstanding to the same borrower and all affiliated persons of such borrower, would exceed two percent (2%) of the capital of FNB or amend the terms of any such credit outstanding on the date hereof.



                                   ARTICLE 8

                             CONDITIONS TO CLOSING

                 8.1 Conditions to the Obligations of FNB. Unless waived in writing by FNB, the obligation of FNB to consummate the transaction contemplated by this Reorganization Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)     Performance.  Each of the material acts and
undertakings of UPC and INTERIM to be performed at or prior to the Closing Date pursuant to this Reorganization Agreement shall have been duly performed;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 56

                          (b)     Representations and Warranties.  The
representations and warranties of UPC and INTERIM contained in Article 4 of this Reorganization Agreement shall be true and complete, in all material respects, on and as of the Effective Time of the Merger with the same effect as though made on and as of the Effective Time of the Merger;

                          (c)     Documents. In addition to the other
deliveries of UPC or INTERIM described elsewhere in this Reorganization Agreement, FNB shall have received the following documents and instruments:

                                  (i)      a certificate signed by the
         Secretary or an assistant secretary of UPC and INTERIM dated as of the Closing Date certifying that:

                                        (A)     UPC's and INTERIM's respective
                 Boards of Directors have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Reorganization Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Reorganization Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                        (B)     each person executing this
                 Reorganization Agreement on behalf of UPC or INTERIM is an officer of UPC or INTERIM, as the case may be, holding the office or offices specified therein, with full power and authority to execute this Reorganization Agreement and any and all other documents in connection with the Merger, and that the signature of each person set forth on such certificate is his or her genuine signature;

                                        (C)     the charter documents of UPC
                 and INTERIM attached to such certificate remain in full force and effect; and

                                        (D)     UPC and INTERIM are in good
                 standing under their respective corporate charters; and

                                  (ii)  a certificate signed respectively by
         duly authorized officers of UPC and INTERIM stating that the conditions set forth in Section 8.1(a) and Section 8.1(b) of this Reorganization Agreement have been fulfilled;

                          (d)     Consideration.  FNB shall have received a
certificate executed by an authorized officer of the Exchange





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 57

Agent to the effect that the Exchange Agent has received and holds in its possession proper authorization to issue certificates evidencing shares of UPC Common Stock and cash or other good funds sufficient to meet the obligations of UPC to the FNB Record Holders to deliver the Consideration under this Reorganization Agreement and the Plan of Merger; and

                          (e)     Opinion of UPC's and INTERIM's Counsel.  FNB
shall have been furnished with an opinion of counsel to UPC and INTERIM, dated as of the Closing Date, addressed to and in form and substance satisfactory to FNB, to the effect that:

                                  (i)      UPC is a Tennessee corporation duly
         organized, validly existing, and in good standing under the laws of the State of Tennessee; and INTERIM is a Tennessee corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee;

                                  (ii)     this Reorganization Agreement has
         been duly and validly authorized, executed and delivered by UPC, and INTERIM and (assuming this Reorganization Agreement is a binding obligation of FNB and FIRST NATIONAL) constitutes a valid and binding obligation of UPC and INTERIM enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

                                  (iii) neither the execution and delivery by
         UPC or INTERIM of this Reorganization Agreement nor any of the documents to be executed and delivered by UPC or INTERIM in connection herewith violates or conflicts with UPC's, or INTERIM's corporate charters or bylaws or, to the best of the knowledge, information and belief (without making special inquiry) of such counsel, any material contracts, agreements or other commitments of UPC or INTERIM; and

                                  (iv)     to the knowledge of such counsel
         after due inquiry, no consent or approval by any Governmental Authority which has not already been obtained is required for execution and delivery by UPC and INTERIM of this Reorganization Agreement or any of the documents to be executed and delivered by UPC or INTERIM in connection herewith.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of UPC or INTERIM or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 58 licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the State of Tennessee; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law
(1991).

                 8.2 Conditions to the Obligations of UPC and INTERIM. Unless waived in writing by UPC and INTERIM, the obligation of UPC and INTERIM to consummate the transactions contemplated by this Reorganization Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)     Performance.  Each of the material acts and
undertakings of FNB and any FNB Subsidiary to be performed at or before the Closing Date pursuant to this Reorganization Agreement shall have been duly performed;

                          (b)     Representations and Warranties.  The
representations and warranties of FNB and any FNB Subsidiary contained in
Article 5 of this Reorganization Agreement shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date;

                          (c)     Documents. In addition to the documents
described elsewhere in this Reorganization Agreement, UPC shall have received the following documents and instruments:

                                  (i)      a certificate signed by the
         Secretary or an assistant secretary of FNB and FIRST NATIONAL dated as of the Closing Date certifying that:

                                        (A)     FNB's and each such FNB
                 Subsidiary'S respective Boards of Directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Reorganization Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Reorganization Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                        (B)     each person executing this
                 Reorganization Agreement on behalf of FNB or a FNB Subsidiary, is an officer of FNB or such FNB Subsidiary, as the case may be, holding the office or offices specified therein, with full power and authority to execute this Reorganization Agreement and any and all other documents in connection with the





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 59

                 Merger, and that the signature of each person set forth on such certificate is his or her genuine signature;

                                        (C)     the charter documents of FNB
                 and each FNB Subsidiary attached to such certificate remain in full force and effect; and

                                        (D)     FNB and all FNB Subsidiaries
                 are in good standing under their respective corporate charters; and

                                  (ii)     a certificate signed by the
         respective President, Chief Executive Officer or an Executive Vice President of each of FNB and each FNB Subsidiary stating that the conditions set forth in Section 8.2(a), Section 8.2(b) and 8.2(f) this Reorganization Agreement have been satisfied;

                          (d)     Destruction of Property.  Between the date of
this Reorganization Agreement and the Closing Date, there shall have been no damage to or destruction of real property, improvements or personal property of FNB or any FNB Subsidiary which materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have a material adverse impact upon the operations, business or prospects of FNB or any FNB Subsidiary; provided, however, that the availability of insurance coverage shall be taken into account in determining whether there has been such a material adverse impact or material reduction in market value. In the event of such damage, destruction, order, limitation or restriction, UPC and INTERIM may elect either (i) to close the contemplated transactions in accordance with the terms of this Reorganization Agreement or
(ii) to terminate this Reorganization Agreement without penalty;

                          (e)     Inspections Permitted.  Between the date of
this Reorganization Agreement and the Closing Date, FNB and each FNB Subsidiary shall have afforded UPC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to FNB and each FNB Subsidiary. FNB and each FNB Subsidiary shall have caused all FNB or any such FNB Subsidiary personnel to provide reasonable assistance to UPC in its investigation of matters relating to FNB and any FNB Subsidiary;

                          (f)     No Material Adverse Change.  No material
adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income, or





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 60 condition (financial or otherwise) of FNB or any FNB Subsidiary taken as a whole shall have occurred since the date of this Reorganization Agreement. In the event of such a material adverse change with respect to FNB or any FNB Subsidiary, UPC may elect either (i) to close the contemplated transactions in accordance with the terms of this Reorganization Agreement or (ii) to terminate this Reorganization Agreement without penalty;

                          (g)     Opinion of FNB's Counsel.  UPC shall have
been furnished with an opinion of legal counsel to FNB and the FNB Subsidiaries, dated the Closing Date, addressed to and in form and substance satisfactory to UPC, to the effect that:

                                  (i)       FNB is a corporation duly
         organized, validly existing and in good standing under the laws of the State of Tennessee;

                                  (ii)      each FNB Subsidiary is duly
         organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation;

                                  (iii) this Reorganization Agreement has been
         duly and validly authorized, executed and delivered by FNB and FIRST NATIONAL and (assuming that this Reorganization Agreement is a binding obligation of UPC and INTERIM and the Plan of Merger is a binding obligation of UPC and INTERIM) constitutes a valid and binding obligation of FNB and FIRST NATIONAL, enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion; and

                                  (iv) to the knowledge of such counsel after
         due inquiry, no consent or approval, which has not already been obtained, by any governmental authority is required for execution and delivery by FNB or any FNB Subsidiary of this Reorganization Agreement or any of the documents to be executed and delivered by FNB and any FNB Subsidiary in connection herewith.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of FNB or any FNB Subsidiary or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the State of Tennessee; and (iii) incorporate, be guided by, and be interpreted in accordance with,





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 61 the Legal Opinion Accord of the ABA Section of Business Law (1991);

                          (h)  Other Business Combinations, Etc.  Neither FNB
nor any FNB Subsidiary shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which FNB or any FNB Subsidiary would merge; consolidate with; effect a business combination with; sell any substantial part of FNB's or any FNB Subsidiary's assets; acquire a significant part of the shares or assets of any other Person or entity (financial or otherwise); adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, any "golden parachute" or similar program which would have the effect of materially decreasing the value of FNB or any FNB Subsidiary or the benefits of acquiring the FNB Common Stock;

                          (i)     Maintenance of Certain Covenants, Etc.  At
the time of Closing (i) the total assets of FNB shall be not less than $160,000,000; (ii) the equity capital of FNB shall have been not less than $13,000,000 as of June 30, 1993, and shall have increased since that time through normal earnings growth; (iii) the tangible equity capital of FNB shall be not less than its stated level as of June 30, 1993, and shall have increased since that time through normal earnings growth; (iv) neither FNB nor any FNB Subsidiary shall have issued or repurchased from the date hereof any additional equity or debt securities, or any rights to purchase or repurchase such securities, except as set forth in this Agreement (therefore, there shall be not more than 130,000 shares of FNB Common Stock validly issued and outstanding at the Effective Time of the Merger); (v) from December 31, 1992, there shall have been no extraordinary sale of assets, nor any investment portfolio restructuring by either FNB or any FNB Subsidiary; (vi) neither FNB nor any FNB Subsidiary shall have issued or granted since December 31, 1992, through the Closing Date any FNB Stock Options; (vii) from the date hereof, except as permitted in Section 7.3(c)(v) of this Reorganization Agreement, FNB shall not have declared or paid any cash dividends prior to Closing; and (viii) the Merger can be accounted for as a "pooling of interests" on the financial statements of UPC. The criteria and calculations set forth above shall be determined in accordance with GAAP assuming that FNB and each FNB Subsidiary shall have been operated consistently in the normal course of their business; provided, however, that the effects of any balance sheet expansion through abnormal, unusual, nonrecurring or out of the ordinary borrowings or by the realization of extraordinary or nonrecurring gains or other income from the disposition of assets or liabilities or through similar transactions shall be eliminated from the calculations;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 62

                 (j) Non-Compete Agreements. Each member of the Board of Directors of FNB shall have entered into a non-compete agreement with UPC and FNB substantially in the form of UPC's standard form of non-compete agreement, a copy which is annexed hereto as Exhibit 8.2(j), providing for a term of two
(2) years from Closing and covering Bedford and Grundy Counties in Tennessee; and such Board Member shall not be involved in any way with the formation or organization of a new financial institution in such counties;

                 (k) Tax Opinion. UPC shall have received a written opinion from counsel to the effect that the transactions contemplated by this Reorganization Agreement and the Plan of Merger will constitute one or more tax-free reorganizations under Section 368 of the Internal Revenue Code and that the FNB Record Holders will not recognize any gain or loss to the extent that such FNB Record Holders exchange shares of FNB Common Stock for shares of UPC Common Stock as contemplated by this Reorganization Agreement and the Plan of Merger assuming that the shares of FNB Common Stock so exchanged by such FNB Record Holders are held by them as capital assets at the time of such exchange;

                 (l) Pooling of Interests Accounting Treatment. UPC shall have received (i) from Price Waterhouse, or other independent accountants acceptable to UPC, a letter dated within five (5) days prior to the Closing Date, in form and substance acceptable to UPC, stating the accountants' opinion that, based upon the information furnished to them, the Reorganization and Merger should be accounted for by UPC as a "pooling of interests" for financial statement purposes and that such accounting treatment is in accordance with generally accepted accounting principles and (ii) from FNB's regularly retained independent accountants or other independent accountants acceptable to UPC, a letter dated within five (5) days prior to the Closing Date stating that, upon a review of FNB's books and records, the accountants are aware of no reason why a business combination, such as the one contemplated in this Reorganization Agreement, to which FNB is a party should not be accounted for as a "pooling of interests" under generally accepted accounting principles; and

                 (m) Receipt of Affiliate Letters. Pursuant to the provisions of Section 6.2 of this Reorganization Agreement, UPC shall have received a written commitment in form and substance satisfactory to UPC and its counsel (an "Affiliate Letter") from each FNB Record Holder who would be deemed an Affiliate of FNB at the time of Closing under the Securities Laws and who accepts shares of UPC Common Stock as Consideration for the cancellation, exchange and conversion of his shares of FNB Common Stock pursuant to the terms and conditions of this Reorganization Agreement, committing to UPC that such FNB Record Holder shall





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 63 not pledge, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Common Stock to be received by such FNB Record Holder upon consummation of the Merger, nor enter into any formal or informal agreement to pledge, assign, sell or transfer, devise, or otherwise alienate his right, title and interests in any of the shares of UPC Common Stock to be delivered by UPC to such FNB Record Holder pursuant to the terms and conditions of this Reorganization Agreement until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of operations of UPC and FNB for a period of not less than thirty (30) days subsequent to the Effective Time of the Merger.

                 8.3 Conditions to Obligations of All Parties. The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

                          (a)  No Pending or Threatened Claims.  That no claim,
action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Reorganization Agreement or the obtaining of material damages or other relief in connection therewith; and

                          (b)     Governmental Approvals and Acquiescence
Obtained. The Parties hereto shall have received all applicable Governmental Approvals for the consummation of the transactions contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired.



                                   ARTICLE 9

                                  TERMINATION

                 9.1 Termination. This Reorganization Agreement and the Plan of Merger may be terminated at any time prior to the Closing, as follows:

                          (a)     By mutual consent in writing of the Parties;

                          (b)     By UPC or INTERIM, should FNB or any FNB
Subsidiary fail to conduct its business pursuant to FNB's and such FNB Subsidiary's Covenants made in Article 7;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 64

                          (c)  By UPC, INTERIM or FNB in the event the Closing
shall not have occurred by June 30, 1994 (the "Target Date"), unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner. If UPC shall have filed any and all applications to obtain the requisite Government Approvals within sixty (60) days of the date hereof, and if the Closing shall not have occurred solely because of a delay caused by a government regulatory agency or authority in its review of the application before it, then FNB and any FNB Subsidiary that is a party to this Reorganization Agreement shall, upon UPC's written request, extend the Closing Date until such time as all Government Approvals have been obtained and any stipulated waiting periods have expired; provided, however, the Closing Date shall not be extended under the provisions of this Section 9.1(c) beyond September 30, 1994.

                          (d)     By either UPC, INTERIM or FNB, upon written
notice to the other Party, upon denial of any Governmental Approval necessary for the consummation of the Merger (or should such approval be conditioned upon a substantial deviation from the transactions contemplated); provided, however, that either UPC or FNB may, upon written notice to the other, extend the term of this Reorganization Agreement for only one sixty (60) day period to prosecute diligently and overturn such denial, provided that such denial has been appealed within ten (10) business days of the receipt thereof;

                          (e)     By UPC or INTERIM in the event the conditions
set forth in Sections 8.2 or 8.3 are not satisfied in all material respects as of the Closing Date, or by FNB if the conditions set forth in Section 8.1 or
8.3 are not satisfied in all material respects as of the Closing Date, and such failure has not been waived prior to the Closing;

                          (f)     By UPC or INTERIM in the event that there
shall have been, in UPC's good faith opinion, a material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of FNB or any FNB Subsidiary taken as a whole, or upon the occurrence of any event or circumstance which may have the effect of limiting or restricting UPC's voting power or other rights normally enjoyed by the registered holders of the FNB Common Stock which are the subject of the instant transaction;

                          (g)     By UPC, INTERIM or FNB in the event that
there shall have been a material breach of any obligation of the other Party hereunder and such breach shall not have been





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 65 remedied within thirty (30) days after receipt by the breaching Party of written notice from the other Party specifying the nature of such breach and requesting that it be remedied;

                          (h)  By UPC or INTERIM should FNB or any FNB
Subsidiary enter into any letter of intent or agreement with a view to being acquired by or effecting a business combination with any other Person; or any agreement to merge, to consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise;

                          (i)  By UPC or INTERIM should FNB or any FNB
Subsidiary enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring FNB or any FNB Subsidiary to raise additional capital or to sell a substantial portion of its assets;

                          (j) By either Party, within thirty (30) days from the
date of this Reorganization Agreement, in the event such Party, based on the Party's opportunity to conduct a preliminary due diligence review of the books, records and operations of the other Party as provided for in Section 2.3 of this Reorganization Agreement, in good faith determines in it sole discretion that the results of the review conducted by such Party or its agents do not support and reinforce the reviewing Party's preliminary expectations as to the sustained growth and earnings prospects of the reviewed Party;

                          (k)     By FNB in the event that there shall have
been, in FNB's good faith opinion, a material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of UPC; or

                          (l)     By FNB in the event that UPC shall have
entered into any letter of intent, agreement or understanding for a change in control of UPC by a third-party with a banking presence in Bedford County, Tennessee.

If a Party should elect to terminate this Reorganization Agreement pursuant to subsections (b), (c), (d), (e), (f), (g), (h), (i), (j), (k) or (l) of this
Section 9.1, it shall give notice to the other Party, in writing, of its election in the manner prescribed in Section 10.1 ("Notices") of this Reorganization Agreement.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 66

                 9.2 Effect of Termination. In the event that this Reorganization Agreement should be terminated pursuant to Section 9.1 hereof, all further obligations of the Parties under this Reorganization Agreement shall terminate without further liability of any Party to another; provided, however, that a termination under Section 9.1 hereof shall not relieve any Party of any liability for a breach of this Reorganization Agreement or for any misstatement or misrepresentation made hereunder prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation.



                                   ARTICLE 10

                               GENERAL PROVISIONS

                 10.1 Notices. Any notice, request, demand and other communication which either Party hereto may desire or may be required hereunder to give shall be in writing and shall be deemed to be duly given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other Party as follows:

If to UPC or INTERIM:

                                  Union Planters Corporation
                                  Post Office Box 387 (mailing)
                                  Memphis, Tennessee  38147

                                  7130 Goodlett Farms Parkway (deliveries)
                                  Memphis, Tennessee  38018
                                  Fax:  (901) 383-2877
                                  Attn:    Mr. Jackson W. Moore, President
                                           Gary A. Simanson,
                                           Associate General Counsel

If to FNB:                        First National Bancorp of Shelbyville, Inc.
                                  111 West Side Square
                                  Post Office Box 500
                                  Shelbyville, Tennessee 37160
                                  Fax:  (615) 684-8256
                                  Attn: Mr. William D. Hart
                                        President and Chief Executive Officer





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 67

With a copy to:                   Baker, Worthington, Crossley,
                                  Stansberry & Woolf
                                  1700 Nashville City Center
                                  Post Office Box 2866
                                  Nashville, Tennessee 37219
                                  Fax:  (615) 726-0464
                                  Attn: Steven J. Eisen, Esq.


or to such other address as any Party hereto may hereafter designate to the other Parties in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

                 10.2 Assignability and Parties in Interest. This Reorganization Agreement shall not be assignable by any of the Parties hereto; provided, however, that UPC may assign, set over and transfer all, or any part of its rights and obligations under this Reorganization Agreement to any one or more of its present or future Affiliates. This Reorganization Agreement shall inure to the benefit of, and be binding only upon the Parties hereto and their respective successors and permitted assigns and no other Persons.

                 10.3 Governing Law. This Reorganization Agreement shall be governed by, and construed and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of Tennessee, unless and to the extent that federal law controls. Any dispute arising between the Parties in connection with the transactions which are the subject of this Reorganization Agreement shall be heard in a court of competent jurisdiction located in Tennessee.

                 10.4 Counterparts. This Reorganization Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

                 10.5 Best Efforts. FNB, each FNB Subsidiary, UPC and INTERIM each agrees to use its best efforts to complete the transactions contemplated by this Reorganization Agreement; provided, however, that the use of best efforts by UPC shall not obligate UPC or INTERIM to obtain or to provide FNB or any FNB Subsidiary additional capital in an amount, to divest any Subsidiary or branch, or to meet any other condition which may be imposed by any Regulatory Authority as a condition to approval which UPC or INTERIM shall deem, in good faith, to be unreasonable in the circumstances.

                 10.6 Publicity. The Parties agree that press releases and other public announcements to be made by any of them





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 68 with respect to the transactions contemplated hereby shall be subject to mutual agreement. Notwithstanding the foregoing, each of the Parties hereto may respond to inquiries relating to this Reorganization Agreement and the transactions contemplated hereby by the press, employees or customers without any notice or further consent of the other Parties.

                 10.7 Entire Agreement. This Reorganization Agreement, together with the Plan of Merger which is Exhibit A hereto, the Schedules, Annexes, Exhibits and certificates required to be delivered hereunder and any amendments or addenda hereafter executed and delivered in accordance with
Section 10.9 hereof constitute the entire agreement of the Parties hereto pertaining to the transaction contemplated hereby and supersede all prior written and oral (and all contemporaneous oral) agreements and understandings of the Parties hereto concerning the subject matter hereof. The Schedules, Annexes, Exhibits and certificates attached hereto or furnished pursuant to this Reorganization Agreement are hereby incorporated as integral parts of this Reorganization Agreement. Except as provided herein, by specific language and not by mere implication, this Reorganization Agreement is not intended to confer upon any other person not a Party to this Reorganization Agreement any rights or remedies hereunder.

                 10.8 Severability. If any portion or provision of this Reorganization Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality or unenforceability, without affecting in any way the validity or enforceability of the remaining portions or provisions hereof in such jurisdiction or rendering that or any other portions or provisions of this Reorganization Agreement invalid, illegal or unenforceable in any other jurisdiction.

                 10.9 Modifications, Amendments and Waivers. At any time prior to the Closing or termination of this Reorganization Agreement, the Parties may, solely by written agreement executed by their duly authorized officers:

                          (a)     extend the time for the performance of any of
the obligations or other acts of the other Party hereto;

                          (b)     waive any inaccuracies in the representations
and warranties made by the other Party contained in this Reorganization Agreement or in the Annexes, Schedules or Exhibits hereto or any other document delivered pursuant to this Reorganization Agreement;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 69

                          (c)     waive compliance with any of the covenants or
agreements of the other Party contained in this Reorganization Agreement; and

                          (d)     amend or add to any provision of this
Reorganization Agreement or the Plan of Merger; provided, however, that no provision of this Reorganization Agreement may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment to this Reorganization Agreement.

                 10.10 Interpretation. The headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Reorganization Agreement.

                 10.11 Payment of Expenses. Except as set forth herein, UPC and FNB shall each pay its own fees and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

                 10.12 Finders and Brokers. UPC, INTERIM, FNB and each FNB Subsidiary represent and warrant to each other that they have employed no broker or finder in connection with the transactions described in this Reorganization Agreement under an arrangement pursuant to which a fee is, or may be due to such broker or finder as a result of the execution of this Reorganization Agreement or the closing of the transactions contemplated herein. This section shall survive the termination of this Reorganization Agreement.

                 10.13 Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Reorganization Agreement by FNB or any FNB Subsidiary, UPC and INTERIM will be without an adequate remedy at law by reason of the unique nature of FNB and each FNB Subsidiary. In recognition thereof, in addition to (and not in lieu of) any remedies at law which may be available to UPC and INTERIM, UPC, and INTERIM shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Reorganization Agreement by FNB or any FNB Subsidiary, and no attempt on the part of UPC or INTERIM to obtain such equitable relief shall be deemed to constitute an election of remedies by UPC or INTERIM which would preclude UPC or INTERIM from obtaining any remedies at law to which it would otherwise be entitled. FNB and each FNB Subsidiary covenant that they shall not contend in any such proceeding that UPC or INTERIM is not entitled to a decree of specific performance by reason of having an adequate remedy at law.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 70

                 10.14 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Reorganization Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

                 10.15 Survival of Representations and Warranties. All representations and warranties made by the Parties hereto or in any instrument or document furnished in connection herewith, shall survive the Closing and any investigation at any time made by or on behalf of the Parties hereto and shall expire two (2) years after the Effective Time of the Merger except as to any matter which is based upon willful fraud with respect to which the representations and warranties set forth in this Reorganization Agreement shall expire only upon expiration of the applicable statutes of limitation. Nothing in this Section 10.15 shall limit FNB's, any FNB Subsidiary's, UPC's or INTERIM's rights or remedies for misrepresentations, breaches of this Reorganization Agreement or any other improper action or inaction by the other Party hereto prior to the its termination.

                 10.16 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Reorganization Agreement must be in writing and must be executed by the Parties to this Reorganization Agreement and shall be effective only to the extent specifically set forth in such writing.

                 10.17 Remedies Cumulative. All remedies provided in this Reorganization Agreement, by law or otherwise, shall be cumulative and not alternative.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 71

          IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Reorganization Agreement or has caused this Reorganization Agreement to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.



                                             FIRST NATIONAL BANCORP OF
                                             SHELBYVILLE, INC.




                                             By: /s/ William D. Hart
                                                 -------------------------------
                                                     William D. Hart
                                             Its:    President and Chief
                                                      Executive Officer

ATTEST:


/s/ Delores V. (Judy) Hornaday
- ----------------------------------
    Delores V. Hornaday, Secretary




                                             FIRST NATIONAL BANK OF SHELBYVILLE




                                             By: /s/ William D. Hart
                                                 -------------------------------
                                                     William D. Hart
                                             Its:    President and Chief
                                                      Executive Officer

ATTEST:


/s/ Delores V. (Judy) Hornaday
- ----------------------------------
    Delores V. Hornaday, Secretary





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 72

                           UNION PLANTERS CORPORATION




                                             By: /s/ Jackson W. Moore
                                                 -------------------------------
                                                     Jackson W. Moore
                                             Its:    President

ATTEST:


/s/ J. F. Springfield
- --------------------------------
    J. F. Springfield, Secretary




                                             FNB ACQUISITION COMPANY, INC.




                                             By: /s/ Jackson W. Moore
                                                 -------------------------------
                                                     Jackson W. Moore
                                             Its:    President

ATTEST:


/s/ J. F. Springfield
- --------------------------------
    J. F. Springfield, Secretary





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 73

                                PLAN OF MERGER                         EXHIBIT A

                        SETTING FORTH THE PLAN OF MERGER

                                       OF

                         FNB ACQUISITION COMPANY, INC.
                           (A TENNESSEE CORPORATION)

                                 WITH AND INTO

                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.
                           (A TENNESSEE CORPORATION)


         THIS PLAN OF MERGER ("Plan of Merger") is made and entered into as of the 21st day of September, 1993, by and between FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. ("FNB"), a corporation chartered and existing under the laws of the State of Tennessee which is a registered bank holding company and whose principal offices are located at 111 West Side Square (Post Office Box 500), Shelbyville, Bedford County, Tennessee 37160; UNION PLANTERS CORPORATION ("UPC"), a corporation organized and existing under the laws of the State of Tennessee having its principal office at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018 and which is registered as a bank holding company under the Bank Holding Company Act; and FNB ACQUISITION COMPANY, INC. ("INTERIM"), a corporation chartered and existing under the laws of the State of Tennessee, whose principal place of business is located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018, and which is a wholly-owned subsidiary of UPC. All of the authorized, issued and outstanding shares of capital stock of INTERIM are owned and held of record by UPC.


                                    PREAMBLE

         WHEREAS, UPC, INTERIM and FNB have entered into an Agreement and Plan of Reorganization dated as of the 21st day of September, 1993 ("Reorganization Agreement") to which this Plan of Merger is Exhibit A and is incorporated by reference as an integral part thereof providing for the merger of INTERIM with and into FNB (which would be the Surviving Corporation) and the acquisition of all of the FNB Common Stock outstanding immediately prior to the Effective Time of the Merger by UPC for the Consideration set forth in the Reorganization Agreement and this Plan of Merger; and





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

         WHEREAS, As provided in the Reorganization Agreement, UPC has caused INTERIM to join in this Plan of Merger by executing and delivering same; and

         WHEREAS, The Boards of Directors of UPC, INTERIM and FNB are each of the opinion that the interests of their respective corporations and their corporations' respective shareholders would best be served if INTERIM were to be merged with and into FNB, which would survive the Merger, on the terms and conditions provided in the Reorganization Agreement and in this Plan of Merger, and as a result of such Merger becoming effective, the Surviving Corporation would become a wholly-owned subsidiary of UPC.

         NOW, THEREFORE, in consideration of the covenants and agreements of the Parties contained herein, FNB, UPC and INTERIM hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of INTERIM with and into FNB (the "Merger").


                                   ARTICLE I.
                                  DEFINITIONS

         1.1 As used in this Plan of Merger and in any amendments hereto, all capitalized terms herein shall have the meanings assigned to such terms in the Reorganization Agreement unless otherwise defined herein.


                                   ARTICLE 2
                                 CAPITALIZATION

         2.1 FNB ACQUISITION COMPANY, INC.. The authorized capital stock of INTERIM consists of 1,000 shares of common stock having a par value of $1.00 per share (the "INTERIM Common Stock") and no shares of preferred stock. As of the date of this Plan of Merger, 1,000 shares of INTERIM Common Stock are issued and outstanding, and no shares of INTERIM Common Stock are held by it as treasury stock. All such issued and outstanding shares of INTERIM Common Stock are owned beneficially and of record by UPC.

         2.2 FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. The authorized capital stock of FNB consists of 700,000 shares of common stock having a par value of $10.00 per share (the "FNB Common Stock"), and no shares of preferred stock (the "FNB Preferred Stock). As of the date hereof, 130,000 shares of FNB Common Stock were issued and outstanding, no shares of FNB Common Stock were held by FNB as FNB Treasury Stock and no shares of FNB Preferred Stock were issued and outstanding.





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                   ARTICLE 3
                                 PLAN OF MERGER

         3.1 Constituent Corporations. The name of each constituent corporation to the Merger is:

                         FNB ACQUISITION COMPANY, INC.
                                      and
                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.

         3.2     Surviving Corporation.  The Surviving Corporation shall be:

                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.

which as of the Effective Time of the Merger shall continue to be named:

                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.


         3.3 Terms and Conditions of Merger. The Merger shall be consummated only pursuant to, and in accordance with this Plan of Merger and the Reorganization Agreement. Conditioned upon the satisfaction or lawful waiver (by the Party or Parties entitled to the benefit thereof) of all conditions precedent to consummation of the Merger, the Merger will become effective on the date and at the time (the "Effective Time of the Merger") of the filing of a Articles of Merger with the Secretary of State of the State of Tennessee, or at such later time and/or date as may be agreed upon by the parties and set forth in the Articles of Merger. At the Effective Time of the Merger, INTERIM shall be merged with and into FNB which will survive the Merger, and the separate existence of INTERIM shall cease thereupon, and without further action, FNB shall thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of both FNB and INTERIM, whether of a public or private nature, and shall be subject to all of the liabilities, restrictions, disabilities, and duties of both FNB and INTERIM.

         3.4 Charter. At the Effective Time of the Merger, the Charter of FNB, as in effect immediately prior to the Effective Time of the Merger, shall constitute the Charter of FNB as the Surviving Corporation, unless and until the same shall be amended as provided by law and the terms of such Charter.

         3.5 Bylaws. At the Effective Time of the Merger, the Bylaws of FNB, as in effect immediately prior to the Effective Time of the Merger, shall continue to be its Bylaws as the Surviving Corporation, unless and until amended or repealed as provided by law, its Charter and such Bylaws.





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

         3.6 Directors and Officers. The directors and officers of FNB in office immediately prior to the Effective Time of the Merger shall continue to be the directors and officers of the Surviving Corporation, to hold office as provided in the Charter and Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or they shall be removed as provided therein.

         3.7 Name. The name of FNB as the Surviving Corporation following the Merger, shall remain:

                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.


                                   ARTICLE 4
                         DESCRIPTION OF THE TRANSACTION


         4.1 Conversion of the INTERIM Common Stock. At the Effective Time of the Merger, each share of $1.00 par value common stock of INTERIM (the "INTERIM Common Stock") issued and outstanding immediately prior to the Effective Time of The Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted into and become one share of the issued and outstanding common stock of the Surviving Corporation.

         4.2 Conversion and Cancellation of Shares of FNB. At the Effective Time of the Merger, each share of $10.00 par value common stock of FNB issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted, exchanged and cancelled as provided in Section 4.3 hereof.

         4.3 Exchange of FNB Shares; Exchange Ratio. At the Effective Time of the Merger, the outstanding shares of FNB Common Stock held by the FNB Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, shareholder or otherwise) in FNB and shall automatically be converted exclusively into, and constitute only the right of the FNB Record Holders to receive in exchange for their shares of FNB Common Stock, whole shares of UPC Common Stock and a cash payment in settlement of any remaining fractional share of UPC Common Stock in accordance with the terms and conditions of this Section 4.3. The shares of UPC Common Stock and the cash settlement of any remaining fractional share of UPC Common Stock deliverable by UPC to the FNB Record Holders pursuant to the





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION terms of this Reorganization Agreement are sometimes collectively referred to herein as the "Consideration."

The number of shares of UPC Common Stock to be exchanged for each share of FNB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (based on there being no more than 130,000 shares of FNB Common Stock issued and outstanding at the Effective Time of the Merger) shall be based on an exchange ratio (the "Exchange Ratio") as determined and set forth in this Section 4.3. The Exchange Ratio shall be determined as follows:

                                  (i)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than or equal to $25.375 per share of UPC Common Stock but less than or equal to $33.375 per share of UPC Common Stock (the "Primary Collar"), the Exchange Ratio shall be based on a fixed Exchange Ratio of seven (7) shares of UPC Common Stock for each share of FNB Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger;

                                  (ii)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than $33.375 per share of UPC Common Stock (the "Ceiling"), the Exchange Ratio shall be based on (a) a fixed price of $233.625 per share of FNB Common Stock divided by (b) the Current Market Price Per Share of UPC Common Stock; provided, however, in the event that UPC shall have entered into a letter of intent, agreement or understanding with a third party for a change in control of UPC, the Exchange Ratio shall remain fixed at seven (7) shares of UPC Common Stock for each share of FNB Common Stock validly issued and outstanding at the Effective Time of the Merger; and

                                  (iii)  In the event the Current Market Price
         Per Share of UPC Common Stock should be less than $25.375 per share of UPC Common Stock (the "Floor"), the Exchange Ratio shall be fixed at seven (7) shares of UPC Common Stock for each share or FNB Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, FNB shall have the right to either accept the fixed Exchange Ratio of seven (7) shares of UPC Common Stock for each share of FNB Common Stock or terminate this Reorganization Agreement and the transactions contemplated herein; provided, further, in the event FNB should elect to terminate this Reorganization Agreement in accordance with this Section 3.1(e)(iii), UPC may, in its sole discretion, reinstate this Reorganization Agreement and the transactions contemplated herein by increasing the





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION number of shares of UPC Common Stock to be delivered by UPC to the FNB Record Holders based on (a) a fixed price of $177.625 per share of FNB Common Stock divided by (b) the Current Market Price Per Share of UPC Common Stock.

The Exchange Ratio as determined in this Section 4.3 shall be based on an aggregate of no more than 130,000 shares of FNB Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that no fractional shares of UPC Common Stock shall be issued and if, after aggregating all of the shares of UPC Common Stock to which a FNB Record Holder is entitled based upon the Exchange Ratio, there shall be a fractional share of UPC Common Stock remaining, such fractional share shall be settled by a cash payment therefor pursuant to the Mechanics of Payment of the Purchase Price set forth in Section 4.4 hereof, which shall be calculated based upon the Current Market Price Per Share of one (1) full share of UPC Common Stock.

                                  (i)      DEFINITION OF "CURRENT MARKET PRICE
         PER SHARE." The "Current Market Price Per Share" shall be the average closing price per share of the "last" real time trades (i.e., closing price) of the UPC Common Stock on the NYSE (as published in The Wall Street Journal) for each of the ten (10) NYSE general market trading days next preceding the Closing Date on which the NYSE was open for business (the "Pricing Period"). In the event the UPC Common Stock does not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date shall be disregarded in computing the average closing price per share of UPC Common Stock and the average shall be based upon the "last" real time trades and number of days on which the UPC Common Stock actually traded during the Pricing Period.

                                  (ii) EFFECTS OF DISSENTERS' RIGHTS ON THE
         EXCHANGE RATIO. Should FNB Record Holders representing at least 5% of the shares of FNB Common Stock issued and outstanding at the time of Closing perfect such FNB Record Holder's Dissenters' Rights pursuant to the Tennessee Code and maintain the perfected status of such Dissenters' Rights through the Closing Date, UPC and INTERIM shall have the right, exercisable in their sole discretion, to either terminate this Reorganization Agreement or reduce the per share Consideration to be delivered by UPC hereunder by an amount sufficient to off-set against the Consideration any amounts paid, or to be paid, by UPC in satisfaction of such Dissenters' Rights.





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                                    PAGE 79

                                  (iii) EFFECT OF STOCK SPLITS, REVERSE STOCK
         SPLITS, STOCK DIVIDENDS AND SIMILAR CHANGES IN THE CAPITAL OF FNB. Should FNB effect any stock splits, reverse stock splits, stock dividends or similar changes in its respective capital accounts subsequent to the date of this Reorganization Agreement but prior to the Effective Time of the Merger, the Exchange Ratio shall be adjusted in such a manner as the Board of Directors of UPC shall deem in good faith to be fair and reasonable in order to give effect to such changes.

         4.4 Mechanics of Payment of the Consideration. As soon as reasonably practicable after the Effective Time of the Merger, the Corporate Trust Department of Union Planters National Bank, Memphis, Tennessee (the "Exchange Agent") shall deliver to each of the FNB Record Holders such materials and information as may be deemed necessary by the Exchange Agent to advise the FNB Record Holders of the procedures required for proper surrender of their certificates evidencing and representing shares of the FNB Common Stock in order for the FNB Record Holders to receive the Consideration. Such materials shall include, without limitation, a Letter of Transmittal, an Instruction Sheet, and a return mailing envelope addressed to the Exchange Agent (collectively the "Shareholder Materials"). All Shareholder Materials shall be sent by United States mail to the FNB Record Holders at the addresses set forth on a certified shareholder list to be delivered by FNB to UPC at the Closing (the "Shareholder List"). As soon as reasonably practicable thereafter, the FNB Record Holders of all of the outstanding shares of FNB Common Stock, shall deliver, or cause to be delivered, to the Exchange Agent, pursuant to the Shareholder Materials, the certificates evidencing and representing all of the shares of FNB Common Stock which were validly issued and outstanding immediately prior to the Effective Time of the Merger, and the Exchange Agent shall take prompt action to process such certificates formerly evidencing and representing shares of FNB Common Stock received by it (including the prompt return of any defective submissions with instructions as to those actions which may be necessary to remedy any defects). Upon receipt of the proper submission of the certificate(s) formerly representing and evidencing ownership of the shares of FNB Common Stock, the Exchange Agent shall, on or prior to the 30th day after the Effective Time of the Merger, mail to the former FNB Shareholders in exchange for the certificate(s) surrendered by them, the Consideration to be paid for each such FNB Shareholder's shares of FNB Common Stock evidenced by the certificate or certificates which were cancelled and converted exclusively into the right to receive the Consideration upon the Merger becoming effective. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION which formerly evidenced and represented the shares of FNB Common Stock of a FNB Record Holder, subject to the provisions of this Section 4.4, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such FNB Record Holder's shares of FNB Common Stock were converted and aggregated at the Effective Time of the Merger. Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the FNB Record Holder's FNB Common Stock shall have been surrendered as provided above, the Consideration payable to the FNB Record Holder(s) of the cancelled shares as of any time after the Effective Date shall not be paid to the FNB Record Holder(s) of such certificate(s) until such certificates shall have been surrendered in the manner required. Each FNB Shareholder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the Consideration to be paid in the Merger. The FNB Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Section, receive the Consideration to which each such FNB Record Holder is entitled, provided that each such FNB Record Holder shall deliver to UPC and to the Exchange Agent:
(i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to UPC and the Exchange Agent which has been duly executed by a corporate surety satisfactory to UPC and the Exchange Agent, indemnifying the Surviving Corporation, UPC, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be for the account of the FNB Shareholder.

         4.5 Stock Transfer Books. At the Effective Time of the Merger, the stock transfer books of FNB shall be closed and no transfer of shares of FNB Common Stock shall be made thereafter.

         4.6 Effects of the Merger. At the Effective Time of the Merger, the separate existence of INTERIM shall cease, and INTERIM shall be merged with and into FNB which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both FNB and INTERIM.





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                                    PAGE 81

         4.7 Transfer of Assets. At the Effective Time of the Merger, all rights, assets, licenses, permits, franchises and interests of FNB and INTERIM in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and to choses in action shall be deemed to be vested in FNB as the Surviving Corporation by virtue of the Merger and without any deed or other instrument or act of transfer whatsoever.

         4.8 Assumption of Liabilities. At the Effective Time of the Merger, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of INTERIM as well as those of the Surviving Corporation, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of INTERIM or the Surviving Corporation.

         4.9 Dissenters' Rights of FNB Shareholders. Any FNB Record Holder of shares of FNB Common Stock who shall comply strictly with the provisions of Sections 48-23-201 et seq. of the Tennessee Code, shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Tennessee Code. Such an FNB Shareholder is referred to herein as an "FNB Dissenting Shareholder." However, UPC and INTERIM shall not be obligated to consummate the Merger if FNB Record Holders holding or controlling more than five percent (5%) of the shares of the FNB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall have perfected and maintained in perfected status their Dissenters' Rights in accordance with the Tennessee Code and the perfected status of said Dissenters' Rights shall have continued to the time of Closing.

         4.10 Approvals of Shareholders of FNB and INTERIM. In order to become effective, the Merger must be approved by the respective shareholders of FNB and of INTERIM at meetings to be called for that purpose by their respective Boards of Directors, or by their unanimous action by written consent complying fully with the laws of Tennessee.

         4.11 FNB Stock Options. Except as described in Section 2.7 of the Reorganization Agreement, there are no validly issued and outstanding FNB Stock Options. Therefore, at the Effective Time of the Merger, there will be no FNB Stock Options issued and outstanding except as described in Section 2.7 of the Reorganization Agreement. It is expected that at the Effective Time of the Merger any validly issued and outstanding FNB Stock Options will either be exercised by the holders thereof, repurchased by FNB or converted into options to acquire shares of UPC Common Stock at the election of the holders thereof.





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                   ARTICLE 5
                             AMENDMENTS AND WAIVERS

                 5.1 AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended unilaterally by UPC and INTERIM as set forth in Section 10.9(d) of the Reorganization Agreement; provided, however, that the provisions of Section 4.3 of this Plan of Merger relating to the manner or basis upon which shares of FNB Common Stock will be converted into the exclusive right to receive the Consideration from UPC shall not be amended in such a manner as to reduce the amount of the Consideration payable to the FNB Record Holders determined as provided in Section 4.3 of this Plan of Merger nor shall this Plan of Merger be amended to permit UPC to utilize assets other than cash or good funds to make payment of the Consideration as provided in Section 3.1(e) of the Reorganization Agreement at any time after the Shareholders' Meeting without the requisite approval (except as provided for in the Reorganization Agreement) of the FNB Record Holders of the shares of FNB Common Stock outstanding, and that no amendment to this Plan of Merger shall modify the requirements of regulatory approval as set forth in Section 8.3(b) of the Reorganization Agreement.

                 5.2 AUTHORITY FOR AMENDMENTS AND WAIVERS. Prior to the Effective Time of the Merger, UPC and INTERIM, acting through their respective Boards of Directors or chief executive officers or presidents or other authorized officers, shall have the right to amend this Plan of Merger to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Plan of Merger with the Tennessee Secretary of State, to waive any default in the performance of any term of this Plan of Merger by FNB, to waive or extend the time for the compliance or fulfillment by FNB of any and all of its obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of UPC and INTERIM under this Plan of Merger, except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to the Effective Time of the Merger, FNB, acting through its Board of Directors or chief executive officer or president or other authorized officer, shall have the right to amend this Plan of Merger to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Plan of Merger with the Tennessee Secretary of State, to waive any default in the performance of any term of this Plan of Merger by UPC or INTERIM, to waive or extend the time for the compliance or fulfillment by UPC or INTERIM of any and all of their obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of FNB under this Plan of Merger except any condition that, if not satisfied, would





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION result in the violation of any law or applicable governmental regulation.


                                   ARTICLE 6
                                 MISCELLANEOUS

                 6.1 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by registered or certified mail, postage pre-paid to the persons at the addresses set forth below (or at such other addresses or facsimile numbers as may hereafter be designated as provided below), and shall be deemed to have been delivered as of the date received by the Party to which, or to whom it is addressed:


If to UPC or INTERIM:

                                  Union Planters Corporation
                                  Post Office Box 387 (mailing)
                                  Memphis, Tennessee  38147

                                  7130 Goodlett Farms Parkway (deliveries)
                                  Memphis, Tennessee  38018
                                  Fax:  (901) 383-2877
                                  Attn: Mr. Jackson W. Moore, President
                                        Gary A. Simanson,
                                        Associate General Counsel

If to FNB:                        First National Bancorp of Shelbyville, Inc.
                                  111 West Side Square
                                  Post Office Box 500
                                  Shelbyville, Tennessee 37160
                                  Fax:  (615) 684-8256
                                  Attn: Mr. William D. Hart
                                        President and Chief Executive Officer

With a copy to:                   Baker, Worthington, Crossley,
                                  Stansberry & Woolf
                                  1700 Nashville City Center
                                  Post Office Box 2866
                                  Nashville, Tennessee 37219
                                  Fax:  (615) 726-0464
                                  Attn: Steven J. Eisen, Esq.


or at such other address as shall be furnished in writing by any of the Parties to the others by notice given as provided in this section 6.1.





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                 6.2 GOVERNING LAW. Except to the extent federal law shall be controlling, this Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee disregarding, however, the Tennessee conflicts of laws rules.

                 6.3 CAPTIONS. The Captions heading the Sections in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

                 6.4 COUNTERPARTS. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.


ATTEST:                                           UNION PLANTERS CORPORATION

/s/ J. F. Springfield                             By:  /s/ Jackson W. Moore
- ---------------------                                 ----------------------
    J. F. Springfield                                      Jackson W. Moore
Its:  Secretary                                   Its:     President



ATTEST:                                           FNB ACQUISITION COMPANY, INC.

/s/ J.F. Springfield                              By: /s/ Jackson W. Moore
- --------------------                                 ----------------------
    J. F. Springfield                                     Jackson W. Moore
Its:  Secretary                                   Its:    President



ATTEST:                                           FIRST NATIONAL BANCORP OF
                                                  SHELBYVILLE, INC.

/s/ Delores V. (Judy) Hornaday                    By:  /s/ William D. Hart
- ------------------------------                        ---------------------
    Delores V. Hornaday                                    William D. Hart
Its:  Secretary                                   Its:     President and
                                                           Chief Executive
                                                           Officer





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  APPENDIX C
           Tennessee Business Corporation Act -- Dissenters' Rights

                                   CHAPTER 23

                   BUSINESS CORPORATIONS--DISSENTERS' RIGHTS

SECTION.                                   SECTION.
   PART 1--RIGHT TO DISSENT AND OBTAIN     48-23-203.  Dissenters' notice.
           PAYMENT FOR SHARES              48-23-204.  Duty to demand payment.
48-23-101.  Definitions.                   48-23-205.  Share restrictions.
48-23-102.  Right to dissent.              48-23-206.  Payment.
48-23-103.  Dissent by nominees and        48-23-207.  Failure to take action.
            beneficial owners.             48-23-208.  After-acquired shares.
                                           48-23-209.  Procedure if shareholder
                                                       dissatisfied with payment
                                                       or offer.

   PART 2--PROCEDURE FOR EXERCISE OF
           DISSENTERS' RIGHTS              PART 3--JUDICIAL APPRAISAL OF SHARES
48-23-201.  Notice of dissenters'          48-23-301.  Court action.
            rights.                        48-23-302.  Court costs and counsel fees.
48-23-202.  Notice of intent to demand
            payment.


             PART 1--RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

  48-23-101. DEFINITIONS--(1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;
  (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;
  (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 48-23-102 and who exercises that right when and in the manner required by Section Section 48-23-201--48-23-209;
  (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;
  (5) "Interest" means interest from the effective date of the corporate action that give rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;
  (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and
  (7) "Shareholder" means the record shareholder or the beneficial shareholder. [Acts 1986, ch. 887, Section 13.01]

48-23-102. RIGHT TO DISSENT.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

  (1) Consummation of a plan of merger to which the corporation is a party:





                              Appendix C - Page 1

         (A) If shareholder approval is required for the merger by Section 48-21-103 or the charter and the charter and the shareholder is entitled to vote on the merger; or
         (B) If the corporation is a subsidiary that is merged with its parent under Section 48-21-104;
  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
  (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
  (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:
         (A) Alters or abolishes a preferential right of the shares;
         (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
         (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
         (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
         (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under
Section  48-106-104; or
  (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
  (b) A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
  (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended [Acts 1986, ch. 887, Section 13.02.]

48-23-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection





                              Appendix C - Page 2
are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
  (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on his behalf only if:
  (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
  (2) He does so with respect to all shares of the same class of which he is the beneficial shareholder or over which he has power to direct the vote.
[Acts 1986, ch. 887, Section  13.03.]

              PART 2--PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

48-23-201. NOTICE OF DISSENTERS' RIGHTS.--(a) If proposed corporate action creating dissenters' rights under Section 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

  (b) If corporate action creating dissenters' rights under Section 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 48-23-203.
  (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action. [Acts 1986, ch. 887, Section 13.20.] 48-23-202. NOTICE OF INTENT TO DEMAND PAYMENT.--(a) If proposed corporate action creating dissenters' rights under Section 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
  (1) Must deliver to the corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
  (2) Must not vote his shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by Section 48-23-201.
  (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter. [Acts 1986, ch. 887,
Section  13.21.]

48-23-203. DISSENTERS' NOTICE.--(a) If proposed corporate action creating dissenters' rights under Section 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 48-23-202.
  (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:
  (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
  (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
  (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters'





                              Appendix C - Page 3
rights certify whether or not he acquired beneficial ownership of the shares before that date;
  (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and
  (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Section 48-23-201 [Acts 1986, ch. 887 Section 13.22.]

  48-23-204. DUTY TO DEMAND PAYMENT.--(a) A shareholder sent a dissenters' notice described in Section 48-23-203 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to Section 48-23-203 (b)(3), and deposit his certificates in accordance with the terms of the notice.
  (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
  (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.
  (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto. [Acts 1986, ch. 887 Section 13.23.]

  48-23-205. SHARE RESTRICTIONS.--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under Section 48-23-207.
  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action. [Acts 1986, ch. 887 , Section 13.24.]

  48-23-206.  PAYMENT.--(a) Except as provided in Section  48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with Section 48-23-204 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
  (b) The payment must be accompanied by:
  (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
  (2) A statement of the corporation's estimate of the fair value of the shares;
  (3) An explanation of how the interest was calculated;
  (4) A statement of the dissenter's right to demand payment under Section 48-23-209; and
  (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Section 48-23-201 or Section 48-23-203. [Acts 1986, ch. 887, Section 13.25.]





                              Appendix C - Page 4

  48-23-207. FAILURE TO TAKE ACTION.--(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
  (b) If after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under Section 48-23-203 and repeat the payment demand procedure. [Acts 1986, ch. 887, Section 13.26.]

  48-23-208. AFTER-ACQUIRED SHARES.--(a) A corporation may elect to withhold payment required by Section 48-23-206 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.
  (b) To the extent the corporation elects to withhold payment under subsection
(a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section 48-23-209. [Acts 1986, ch. 887, Section 13.27.]

  48-23-209. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 48-23-206), or reject the corporation's offer under Section 48-23-208 and demand payment of the fair value of his shares and interest due, if:
  (1) The dissenter believes that the amount paid under Section 48-23-206 or offered under Section 48-23-208 is less than the fair value of his shares or that the interest due is incorrectly calculated;
  (2) The corporation fails to make payment under Section  48-23-206 within two
(2) months after the date set for demanding payment; or
  (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.
  (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for his shares. [Acts 1986, ch. 887, Section 13.28.]
                      PART 3--JUDICIAL APPRAISAL OF SHARES

  48-23-201. COURT ACTION.--(a) If a demand for payment under Section 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.





                              Appendix C - Page 5

  (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
  (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
  (e) Each dissenter made a party to the proceeding is entitled to judgment:
  (1) For the amount, if any, by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by the corporation; or
  (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 48-23-208. [Acts 1986, ch. 887, Section 13.30.]

  48-23-302. COURT COSTS AND COUNSEL FEES.--(a) The court in an appraisal proceeding commenced under Section 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 48-23-209.
  (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the courts find equitable:
  (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Section Section 48-23-201--48-23-209; or
  (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
  (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited. [Acts 1986, ch. 887, 13.31.]





                              Appendix C - Page 6

PROXY

                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.

                                                             No. of Shares _____
                      111 WEST SIDE SQUARE (P.O. BOX 500)
                          SHELBYVILLE, TENNESSEE 37160

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints D. B. Nelson, Jr. and John T. Bobo or either of them acting alone as proxies, each with the power to appoint such person's substitute, and hereby authorizes them to vote, as designated below, all shares of common stock of First National Bancorp of Shelbyville, Inc. held of record by the undersigned on January 19, 1994, at the Special Meeting of Shareholders to be held on February 18, 1994 or at any adjournments or postponements thereof.

1. APPROVAL OF AGREEMENT AND PLAN OF REORGANIZATION BY AND BETWEEN UNION PLANTERS CORPORATION, FNB ACQUISITION COMPANY, INC., FIRST NATIONAL BANCORP OF SHELBYVILLE, INC., AND FIRST NATIONAL BANK OF SHELBYVILLE DATED AS OF SEPTEMBER 21, 1993, ALONG WITH THE PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A.

FOR APPROVAL OF REORGANIZATION AGREEMENT AND THE            _____
PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A

AGAINST APPROVAL OF REORGANIZATION AGREEMENT AND            _____
THE PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                           (Continued on other side)

                          (Continued from other side)

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR approval of the Reorganization Agreement and the Plan of Merger.

                                   Dated: __________________________ , 1994
                                   Signature  _____________________________
                                   Signature  _____________________________
                                                  (if held jointly)

                                   Please sign exactly as name appears to
                                   left.  When shares are held by
                                   joint tenants, both must sign.  When
                                   signing as attorney, executor,
                                   administrator, trustee or guardian,
                                   please give full title as such.  If a
                                   corporation, please sign full corporate
                                   name by President or other
                                   authorized officer.  If a partnership,
                                   please sign in partnership name by
                                   authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20    .   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Charter of the Registrant provides as follows:

TWELFTH:  INDEMNIFICATION OF CERTAIN PERSONS:

           To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

     Article V, INDEMNIFICATION, of the Registrant's Bylaws provides as follows:

           The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

     Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

     A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders.

ITEM 21.   EXHIBITS.

EXHIBIT
NUMBER                    DESCRIPTION


       2     -- Agreement and Plan of Reorganization, dated September
                21, 1993, by and between Union Planters Corporation, FNB Acquisition Company, Inc., First National Bancorp of Shelbyville, Inc. and First National Bank of Shelbyville, along with the Plan of Merger annexed thereto as Exhibit A (included as Appendix B to the Prospectus)

       5     -- Opinion of Gary A. Simanson, Associate General
                Counsel to Union Planters Corporation, regarding legality of Common Stock, $5.00 par value per share, of Union Planters Corporation

       23(a) -- Consent of Gary A. Simanson, Esq. (included in Exhibit 5)

       23(b) -- Consent of Price Waterhouse

       23(c) -- Consent of Horne CPA Group

       23(d) -- Consent of Williams and Jerrolds, P.C.

       23(e) -- Consent of Heathcott and Mullaly

       23(f) -- Consent of KPMG Peat Marwick

       23(g) -- Consent of Baird, Kurtz & Dobson

       23(h) -- Consent of Coopers & Lybrand

       23(i) -- Consent of Deloitte & Touche

       23(j) -- Consent of Winnett Associates

       23(k) -- Consent of KPMG Peat Marwick

       23(l) -- Consent of Frost & Company

       24    -- Power   of Attorney (included in signature pages)

ITEM 22.         UNDERTAKINGS.

       The undersigned Registrant hereby undertakes:

                 (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of a registration in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (3) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by its is public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                 (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on the 12th day of January 1994.


DATE: January 12, 1994

                           UNION PLANTERS CORPORATION

                                        By:  /s/     Benjamin W. Rawlins, Jr.
                                                     Benjamin W. Rawlins, Jr.
                                                     Chairman of the Board

        We, the undersigned directors and officers of Union Planters Corporation do hereby constitute and appoint James F. Springfield and M. Kirk Walters, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

NAME                                               CAPACITY                                   DATE
- --------------------------------------------------------------------------------------------------
/s/    Benjamin W. Rawlins, Jr.
       Benjamin W. Rawlins, Jr.                    Chairman of the Board, Chief
                                                   Executive Officer, Director
                                                   (Principal Executive Officer)              January 12, 1994

/s/    John W. Parker
       John W. Parker                              Executive Vice President and
                                                   Chief Financial Officer
                                                   (Principal Financial Officer)              January 12, 1994

/s/    M. Kirk Walters
       M. Kirk Walters                             Senior Vice President,
                                                   Treasurer and
                                                   Chief Accounting Officer                   January 12, 1994

/s/  Albert M. Austin
     Albert M. Austin                              Director                                   January 12, 1994

     Marvin E. Bruce                               Director                                    January _, 1994

     George W. Bryan                               Director                                    January _, 1994

/s/  Robert B. Colbert, Jr.
     Robert B. Colbert, Jr.                        Director                                   January 12, 1994



NAME                                               CAPACITY                                   DATE
- --------------------------------------------------------------------------------------------------
     Hanford F. Farrell, Jr.                       Director                                    January _, 1994

/s/  C. J. Lowrance, III
     C. J. Lowrance, III                           Director                                   January 12, 1994

     R. Brad Martin                                Director                                    January _, 1994

/s/  Jackson W. Moore
     Jackson W. Moore                              President and Director                     January 12, 1994

/s/  Stanley D. Overton
     Stanley D. Overton                            Director                                   January 12, 1994

/s/  C. Penn Owen, Jr.
     C. Penn Owen, Jr.                             Director                                   January 12, 1994

/s/  V. Lane Rawlins
     V. Lane Rawlins                               Director                                   January 12, 1994

/s/  J. Armistead Smith
     J. Armistead Smith                            Vice Chairman and Director                 January 12, 1994

/s/  Leslie M. Stratton, III
     Leslie M. Stratton, III                       Director                                   January 12, 1994

     Mike P. Sturdivant                            Director                                    January _, 1994

/s/  Richard A. Trippeer, Jr.
     Richard A. Trippeer, Jr.                      Director                                   January 12, 1994



